As filed with the Securities and Exchange Commission on January 16, 2004

Registration No. 333-110605

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 2 to Registration Statement on

FORM S-1
REGISTRATION STATEMENT
Under the Securities Act of 1933

ReGen Biologics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	23-2476415
(State or Other Jurisdiction of	(Primary Standard Industrial Classification	(I.R.S. Employer
Incorporation or Organization)	Code Number)	Identification Number)

509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
(201) 651 - 5140
(Address, Including Zip Code, and Telephone Number, Including Area
Code, of Registrant’s Principal Executive Offices)

Gerald E. Bisbee, Jr., Ph.D.
CHAIRMAN AND CHIEF EXECUTIVE OFFICER
ReGen Biologics, Inc.
509 Commerce Street
East Wing
Franklin Lakes, NJ 07417
(201) 651-5140
(Name, Address Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

Copies to:
Andrew M. Tucker, Esq.
Shaw Pittman LLP
1650 Tysons Boulevard
McLean, Virginia 22102
(703) 770-7900

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [  ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated January 16, 2004

PROSPECTUS

33,953,717 Shares

[LOGO]

REGEN BIOLOGICS, INC.

Common Stock

     The selling stockholders listed beginning on page 46 are offering up to 33,953,717 shares of ReGen Biologics, Inc. common stock. ReGen Biologics, Inc. will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

     Our common stock is listed on the OTC Bulletin Board under the trading symbol “RGBI”. On January 9, 2004, the last reported sale price of our common stock was $1.02 per share.

     The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” beginning on page 53 for more information about how the selling stockholders may sell their shares of common stock. ReGen Biologics, Inc. will not be paying any underwriting discounts or commissions in this offering.

     Please read this prospectus carefully before you invest.

     Investing in ReGen Biologics, Inc. securities involves risks. See “Risk Factors” beginning on page 8.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January       , 2004.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION	3
PROSPECTUS SUMMARY	4
RISK FACTORS	8
USE OF PROCEEDS	14
DIVIDEND POLICY AND MARKET INFORMATION	14
SELECTED CONSOLIDATED FINANCIAL DATA	15
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	17
BUSINESS	25
MANAGEMENT	37
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	42
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
SELLING STOCKHOLDERS	46
DESCRIPTION OF CAPITAL STOCK	49
PLAN OF DISTRIBUTION	53
LEGAL MATTERS	53
EXPERTS	53
WHERE YOU CAN FIND MORE INFORMATION	53
INDEX TO FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities. Our business, financial condition, results of operations and prospects may have changed since that date.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     We caution you that certain statements contained in this prospectus, or which are otherwise made by us or on our behalf are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believe,” “plan,” “anticipate,” “estimate,” “expect,” “intend,” “seek” or similar expressions. In addition, any statements concerning future financial performance, ongoing business strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors and the industry in which we do business, among other things. These statements are not guaranties of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

     Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Important factors that could cause actual results to differ materially include, but are not limited to, our ability to complete the CMI clinical trial and obtain FDA approval, our ability to obtain additional financing, the ability of our distribution partners to effectively market and sell our products, our ability to procure product components and effectively produce products for resale, our ability to control production quantities and inventory in order to avoid unanticipated costs such as outdated inventory, the timely collection of our accounts receivable, our ability to attract and retain key employees, our ability to timely develop new products and enhance existing products, the occurrence of certain operating hazards and uninsured risks, our ability to protect proprietary information and to obtain necessary licenses on commercially reasonable terms, the impact of governmental regulations, changes in technology, marketing risks, other unforeseen events that may impact our business and our ability to adapt to economic, political and regulatory conditions affecting the healthcare industry.

PROSPECTUS SUMMARY

     This summary highlights some information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” before deciding to invest in our common stock. We are an orthopedic products company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regrowth of damaged human tissue. Our principal executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and our telephone number is (201) 651-5140. Our website address is www.regenbio.com. The information contained in our website is not a part of this prospectus.

Our Company

     We are a leading orthopedic products company that develops and manufacturers tissue repair products for unmet markets in both the U.S. and globally.

     Our flagship product, the Collagen Meniscus Implant, or CMI, is an implant for the meniscus of the human knee. A damaged meniscus is frequently repaired by an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury. Implantation of the CMI represents the only procedure with the potential to re-grow much of the tissue otherwise lost in partial meniscectomy procedures, allowing a return to a more active lifestyle. In November 2002, we completed enrollment and surgeries in a large-scale clinical trial of the CMI, the results of which will comprise our Pre-Market Approval Application, or PMA. The CMI is currently approved for sale in Europe, Australia, Chile, and is expected to be selectively available in Canada during 2004. The CMI is distributed outside the U.S. under an exclusive distribution agreement by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE:ZMH) (“Zimmer”).

     We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec Corporation, a subsidiary of ConMed (NASDAQ: CNMD).

Our Business Strategy

     Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Finding a suitable partner to market the CMI in the U.S.;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select product opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Our Core Technology

     We have developed a proprietary biologically active porous bovine type I collagen scaffold material and various tissue matrix engineering processes as the basis of our tissue re-growth product offerings. We fabricate the material into unique structures to guide tissue regeneration in a given anatomic site. The products, material, and processes are protected by 20 U.S., 72 international, and 12 pending patents. The use of this collagen scaffold technology has been proven to support new tissue generation in the meniscus. Work on various animal models indicates that the technology has broad ranging applications in a number of anatomic locations including the articular cartilage, spine, ligament, shoulder and hand.

Approved Products

     The first application of our technology is an implant for the medial meniscus of the knee. The CMI facilitates growth of meniscus-like tissue after implantation in those patients with meniscus loss. The initial target market for the CMI is primarily those patients who would receive a partial medial meniscectomy procedure. Based on industry data, we estimate that in 2002 there were 783,000 partial meniscectomy procedures in the U.S.

     The CMI is currently approved for sale in Europe, Australia, Chile, and is expected to be selectively available in Canada during 2004. The product is being distributed by Centerpulse under a distribution agreement that allows Centerpulse to exclusively distribute the CMI outside of the U.S. as long as certain minimum sales are realized. In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer Holdings, Inc. announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares.

     As we develop our primary products, we may see an opportunity to develop a supplemental or facilitating product. An example of such a product is the SharpShooter, which is an arthroscopic suturing device used in the CMI procedure, as well as other meniscus repair procedures which are similar in surgical technique to the CMI procedure. The SharpShooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile, and Japan. The SharpShooter is distributed by Linvatec Corporation, an industry leader in the arthroscopy marketplace, under a worldwide distribution agreement which remains exclusive as long as certain minimum sales are realized.

Recent Developments

     On September 23 and September 30, 2003 the Company completed the private placement of 17,112,702 and 5,133,451 respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”). At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock. Both the Series C Stock and the Series A redeemable convertible preferred stock (the “Series A Stock”) are subject to the Registration Rights Agreements entered into as of September 23 and September 30, 2003 whereby the holders of such shares have the right to require the Company to register shares of the Company’s common stock issuable upon conversion of their preferred shares. ReGen received such a notice from certain holders of such shares requesting that the Company register such shares pursuant to the terms of the Registration Rights Agreements. The Company notified all the holders of the Series A Stock and the Series C Stock of their right to include their shares of common stock issuable upon conversion of their preferred stock in this registration statement. Those parties who have indicated to the Company that they wish to be included are listed in this prospectus. See “Selling Stockholders” beginning on page 46. In order to sell their shares of common stock pursuant to this registration statement, the selling stockholders must first convert their Series A Stock and/or Series C Stock into shares of the Company’s common stock. After registration and conversion, assuming all shares being registered pursuant to this registration statement are converted to common stock, there will be 63,254,503 shares of common stock outstanding, 3,122,143 shares of Series A Stock outstanding and 468,644 shares of Series C Stock outstanding.

     The Company’s executive offices are located at 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417 and the telephone number is (201) 651-5140. The shares of the Company’s Common Stock, par value $0.01 per share trade on the OTC Bulletin Board under the symbol “RGBI.” The Company’s website is www.regenbio.com.

The Offering

Common stock to be offered by selling stockholders	33,953,717

Common stock outstanding as of December 31, 2003	29,300,786

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock covered by this Prospectus.

Risk Factors	See “Risk Factors” beginning on page 8 and the information included in this Prospectus for a discussion of factors, you should consider carefully before deciding to invest in shares of our common stock.

OTC Bulletin Board symbol	RGBI

SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000 and our consolidated balance sheets as of December 31, 2002 and 2001 have been derived from audited consolidated financial statements included as part of this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited financial statements not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2003 and 2002 and the consolidated balance sheet data as of September 30, 2003 have been derived from unaudited condensed consolidated financial statements included as part of this prospectus. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form S-1. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio. See “Business.”

	Nine Months
	Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(Unaudited)
	(In thousands, except per share data)
Statement of Operations Data:
Revenue:	$280	$735	$781	$490	$972	$10	$—
Expenses:
Cost of goods sold	348	988	1,039	700	843	—	—
Research and development	1863	1,769	2,222	2,125	2,712	3,898	2,533
Business development, general and administrative	1,749	1,499	2,147	1,592	1,573	1,381	1,327
Compensation expense associated with stock options and warrants	36	3,300	3,300	1,209	1,220	189	—

Total expenses	3,996	7,556	8,708	5,626	6,348	5,468	3,860

Operating loss	(3,716)	(6,821)	(7,927)	(5,136)	(5,376)	(5,458)	(3,860)
Merger cost	—	(515)	(515)	—	—	—	—
Interest and other income	8	10	66	12	18	88	156
Rental income	81	179	195	148	73	—	—
Interest expense	(92)	(1,732)	(1,770)	(354)	(244)	(88)	(111)
License fees	—	—		1,000	300

Net loss	$(3.719)	$(8.879)	$(9,951)	$(4,330)	$(5,229)	$(5,458)	$(3,815)

Basic and diluted net loss per share	$(0.13)	$(0.52)	$(0.56)	$(0.25)	$(0.31)	$(0.32)	$(0.22)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	29,071	17,045	17,671	17,045	17,045	17,045	17,045

	September 30,	December 31,

	2003	2002	2001	2000	1999	1998

	(Unaudited)
		(In thousands)
Balance Sheet Data:
Cash and short-term investments	$9,484	$3,474	$320	$721	$547	$699
Working capital	9,202	3,249	230	672	(75)	(25)
Total assets	10,226	4,226	1,181	1,703	1,771	1,856
Total debt including accrued interest	6,828	6,740	8,336	5,945	1,827	753
Series A redeemable convertible preferred stock	6,855	6,855	—	—	—	—
Series C redeemable convertible preferred stock	8,425	—	—	—	—	—
Total stockholders’ equity (deficit)	$(12,833)	$(10,216)	$(7,741)	$(4,623)	$(615)	$666

RISK FACTORS

     Our business faces significant risks. The risks and uncertainties described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. Any of the risks described below could significantly and aversely affect our business, prospects, financial condition or results of operations. You should carefully consider and evaluate the risks and uncertainties listed below, as well as the other information set forth in this prospectus.

Product introductions or modifications may be delayed or canceled as a result of the FDA regulatory process, which could cause our sales to decline.

     The medical devices we manufacture and market are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, or product seizures. In the most egregious cases, criminal sanctions or closure of our manufacturing facility are possible. The process of obtaining regulatory approvals to market a medical device, particularly from the FDA, can be costly and time-consuming, and there can be no assurance that such approvals will be granted on a timely basis, if at all. In particular, the CMI has not yet been approved by the FDA and there is no guarantee that such approval will be obtained. Should the FDA approve the CMI for sale in the U.S., sales will not occur until, at the earliest, late 2005.

     The regulatory process may delay the marketing of new products for lengthy periods and impose substantial additional costs or it may prevent the introduction of new products altogether. In particular, the FDA permits commercial distribution of a new medical device only after it has met the established regulatory compliance guidelines. The FDA will clear marketing of a medical device through the 510k process if it is demonstrated that the new product is substantially equivalent to other 510k-cleared products. The PMA approval process is more costly, lengthy and uncertain than the 510k pre-market notification process. There can be no assurance that any new products we develop will be subject to the shorter 510k clearance process and therefore significant delays in the introduction of any new products that we develop may occur. If we choose to go through the PMA approval process, there will be significant costs and delays in the introduction of our new products, if they are approved at all.

     Moreover, foreign governmental authorities have become increasingly stringent and we may be subject to more rigorous regulation by foreign governmental authorities in the future. Any inability or failure of our foreign independent distributors to comply with the varying regulations or the imposition of new regulations could restrict such distributors’ ability to sell our products internationally and thereby adversely affect our business. All products and manufacturing facilities are subject to continual review and periodic inspection by regulatory agencies. The discovery of previously unknown problems with our company or our products or facilities may result in product labeling restrictions, recall, or withdrawal of the products from the market. In addition, the FDA actively enforces regulations prohibiting the promotion of medical devices for unapproved indications. If the FDA determines that we have marketed our products for off-label use, we could be subject to fines, injunctions or other penalties.

Sales of our products are largely dependent upon third party reimbursement and our performance may be harmed by health care cost containment initiatives.

     In the U.S. and other markets, health care providers, such as hospitals and physicians, that purchase health care products, such as our products, generally rely on third party payers, including Medicare, Medicaid and other health insurance and managed care plans, to reimburse all or part of the cost of the health care product. Reimbursement by third party payers may depend on a number of factors, including the payer’s determination that the use of our products is clinically useful and cost-effective, medically necessary and not experimental or investigational. Also, third party payers are increasingly challenging the prices charged for medical products and services. Since reimbursement approval is required from each payer individually, seeking such approvals can be a time consuming and costly process which, in the future, could require us or our marketing partners to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to each payer separately. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly attempting to contain the costs of health care products and services by limiting both coverage and the level of reimbursement for new therapeutic products and by refusing, in some cases, to provide coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval. There can be no assurance that third party reimbursement coverage will be available or adequate for any products or services developed by us.

We may be subject to product liability claims and our limited product liability insurance may not be sufficient to cover the claims, or we may be required to recall our products.

     We manufacture medical devices that are used on patients in surgical procedures and we may be subject to product liability claims. During 2002, we instituted a recall of certain components of the SharpShooter that were later identified to have the potential to become non-sterile. There is no guarantee that we will not be subject to other product recalls in the future. The medical device industry has been historically litigious and we face an inherent business risk of financial exposure to product liability claims. Since our products are often implanted in the human body, manufacturing errors, design defects or packaging defects could result in injury or death to the patient, and could result in a recall of our products and substantial monetary damages. Any product liability claim brought against us, with or without merit, could result in diversion of our resources, an increase to our product liability insurance premiums and/or our inability to secure coverage in the future. We would also have to pay any amount awarded by a court in excess of our policy limits. In addition, any recall of our products, whether initiated by us or by a regulatory agency, may result in adverse publicity for us that could have a material adverse effect on our business, financial condition and results of operations. Our product liability insurance policies have various exclusions, and we may be subject to a product liability claim or recall for which we have no insurance coverage, in which case we may have to pay the entire amount of the award or costs of the recall. Finally, product liability insurance is expensive and may not be available in the future on acceptable terms, or at all.

Negative publicity or medical research regarding the health effects of the types of products used in the CMI could affect us.

     In late December 2003 the U.S. Department of Agriculture (the “USDA”) announced a diagnosis of bovine spongiform encephalopathy (“BSE” or “mad cow disease”) in an adult cow from Washington State. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The USDA has indicated that human transmission of BSE is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, ReGen obtains its supply of bovine tissue from the Achilles tendon of U.S. cows that are 24 months or younger in age, and sources the tendon material from a third-party supplier. However, we are still subject to risk resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results nor have we received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval which could have a material and adverse affect on our financial results.

We are a development stage company and have no significant operating history with which investors can evaluate our business and prospects.

     We are a development stage company and have no significant operating history and are operating in a new, specialized and highly competitive field. Our ability to successfully provide the guidance and management needed to continue, and grow the business on an ongoing basis has not yet been established and cannot be assured. Our business is subject to all of the risks inherent in our business, including, but not limited to potential delays in the development of products, the need for regulatory approvals of certain of its products and devices, uncertainties of the healthcare marketplace and reimbursement levels of insurers and similar governmental programs, unanticipated costs and other uncertain market conditions.

To be commercially successful, we will have to convince physicians that using our products to repair damaged menisci is an effective alternative to existing therapies and treatments.

     We believe that physicians will not widely adopt our products unless they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of the CMI, the Sharpshooter or any future products provides an effective alternative to conventional means of treating a damaged meniscus or other injury. To date, we have completed only limited clinical studies of the CMI and the Sharpshooter. Clinical experience may not indicate that treatment with our products provides patients with sustained benefits. In addition, we believe that continued recommendations and support for the use of the CMI and the Sharpshooter by influential physicians are essential for widespread market acceptance of these products. If our products do not continue to receive support from these physicians or from long-term data, surgeons may not use, and the facilities may not purchase, our products. Moreover, our competitors may develop and successfully commercialize medical devices that directly or indirectly accomplish what our products are designed to accomplish in a superior and less expensive manner. If our competitors’ products prove to be more successful than ours, our products could be rendered obsolete. As a result, we may not be able to produce sufficient sales to obtain or maintain profitability.

We are dependent on a few products.

     We anticipate that most of our revenue growth in the future, if any, will come from our tissue re-growth technology products including the Collagen Meniscus Implant, or CMI, and other supporting products, including the SharpShooter. There can be no assurance that we will be successful in increasing sales of our current product offering. Additionally, there can be no assurance that our efforts to develop new products, including enhancements to our existing products, will be successful. If our development efforts are successful, there can be no assurance that we will be successful in marketing and selling our new products.

We will need to obtain financing in the future, which may be difficult.

     In the future, we will need to raise additional funds through equity or debt financing, collaborative relationships or otherwise. Our future capital requirements depend upon many factors, including:

•	Our ability to increase revenues, which primarily relies upon the ability of our distribution partners to increase sales of our products;

•	Our ability to complete the CMI clinical trial and obtain FDA approval;

•	Our ability to effectively produce our products, and to adequately control the cost of production;

•	The extent to which we allocate resources toward development of our existing or new products;

•	The timing of, and extent to which, we are faced with, unanticipated marketing or medical challenges or competitive pressures;

•	Our ability to successfully transfer liability for or restructure long-term facility leases for facilities that exceed our present capacity needs;

•	The amount and timing of leasehold improvements and capital equipment purchases; and

•	The response of competitors to our products.

     Moreover, because of our potential long-term capital requirements, we may access the public or private equity markets whenever conditions appear to us to be favorable, even if we do not have an immediate need for additional capital at that time. There can be no assurance that any such additional funding will be available when needed or on terms favorable to us, if at all.

We may face challenges to our patents and proprietary rights.

     Our ability to develop and maintain proprietary aspects of our business is critical for our future success. We rely on a combination of confidentiality protections, contractual requirements, trade secret protections, patents, trademarks and copyrights to protect our proprietary intellectual property. Our patent positions and those of other medical device companies are uncertain and involve complex and evolving legal and factual questions. There can be no assurance that pending patent applications will result in issued patents, that patents issued to or licensed by us will not be challenged or circumvented by competitors or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with any competitive advantage. Any future litigation, regardless of the outcome, could result in substantial expense and significant diversion of the efforts of our technical and management personnel.

     While we attempt to ensure that our products do not infringe other parties’ patents and proprietary rights, our competitors may assert that our products or the methods they employ may be covered by patents held by them. Furthermore, third parties could obtain patents that may require licensing for the conduct of our business, and there can be no assurance that the required licenses would be available. We also rely on nondisclosure agreements with certain employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. Litigation may be necessary to enforce our patents and license agreements, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. An adverse determination in any such proceeding could subject us to significant liabilities to third parties, or require us to seek licenses from third parties or pay royalties that may be substantial. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products which in turn would have a material adverse effect on our business, financial condition and results of operations.

We are dependent on our suppliers and the loss of any of these suppliers could adversely affect our business.

     We rely upon our vendors for the supply of raw materials and product components used in the manufacture of our CMI and Sharpshooter products. Furthermore, in several cases we rely on a single vendor to supply critical materials or components. In the event that we are unable to obtain components for any of our products, or obtain such components on commercially reasonable terms, we may not be able to manufacture or distribute our products on a timely and competitive basis, or at all. Any delays in product availability or costs incurred in locating alternative suppliers could have a material adverse effect on our operations.

Our reliance on third parties to distribute our products may increase our operating costs and reduce our operating margins.

     We rely on third parties to distribute our products. The inability or lack of desire of any of these third parties to deliver or perform for us in a timely or cost-effective manner could cause our operating costs to rise and our margins to fall. We are subject to the risk that outside factors may prevent such third parties from meeting our distribution needs. In March 2003 the Boards of Smith & Nephew PLC and Centerpulse announced an agreement to combine their businesses, and in April 2003 Smith & Nephew made a formal offer to acquire Centerpulse. In May 2003, Zimmer pre-announced an unsolicited offer, and in June 2003 Zimmer published a formal offer to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares. These distributors have in the past, and may in the future, fail to effectively distribute our products. We do not have a distributor for the CMI in the U.S. and there is no guarantee that we will be able to find a suitable third party to effectively distribute the CMI in the U.S. If we are unable to obtain a satisfactory distributor, we may distribute the CMI ourselves, which would force us to invest in sales and marketing personnel and related costs. Failure to distribute products to our customers in a timely and cost effective manner would cause our operating costs to increase and our margins to fall.

Disruption of our manufacturing could adversely affect our business, financial condition and results of operations.

     Our results of operations are dependent upon the continued operation of our manufacturing facility in Redwood City, California. The operation of biomedical manufacturing plants involves many risks, including the risks of breakdown, failure or substandard performance of equipment, the occurrence of natural and other disasters, and the need to comply with the requirements of directives of government agencies, including the FDA. The occurrence of material operational problems could have a material adverse effect on our business, financial condition, and results of operations during the period of such operational difficulties.

Our success depends upon our ability to recruit and retain key personnel.

     Our success depends, in part, upon our ability to attract and retain qualified operating personnel. Competition for skilled personnel in the areas of research and development, manufacturing, marketing and other areas is highly competitive. In addition, we believe that our success will depend on the continued employment of our Chairman, President and CEO, Dr. Gerald Bisbee with whom we have entered into an employment agreement, and our Senior Vice President, Clinical and Regulatory Affairs, John Dichiara with whom we have no formal employment agreement. To the extent we are unable to recruit or retain qualified personnel, our business may be adversely affected.

Our business could be materially adversely impacted by risks inherent in international markets.

     In 2002 and the nine months ended September 30, 2003, approximately 73% and 74%, respectively, of our sales were generated outside the U.S. We expect that such sales will continue to account for a significant portion of our revenue in the future, at least until we are able to market the CMI (or other new products) in the U.S. Our international sales subject us to other inherent risks related to changes in the economic, political, legal and business environments in the foreign countries in which we do business, including the following:

•	Fluctuations in currency exchange rates;

•	Regulatory, product approval and reimbursement requirements;

•	Tariffs and other trade barriers;

•	Greater difficulty in accounts receivable collection and longer collection periods;

•	Difficulties and costs of managing foreign distributors;

•	Reduced protection for intellectual property rights in some countries;

•	Burdens of complying with a wide variety of foreign laws;

•	The impact of recessions in economies outside the U.S.; and

•	Political and economic instability.

     If we fail to successfully market and sell our products in international markets, our business, financial condition, results of operations, and cash flows could be materially and adversely affected.

Future acquisitions could adversely affect our operations or financial results.

     From time to time, we consider the acquisition of technology product lines or businesses to supplement our current product offering. Any such future acquisitions involve risks such as the following:

•	We may be exposed to unknown liabilities of acquired companies;

•	Our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

•	We may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, disrupting our business and diverting management’s time and attention; and

•	Our relationships with key customers of acquired businesses may be impaired, due to changes in management and ownership of the acquired businesses.

The lack of an independent audit committee may affect our ability to be listed on a national securities exchange or quotation system.

     We are not subject to the listing requirements of any national securities exchange or quotation system. Currently, only one member of our audit committee meets the definition of an “independent” director as defined by the Sarbanes-Oxley Act of 2002 or as defined by the NYSE or Nasdaq corporate governance standards. There is no guarantee that we will be able to appoint directors that will satisfy these requirements. If we are unable to appoint independent directors to the audit committee we will be precluded from listing any of our capital stock on a national securities exchange or quotation system.

Unanticipated fluctuations in quarterly operating results could affect our stock price.

     Our quarterly revenues and operating results have varied significantly in the past and are likely to vary from quarter to quarter in the future. Quarterly revenues and operating results may fluctuate as a result of a variety of factors, including the ability of our distribution partners to market and sell our products, variable customer demand for our products and services, our investments in research and development or other corporate resources, our ability to effectively and consistently manufacture our products and avoid costs associated with the recall of defective or potentially defective products, the ability of our vendors to effectively and timely deliver necessary materials and product components, acquisitions of other companies or assets, the timing of new product introductions, changes in distribution channels, sales and marketing promotional activities and trade shows and general economic conditions. Further, due to the relatively fixed nature of most of our costs, which primarily include personnel costs as well as facilities costs, any unanticipated shortfall in revenue in any fiscal quarter would have an adverse effect on our results of operations in that quarter. Accordingly, our operating results for any particular quarterly period may not necessarily be indicative of results for future periods and should not be relied upon as an indication of its future performance. These fluctuations could cause the trading price of our stock to be negatively affected. Our quarterly operating results have varied substantially in the past and may vary substantially in the future. In addition, the stock market has been very volatile, particularly on the OTC Bulletin Board, where our stock is quoted. This volatility is often not related to the operating performance of companies listed thereon and will probably continue in the foreseeable future.

Ownership of our stock is concentrated and this small group of stockholders may exercise substantial control over our actions.

     Based on shares outstanding as of December 31, 2003, the following entities own five percent or more of the outstanding common stock on an as converted basis: Sanderling Ventures owns approximately 30.5%; Centerpulse USA Holding Co. owns approximately 7.9% and L-R Global Partners LP and L-R Partners Global Fund LTD own approximately 5.0% and 1.7% respectively. These stockholders, if acting together, have the ability to exert substantial influence over the outcome of corporate actions requiring stockholder approval. This concentration of ownership may also have the effect of delaying or preventing a change in our control. Additionally, the holders of approximately 41.9% of our outstanding common stock on an as converted basis are parties to a stockholders agreement by which these stockholders agreed to vote their shares in favor of certain matters.

A substantial number of shares of our common stock are eligible for sale in the near future, which could cause our common stock price to decline significantly.

     All of the shares of common stock issued in connection with the merger of Aros Corporation and ReGen Biologics became eligible for sale pursuant to Rule 144 on June 21, 2003. If our stockholders sell, or the market perceives that our stockholders intend to sell, substantial amounts of our common stock in the public market, the market price of our common stock could decline significantly. These sales may also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As restrictions on resale end and as certain shares of preferred stock are converted to common stock and sold pursuant to this prospectus, the market price of our common stock could drop significantly if the holders of such shares sell them or are perceived by the market as intending to sell them.

We have established several anti-takeover measures which could delay or prevent a change of our control.

     Under the terms of our amended and restated certificate of incorporation, the board of directors will be authorized, without any need for action by our stockholders, but subject to any limitations prescribed by law, to issue shares of our preferred stock in one or more series. Each series may consist of such number of shares and have the rights, preferences, privileges and restrictions, such as dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the right to increase or decrease the number of shares of any series, as the board of directors shall determine. The board of directors may issue preferred stock with voting or conversion rights that may have the effect of delaying, deferring or preventing a change in control of our company and that could adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. Additionally, our board of directors adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of our common stock. Each right, when exercisable, entitles the registered holder to purchase securities at a specified purchase price, subject to adjustment. The rights plan may have the anti-takeover effect of causing substantial dilution to the person or group that attempts to acquire our company on terms not approved by the board of directors. The existence of the rights plan could limit the price that certain investors might be willing to pay in the future for shares of our capital stock and could delay, defer or prevent a merger or acquisition of our company that stockholders may consider favorable.

USE OF PROCEEDS

     The proceeds from the sale of common stock offered pursuant to this prospectus are solely for the accounts of selling stockholders. We will not receive any proceeds from the sale of the shares of common stock.

DIVIDEND POLICY AND MARKET INFORMATION

     The Company has never paid or declared any cash dividends and does not anticipate paying cash dividends on its common stock in the foreseeable future. The amount and timing of any future dividends will depend on the future business direction of the Company, general business conditions encountered by the Company, as well as the financial condition, earnings and capital requirements of the Company and such other factors as the Company’s Board of Directors may deem relevant.

     Until February 12, 2001, the Company’s common stock was traded on the Nasdaq SmallCap Market under the symbol AMSI. On February 13, 2001, the Company’s common stock began trading on the OTC Bulletin Board under the symbol AMSI. On July 3, 2001, the ticker was changed to AROS and then on November 20, 2002 the ticker was changed to RGBI. The following table sets forth, for the periods indicated, the range of high and low sale prices for the common stock as reported by the OTC Bulletin Board. On January 9, 2004, the last reported sale price of our common stock was $1.02 per share.

	High	Low

Year Ended December 31, 2004
First Quarter (through January 9, 2004)	$1.02	$0.90
Year Ended December 31, 2003
First Quarter	$0.64	$0.41
Second Quarter	0.54	0.42
Third Quarter	0.74	0.43
Fourth Quarter	1.25	0.57
Year Ended December 31, 2002
First Quarter	$0.14	$0.04
Second Quarter*	0.31	0.06
Third Quarter	0.44	0.19
Fourth Quarter	0.58	0.17
Year Ended December 31, 2001
First Quarter	$0.53	$0.14
Second Quarter	0.35	0.14
Third Quarter	0.34	0.06
Fourth Quarter	0.15	0.06

(*) stock prices begin to reflect the reverse merger that occurred on June 21, 2002

     As of December 31, 2003, the Company had 159 holders of record of its common stock. After registration and conversion, assuming all shares being registered pursuant to this registration statement have been converted to common stock, there will be 63,254,503 shares of common stock outstanding, 3,122,143 shares of Series A Stock outstanding and 468,644 shares of Series C Stock outstanding. All of the shares of common stock issuable upon conversion of the Series A Stock may be sold pursuant to Rule 144 of the Securities Act and the shares of common stock issuable upon conversion of the Series C Stock will be eligible for resale under Rule 144 not later than September 30, 2004.

SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data set forth below with respect to our consolidated statements of operations for the years ended December 31, 2002, 2001 and 2000 and our consolidated balance sheets as of December 31, 2002 and 2001 have been derived from audited consolidated financial statements included as part of this prospectus. The consolidated statements of operations data for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 are derived from audited financial statements not included in this prospectus. The consolidated statements of operations data for the nine months ended September 30, 2003 and 2002 and the consolidated balance sheet data as of September 30, 2003 have been derived from unaudited condensed consolidated financial statements included as part of this prospectus. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Registration Statement on Form S-1. All periods have been reclassified to account for the reverse merger and recapitalization between ReGen and RBio. See “Business.”

	Nine Months Ended
	September 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(Unaudited)
		(In thousands, except per share data)
Statement of Operations Data:
Revenue:	$280	$735	$781	$490	$972	$10	$—
Expenses:
Cost of goods sold	348	988	1,039	700	843	—	—
Research and development	1863	1,769	2,222	2,125	2,712	3,898	2,533
Business development, general and administrative	1,749	1,499	2,147	1,592	1,573	1,381	1,327
Compensation expense associated with stock options and warrants	36	3,300	3,300	1,209	1,220	189	—

Total expenses	3,996	7,556	8,708	5,626	6,348	5,468	3,860

Operating loss	(3,716)	(6,821)	(7,927)	(5,136)	(5,376)	(5,458)	(3,860)
Merger cost	—	(515)	(515)	—	—	—	—
Interest and other income	8	10	66	12	18	88	156
Rental income	81	179	195	148	73	—	—
Interest expense	92	(1,732)	(1,770)	(354)	(244)	(88)	(111)
License fees	—	—	—	1,000	300	—	—

Net loss	$(3.719)	$(8.879)	$(9,951)	$(4,330)	$(5,229)	$(5,458)	$(3,815)

Basic and diluted net loss per share	$(0.13)	$(0.52)	$(0.56)	$(0.25)	$(0.31)	$(0.32)	$(0.22)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods prior to reverse merger and recapitalization)	29,071	17,045	17,671	17,045	17,045	17,045	17,045

	September 30,	December 31,

	2003	2002	2001	2000	1999	1998

	(Unaudited)
		(In thousands)
Balance Sheet Data:
Cash and short-term investments	$9,484	$3,474	$320	$721	$547	$699
Working capital	9,202	3,249	230	672	(75)	(25)
Total assets	10,226	4,226	1,181	1,703	1,771	1,856
Total debt including accrued interest	6,828	6,740	8,336	5,945	1,827	753
Series A redeemable convertible preferred stock	6,855	6,855	—	—	—	—
Series C redeemable convertible preferred stock	8,425	—	—	—	—	—
Total stockholders’ equity (deficit)	$(12,833)	$(10,216)	$(7,741)	$(4,623)	$(615)	$666

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This section of the prospectus contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations and intentions. We use words such as “anticipate,” “believe,” “expect,” “future” and “intend” and similar expressions to identify forward-looking statements. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus.

Overview

     ReGen Biologics, Inc. (“ReGen” or the “Company”), formerly named Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001. In connection with the acquisition discussed below, as of November 12, 2002, Aros Corporation changed its name to ReGen Biologics, Inc. and began trading under the new ticker symbol RGBI, effective November 20, 2002.

     On June 21, 2002 ReGen Biologics, Inc. (“ReGen”, or the “Company”) acquired RBio, Inc. (“RBio” or the “Subsidiary”), formerly named ReGen Biologics, Inc., a privately held tissue engineering company that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. The merger included all of RBio’s business and operating activities and employees. The Company continues RBio’s business out of RBio’s current headquarters in Franklin Lakes, New Jersey. RBio’s business will comprise substantially all of the business conducted by ReGen for the foreseeable future. Accordingly, discussions of the Company’s business are, in effect, a discussion of RBio’s operations.

Critical Accounting Policies

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. ReGen believes, given current facts and circumstances, its estimates and assumptions are reasonable, adhere to accounting principles generally accepted in the United States, and are consistently applied. Actual results could differ from those estimates.

     We have identified below some of the more significant accounting policies we follow in preparing the accompanying condensed consolidated financial statements.

Revenue Recognition

     We recognize revenue in accordance with the provisions of Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, whereby revenue is not recognized until it is realized or realizable and earned. Revenue is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the seller’s price to the buyer is fixed or determinable and collection of such revenue is reasonably assured. We generally recognize revenue from product sales upon the shipment of such products to our distributors. Title of product passes to the customers F.O.B. origin.

     We receive royalties from our licensees. Royalties are generally due under the license agreements when the licensee sells the product to a third party. If determinable at the time we publish our results, royalties are recognized when the licensee has sold the product to the end user and we have fulfilled our obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

     License fees represent payments received from distributors for exclusive perpetual licenses to sell our products in various geographic areas. These fees are recognized as other income when all performance criteria in the underlying agreement have been met. Generally, license fees for existing license arrangements are not recurring.

Inventory Valuation

     Inventory is valued at the lower of cost or market. Market is based on current sales of product to existing customers reduced by an estimate of cost to dispose. 15% of our inventory is being carried at market. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage, and historical yields reduced by estimated usage for quality control testing.

     During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. Ultimately, in the fourth quarter of 2002 the Company agreed to take title of the returned product rather than issuing a credit to the customer. The Company received and included in inventory the reworked product at a net carrying amount equal to the original carrying amount of the returned inventory less a reserve representing the estimated cost to rework the product. Costs incurred and paid to rework the returned inventory were included in inventory to the extent of the original carrying amount. The Company received the termination letter from the FDA closing the recall on July 3, 2003. No additional costs are anticipated by the Company. With the exception of the returns associated with the product recall described above, the Company’s history of product returns has been insignificant.

Research and Development Costs

     Research and development costs are expensed as incurred. We will continue to incur research and development costs as we continue our product development activities and pursue regulatory approval to market our products. Research and development costs have, and will continue to include, expenses for internal development, personnel, clinical trials, regulatory compliance and filings, validation of processes, start up costs to establish commercial manufacturing capabilities and related facilities, supplies and other expenses.

Stock Based Compensation

     We have accounted for our employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No expense is recognized for options issued to employees where the exercise price is equal to or greater than the market value of the underlying security at the time of issuance. Expense is recognized in the financial statements for options issued to employees where the option price is below the fair value of the underlying security at the time of issuance, for options issued to non-employees and for options and warrants issued in connection with financing and equity transactions (collectively referred to as “Compensatory Options”).

     If ReGen had elected to recognize compensation based on the fair value of options granted to employees as prescribed by Statement of Financial Account Standards (SFAS) No. 123, net loss and net loss per share would have been $(1.2) million and $(0.04), and $(1.2) million and $(0.07) for the three months ended September 30, 2003 and 2002, respectively and $(3.8) million and $(0.13) and $(11.8) million and $(0.69) for the nine months ended September 30 2003 and 2002, respectively.

     For periods prior to the merger of the Company with RBio, expense associated with compensatory options and warrants has been measured based on management’s estimate of the fair value of the underlying security (which in turn is based on management’s estimate of the fair value of RBio.)

Income Taxes

     The Company had net operating loss carryforwards at December 31, 2002 of approximately $33.9 million and a research and development tax credit of approximately $410,000. The federal net operating loss and credit carryforwards will begin to expire in 2006, if not utilized. The state net operating loss and credit carryforwards will begin to expire in 2006, if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

Results of Operations

Nine Months Ended September 30, 2003 Compared to Nine Months Ended September 30, 2002

     Revenue. Total revenue decreased $455,000 or 62%, to approximately $280,000 for the nine months ended September 30, 2003 from approximately $735,000 for the same period in 2002.

     CMI sales decreased approximately $143,000 or 68%, to approximately $68,000 for the nine months ended September 30, 2003 from $211,000 during the nine months ended September 30, 2002. These decreases were due to decreases in the number of CMI units shipped during the respective period to Centerpulse, a unit of Zimmer (Centerpulse), ReGen’s exclusive distributor of the CMI outside of the U.S. Unit shipments of the CMI decreased by 302 units, or 68%, to 139 for the nine months ended September 30, 2003 from 441 for the same period in 2002. While shipments of the CMI, and therefore revenue to the Company have been historically inconsistent, we believe that corporate organizational matters surrounding the recent acquisition of Centerpulse have affected operating activities at Centerpulse, resulting in a decline in their orders.

     SharpShooter sales decreased by approximately $281,000 or 59%, to approximately $192,000 for the nine months ended September 30, 2003 from approximately $473,000 for the same period in 2002. These decreases were due to decreases in the number of SharpShooter product components shipped during the respective period to Linvatec Corporation (Linvatec), ReGen’s primary distributor for the SharpShooter. SharpShooter sales to Linvatec Corporation accounted for approximately 91% and 95% of total SharpShooter sales for the nine months ended September 30, 2003 and September 30, 2002, respectively.

     Royalties received from Linvatec decreased approximately $17,000 or 46%, to approximately $20,000 for the nine months ended September 30, 2003 from $37,000 during the nine months ended September 30, 2002.

     In March and April 2003, Conmed Corporation (Conmed), parent company to Linvatec announced that it had completed the acquisition of Bionx Implants, Inc. (Bionx) and that it would be integrating the sale of the Bionx products with its orthopedic subsidiary, Linvatec. As part of this integration, Conmed announced that it would be reorganizing its 90 direct orthopedic sales representatives into 18 exclusive sales agent groups that would eventually manage 230 sales professionals in the U.S. While shipments of the SharpShooter products have been historically inconsistent, we believe that these corporate and operating organizational matters have affected activities at Linvatec, resulting in a decline in their orders.

     Representatives of Linvatec have stated that they believe that sales of the SharpShooter will begin to regain momentum in the fourth quarter of 2003.

     Recent new product introductions in the area of meniscus repair instrumentation have simplified the surgical techniques compared to those employed during use of the SharpShooter product for similar procedures. We believe these new products are gaining popularity among surgeons performing meniscus repair procedures, which represents a portion of the market for the SharpShooter, and are likely contributing to the reduction in SharpShooter sales during recent quarters.

     Cost of Goods Sold. Cost of goods sold decreased by approximately $640,000 or 65%, to approximately $348,000 for the nine months ended September 30, 2003 from approximately $988,000 for the nine months ended September 30, 2002. The decreases in cost of goods sold are directly correlated to the decrease in sales. For the nine months ended September 30, 2003 and 2002, respectively, CMI costs accounted for approximately $89,000 and $318,000 and SharpShooter costs accounted for approximately $255,000 and $581,000. At September 30, 2003, 15% of our inventory is being carried at market. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for our products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for certain of our products.

     Research and Development. Research and development expenses increased by approximately $94,000 or 5%, to approximately $1.9 million for the nine months ended September 30, 2003 from approximately $1.8 million for the nine months ended September 30, 2002. These increases primarily were due to increases in the proportion of CMI units produced for testing and quality purposes versus those produced for commercial resale during the respective periods.

     Business Development, General and Administrative. Business development, general and administrative expenses increased by approximately $250,000 or 17%, to approximately $1.7 million for the nine months ended September 30, 2003, compared with $1.5 million for the nine months ended September 30, 2002. The increase in expense during the year was mainly a result of (i) approximately $158,000 in potential financing costs in the second quarter of 2003 relating to a financing that at that time was not definitive or probable in light of the current available information and (ii) an increase of approximately $90,000 in directors and officers, general liability and workers compensation insurance policies.

     Compensation Expense Associated with Stock Options and Warrants. Compensation expense associated with stock options and warrants for the nine months ended September 30, 2003, was approximately $36,000 compared to approximately $3.3 million for the corresponding period in 2002. Compensation expense for 2002 was associated, primarily, with the acceleration of option vesting at the time of the reverse merger and recapitalization in June 2002.

     Non-Operating Income (Expense). Non-operating income (expense) consists of merger cost, interest and other income, rental income and interest expense. Merger cost decreased to $0 for the nine months ended September 30, 2003 from approximately $515,000 for the same period in 2002 due to the recording of costs associated with the reverse merger and recapitalization which occurred in June 2002. Interest and other income decreased to approximately $8,000 for the nine months ended September 30, 2003 from $10,000 for the nine months ended September 30, 2002. The decreases were primarily the result of fluctuations in the amount of short term investments during those periods. Rental income, which is sub-lease rental revenue less rental expense, related to the Company’s sub-leased portion of its Redwood City, CA facility, approximated $81,000 for the nine months ended September 30, 2003 and approximated $179,000 for the same period in 2002. The decrease (approximately $98,000, for the nine month period) resulted from reduced sub-lease rent pursuant to amendments to the sub-lease agreement, which became effective June 1, 2003. Interest expense decreased approximately $1.6 million for the nine months ended September 30, 2003 from approximately $1.7 million for the nine months ended September 30, 2002. The decrease was primarily due to the elimination of interest expense on the bridge loan financing which was converted to equity in the second quarter of 2002.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

     Revenue. Revenue increased $291,000 or 59% to approximately $781,000 for the year ended December 31, 2002 from approximately $490,000 for the same period in 2001. The increase in revenues was driven by a significant increase in units sold of the CMI product to Centerpulse Orthopedics, Ltd, primarily resulting from an increase in end user sales in the European market. During the year, Centerpulse established sales organizations in the initial European distribution markets of Italy, Germany, Spain and Switzerland. CMI sales increased $177,600 or 231% to approximately $254,400 for the year ended December 31, 2002 from $76,800 during 2001. CMI units sold increased by 387 units (or 242%) to 547 for the year ended December 31, 2002 from 160 for the same period in 2001. SharpShooter sales increased $165,300 or 54% to approximately $469,500 for the year ended December 31, 2002 from approximately $304,200 for the same period 2001, primarily due to an increase in the number of units sold. SharpShooter units sold increased by approximately 1,000 units (or 71%) to 2,403 for the year ended December 31, 2002 from 1,408 for the same period in 2001. SharpShooter sales have been reported net of the $144,000 credit issued in the fourth quarter of 2002 due to the recalled units. Sales to and royalties received from Linvatec Corporation accounted for approximately 60% of revenue for the year ended December 31, 2002 and approximately 65% for the prior year ended December 31, 2001.

     Cost of Goods Sold. Cost of goods sold increased by approximately $339,000 to approximately $1.0 million for the year ended December 31, 2002 from approximately $700,000 for the year ended December 31, 2001. This increase is related to the increase sales of the CMI and SharpShooter products for the year ended December 31, 2002, together with the impact of a warranty reserve recorded during the same period. For the years ended December 31, 2002 and 2001 respectively, CMI costs accounted for approximately $369,000 and $109,500 and SharpShooter costs accounted for approximately $538,000 and $427,000. Costs associated with warranty claims accounted for approximately $120,000 in 2002 and $55,000 in 2001 of SharpShooter costs. The 2002 warranty costs includes $72,000 associated with the SharpShooter recall and $48,000 associated with contaminated CMI that was destroyed. At December 31, 2002, 93% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

     Research and Development. Research and development expenses increased to approximately $2.2 million, for the year ended December 31, 2002 from approximately $2.1 million for the same period in 2001. Research and development expenses have increased due to an increase in the costs associated with the enrollment stage of the U.S. CMI clinical trial, which was completed in the fourth quarter of 2002.

     Business Development, General and Administrative. Business development, general and administrative expenses were $2.1 million for the year ended December 31, 2002, compared with $1.6 million for the same period in 2001. These costs include the costs of marketing, business development, corporate operations, finance and accounting, and other general expenses, and have increased primarily as a result of the merger and the costs associated with regulatory reporting and other necessary activities of being a public company, which would not have been reflected in the 2001 operating results.

     Compensation Expense Associated with Stock Options and Warrants. Compensation expense associated with stock options and warrants was $3.3 million for the year ended December 31, 2002, compared to $1.2 million for the year ended December 31, 2001. The 2002 amount includes the impact of the accelerated vesting of all outstanding stock options of RBio at the time of the reverse merger and recapitalization.

     Non-Operating Income (Expense). Non-operating income (expense) consists of merger costs, interest and other income, rental income, interest expense and license fees. The merger cost totaled approximately $515,000 and $0 for the year ended December 31, 2002 and 2001, respectively. Interest and other income increased to approximately $66,000 for the year ended December 31, 2002 from $12,000 for the same period in 2001. This increase was primarily the result of receipt of funds, which related to a previously discontinued product line of approximately $37,000. Rental income increased by approximately $47,000 to approximately $195,000 for the year ended December 31, 2002 from approximately $148,000 for the same period in 2001. The increase was primarily due to a second amendment to the sublease agreement which increased the square footage allocated to the sublessee from 6,775 square feet in 2001 to 8,258 square feet in 2002. Interest expense increased $1.4 million for the year ended December 31, 2002 from the same period in 2001. The increase was primarily a result of the interest expense associated with the debt discount and beneficial conversion feature related to the bridge loan financing and conversion during the second quarter of 2002. Income from license fees decreased by $1 million to $0 for the year ended December 31, 2002. The decrease was due to the performance criteria in the underlying agreement having been meet in 2001. License fees are not recurring.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Revenue. Revenue decreased $482,000 or 50% to approximately $490,000 for the year ended December 31, 2001 from approximately $972,000 for the same period in 2000. This decrease was due to a reduction in sales orders for both the CMI and SharpShooter products. CMI sales were down by approximately $167,000 and SharpShooter sales were down by approximately $364,000 in 2001. Sales orders for both products were down in 2001 as a result of customers purchasing larger quantities in 2000 in order to stock initial inventory requirements.

     Cost of Goods Sold. Cost of goods sold decreased by approximately $143,000 to approximately $700,000 for the year ended December 31, 2001 from approximately $843,000 for the year ended December 31, 2000. This decrease is related to the decrease in sales of the CMI and SharpShooter products for the year ended December 31, 2001, partially offset by the impact of a warranty reserve recorded during 2001. The warranty reserve accrual was approximately $55,000 in 2001 and $0 in 2000.

     Research and Development. Research and development expenses decreased to approximately $2.1 million, for the year ended December 31, 2001 from approximately $2.7 million for the same period in 2000. Research and development expenses decreased primarily due to (i) a reduction in start-up costs associated with manufacturing the CMI and (ii) an intentional reduction in new product development spending for cash management purposes.

     Business Development, General and Administrative. Business development, general and administrative expenses were $1.6 million for the year ended December 31, 2001, compared with $1.6 million for the same period in 2000. These costs include the costs of marketing, business development, corporate operations, finance and accounting, and other general expenses.

     Compensation Expense Associated with Stock Options and Warrants. Compensation expense associated with stock options and warrants was $1.2 million for the year ended December 31, 2001 compared with $1.2 million for the same period in 2000. This expense predominantly includes the amortization of deferred stock compensation attributable to the issuance of stock options.

     Non-Operating Income (Expense). Non-operating income (expense) consists of interest and other income, rental income, interest expense and license fees. Interest and other income decreased to approximately $12,000 for the year ended December 31, 2001 from $18,000 for the same period in 2000. This decrease was primarily the result of a decrease in cash and short-term investments during 2001. Rental income increased by approximately $75,000 to approximately $148,000 for the year ended December 31, 2001 from approximately $73,000 for the same period in 2000. The increase was primarily due to an amendment in the sublease agreement which called for an increase in the sublease rental rate per square foot from $1.93 per square foot per month in 2000 to $5.00 per square foot per month in 2001. Interest expense increased $110,000 for the year ended December 31, 2001 from the same period in 2000. The increase was primarily a result of the interest expense associated with the bridge loan financing obtained during 2001 of approximately $1.7 million. The license fees increased by $700,000 to $1 million for the year ended December 31, 2001 from $300,000 for the year ended December 31, 2000. The increase was due to certain performance criteria in the underlying agreement consummated in 2001 having been met. The 2001 agreement contained higher payment provisions than that of the 2000 agreement. License fees are not recurring.

Liquidity and Capital Resources

     Cash, cash equivalents and short-term investments were approximately $9.5 million as of September 30, 2003 compared with approximately $3.5 million as of December 31, 2002. The increase in cash, cash equivalents and short-term investments is a result of the receipt of approximately $9.5 million in net proceeds associated with the issuance of the Series C Stock in the third quarter of 2003.

     Cash used in operating activities of approximately $3.45 million during the nine months ended September 30, 2003 resulted from the net loss of approximately $3.7 million, adjusted to account for a net increase in other current assets, receivables and inventory of approximately $70,000 a decrease in other assets of approximately $22,000 and a net increase in accounts payable, accrued expenses and other liabilities of $104,000 together with non-cash items, depreciation, compensation and interest expense, of $206,000.

     During the nine months ended September 30, 2003, our operations used approximately $3.47 million through funding provided by short-term investments and converted approximately $495,000 of short-term investments to a sweep account which is classified as a cash equivalent, and we purchased $20,000 of property and equipment and paid down $4,000 of capital lease obligations.

     Cash, cash equivalents and short-term investments were approximately $3.5 million as of December 31, 2002 compared with approximately $320,000 as of December 31, 2001. The increase in cash and short-term investments is the result of approximately $5.0 million in cash proceeds from Bridge Financings and the issuance of equity securities, and approximately $3.0 million in cash and short-term investment from the reverse merger and recapitalization transaction between ReGen and RBio. The cash proceeds from Bridge Financings include approximately $1.0 million from debt issued in March of 2002. This debt along with existing Bridge Financing and accrued interest, which in the aggregate approximated $2.9 million, was converted to Series G Convertible Preferred Stock of RBio on June 21, 2002 and subsequently into Series A Stock of the Company. The cash proceeds from the issuance of equity securities includes $105,000 in cash received from the issuance of Common Stock and $3.9 million received from the issuance of Series G Convertible Preferred Stock of RBio.

     Cash used in operating activities during the year ended December 31, 2002 of approximately $4.7 million, resulted from a net loss of approximately $10.0 million, offset by significant non-cash expenses, including approximately $3.3 million in compensation expenses associated with stock options and approximately $1.5 million of amortization relating to the debt discount for the warrant and beneficial conversion feature. Other non-cash items and changes in working capital assets and liabilities resulted in an increase in operating cash of approximately $414,000.

     During the 12-month period ending December 31, 2002, the Company incurred operating losses of approximately $8.0 million and used approximately $4.7 million in cash for operating activities.

     Through September 30, 2003, the Company has incurred cumulative net operating losses of approximately $46.0 million and used approximately $35 million in cash for operating activities. We anticipate that we will continue to incur net losses that will require additional financing until, at the earliest, we receive FDA approval for our CMI product and are able to market the CMI product in the United States. In the fourth quarter of 2002, we completed the required enrollment and related surgical procedures for its CMI clinical trial in the U.S. All patients are expected to complete two years of follow-up prior to our submission of the results in our CMI Pre-market Approval Application, or PMA, to the FDA. We expect the last of these two-year clinical follow-up exams will be completed in the fourth quarter of 2004, with submission of the completed PMA to the FDA shortly thereafter. The process of review by the FDA is uncertain, but we expect that the FDA will issue its ruling in the second half of 2005. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. will not occur until, at the earliest, late in 2005.

     Although the CMI is approved and distributed in Europe, Australia and Chile, it is not approved for sale in the U.S., and we are making no claim regarding its safety, effectiveness or its potential for FDA approval.

     In addition to regulatory related hurdles, in order to achieve positive operating earnings and cash flow, we will need to effectively address various other operating issues, including, but not limited to special reimbursement provisions for the surgeons and facilities that will be responsible for implanting the CMI or other future products. While we are actively working to address these issues, there is no guarantee that we will be able to obtain special reimbursement provisions, or obtain them in any given time frame.

Recent Financing

     On September 23 and September 30, 2003, we completed the private placement of approximately 17,113,000 and 5,133,000 respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9.4 million. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the common stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10.0 million in gross proceeds at a valuation of at least $50.0 million. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     The Series C Stock and Series A Stock are subject to a Registration Rights Agreements entered into as of September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and Series A Stock are convertible. ReGen received notice from certain of the holders of the Series A Stock and the Series C Stock, representing approximately 32,401,000 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreement. The Registration Statement is being filed pursuant to that request.

     The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of $4.3 million was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accrued immediately through a charge to retained earnings.

     In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock warrants to purchase an aggregate of up to approximately 2.1 million shares of its common stock. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4881 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur. A value of approximately $969,000 has been assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the holders of the Series C Stock is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

     In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421,000 in cash and warrants to purchase 200,000 shares of common stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at $97,000 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $575,000 have been recorded as a reduction to the Series C stock.

     The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $575,000 and warrants issued to the holders of the Series C Stock valued at $969,000. The Series C Stock will be accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.

Quantitative And Qualitative Disclosures About Market Risk

     The Company’s obligations as of December 31, 2002 include debt instruments equal to (i) $350,000 in principal with fixed rate interest payable, and (ii) approximately $5.7 million in principal with variable rate interest payable at rates ranging from 1.27% to 2.93%, adjusted annually based upon the 1 year LIBOR at the anniversary of the loans. The book value of the variable rate debt approximates fair value. The fair value of the fixed rate debt instrument based on the Company’s estimate of its current incremental borrowing rate of 200-400 basis points above the prime rate is approximately $218,000 as of December 31, 2002. As of December 31, 2001 the Company’s obligations included (i) approximately $2.0 million in principal with a fixed rate interest payable and (ii) approximately $5.7 million in principal with variable rate interest payable at rates ranging from 1.56% to 2.93%. The fair value of the fixed rate debt instrument based on the same methodology applied in the current year was approximately $1.7 million as of December 31, 2001. A 100 basis point fluctuation in the variable rate debt instruments would increase or decrease interest expense by approximately $57,000 (for the years ended December 31, 2002 and 2001. All principal and accrued interest under these loans mature on the earlier of 36 months from the date the Company receives FDA approval for its CMI product, or December 31, 2009. During the third quarter, ReGen changed its investment portfolio from short-term investments invested in U.S. and foreign government agency and corporate securities to a money market account and a sweep account which is classified as a cash equivalent. Except as described in this paragraph and the Management’s Discussion and Analysis of Financial Condition and Results of Operations, there have been no significant changes in our financial instrument portfolio or market risk exposure since December 31, 2002.

BUSINESS

     We are a leading orthopedic products company that develops and manufacturers tissue repair products for unmet markets in both the U.S. and globally. Our flagship product, the Collagen Meniscus Implant, or CMI, is an implant for the meniscus of the human knee. A damaged meniscus is frequently repaired by an arthroscopic surgical procedure known as a partial meniscectomy. During this procedure, surgeons remove damaged meniscus tissue leaving less meniscus tissue to support the knee and protect the patient from further degeneration or injury. Implantation of the CMI represents the only procedure with the potential to re-grow much of the tissue otherwise lost in partial meniscectomy procedures, allowing a return to a more active lifestyle. In November 2002, we completed enrollment and surgeries in a large-scale clinical trial of the CMI, the results of which will comprise our Pre-Market Approval Application, or PMA. The CMI is currently approved for sale in Europe, Australia, Chile, and is expected to be selectively available in Canada during 2004. The CMI is distributed outside the U.S. by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”).

     We also sell the SharpShooter Tissue Repair System, or SharpShooter, a suturing device used to facilitate the surgical implantation of the CMI, as well as to perform other similar arthroscopic meniscal repair procedures. The SharpShooter is currently marketed through a worldwide distribution agreement with Linvatec Corporation, a subsidiary of ConMed (NASDAQ: CNMD).

Our Business Strategy

     Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Finding a suitable partner to market the CMI in the U.S.;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select product opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Our Core Technology

     Our core technology focuses on guided tissue regeneration: the concept is that if the body is provided with a suitable environment for cellular ingrowth, the body has the ability to regenerate missing tissue. We have developed a proprietary biologically active porous bovine type I collagen scaffold material and various tissue matrix engineering processes as the basis of our tissue re-growth product offerings. Our proprietary processes are capable of producing implants with the various physical properties required for remodeling each specific target tissue. Our initial application is a resorbable, collagen matrix that guides the regeneration of medial meniscus cartilage in the knee, the CMI.

     Collagen is a multifunctional family of proteins with unique structural characteristics. To date, 19 different proteins can be classified as collagen, making collagen the most abundant protein in the human body. Among the various collagens, type I collagen is the most abundant and is the major constituent of bone, skin, and tendon.

     The structure of animal type I collagen is highly similar to the structure of human type I collagen. This finding is supported by data from our current U.S. clinical trial. Based on the important functions of type I collagen in the body and the biocompatibility of the animal type I collagen, this material has become increasingly popular as a biomaterial for clinical applications, particularly in the repair and regeneration of damaged or diseased tissue.

Meniscus Injury and Treatment

     The meniscus is a crescent-shaped wedge of rubbery, fibrous tissue located in the knee joint between the lower end of the thigh bone, or femur, and the top of the shin bone, or tibia. There are two menisci within the knee, the outer, or lateral meniscus, and the inner, or medial meniscus. The meniscus acts as a shock absorber protecting the articular cartilage that covers the ends of both the femur and the tibia.

     In the last 50 years, the concepts of meniscus function and meniscus repair have changed dramatically. Previously, it was generally believed that menisci were structures that served no particular function and could be removed without causing any adverse effects to the patient. However, it has been shown in laboratory investigations of biomechanical function that the meniscus is an important structure in lubrication and stabilization of the knee joint, protection of joint surfaces and proper weight distribution across the knee.

     Injury to the knee frequently results in a tear of the meniscus tissue. Damage to the meniscus can occur by sudden twisting of the knee or by blunt forces which impact the joint. As part of the aging process, the deterioration of the meniscus makes it more likely that everyday physical exertion may result in meniscus injury. Injury to meniscus cartilage can result in pain and swelling or may cause the knee to give way or lock. According to MedMarket Diligence LLC, each year, nearly one million Americans undergo a meniscus surgery. Orthopedic surgeons are currently presented with three alternatives for treatment of a torn meniscus:

•	Partial Meniscus Removal

The procedure by which part of the meniscus is removed is called a partial meniscectomy. We estimate that in 2002 alone, there were approximately 1.1 million partial meniscectomy procedures performed worldwide, of which approximately 783,000 were in the U.S. We believe that approximately 40% of these patients would be eligible for implantation of the CMI, currently designed for the medial side. A partial meniscectomy is considered the current standard of care when a meniscus repair is not possible. The meniscus, however, will not regenerate on its own and thus, no new tissue fills the void left by the partial meniscectomy. According to orthopedic researchers, without the adequate protection and support provided by the meniscus, the knee joint can become unstable and the articular cartilage covering the femur and the tibia may begin to deteriorate or degenerate. Over time, the degenerative process can be one of persistent and increasing knee pain and may lead to osteoarthritis.

There are approximately 6.8 million patients who have had a partial meniscectomy procedure performed in the U.S. in the last 10 years. Patients who have had a partial mensicectomy frequently require one or more partial meniscectomies in the future, creating a large, unmet market need. We believe that certain of these partial meniscectomy patients would proactively seek CMI surgery if it becomes available.

•	Meniscus Preservation

For approximately the last 30 years, surgeons have been able to preserve a damaged meniscus, in certain cases, by performing a meniscus repair procedure. We estimate that in the U.S. there were approximately 140,000 repairs in 2002. A meniscus repair entails suturing the torn edges of the meniscus, allowing it to mend itself. Once healed, the meniscus can resume its normal function. However, when the injury is in the avascular region (containing little or no blood supply) or when the meniscus is damaged to the extent that repair is not feasible, the only other current option is the partial meniscectomy procedure.

We estimate that approximately 15% of meniscus tears are repairable using the current meniscus repair techniques described above.

•	Meniscus Replacement (Allograft)

The least preformed of the three treatments is meniscus replacement. When a patient sustains substantial meniscus damage that requires a total meniscectomy, a surgeon may consider implanting a meniscus removed from a cadaver, or an allograft, as a replacement for a patient’s damaged meniscus. We estimate that fewer than 1,000 allografts are implanted in the U.S. annually. Two factors limit the number of meniscus replacement surgeries. First, this procedure is only performed when the entire natural meniscus is removed. Therefore, if the implant fails to survive, the patient has no remaining meniscus tissue to protect the joint. Second, a limited number of menisci are available from cadavers annually.

     CMI Alternative

     Implantation of the CMI represents the only procedure with the potential to regenerate lost meniscus tissue. The CMI is sutured into the area where torn or damaged meniscus tissue has been removed. Once sutured in place, the CMI provides a matrix into which the body’s own cells begin to move or migrate. New meniscus-like tissue forms and the CMI is absorbed by the body.

Meniscus Market Overview

     The financial consequence of meniscal damage and surgeries is pronounced. According to industry data, we estimate there were 926,000 arthroscopic meniscal procedures performed in the U.S. in 2002, which will account for approximately $9 billion in physician and hospital (or other facility) charges. We estimate that the average charges for a partial meniscectomy procedure are approximately $9,500, with the surgeon and facility each charging about one-half. A patient with a torn or damaged meniscus might undergo several partial meniscectomy procedures followed by a joint replacement, which can result in charges of $50,000 to $100,000 or more.

     According to industry data, we estimate that in 2002 there were approximately 783,000 partial meniscectomy procedures (See Table 1) and approximately 140,000 meniscal repair procedures in the U.S. The market is expected to grow by approximately 5% per year for the foreseeable future due to the aging population, the growing proportion of “weekend warriors” and the lack of viable alternatives. The number of patients eligible for a medial CMI implant in the U.S. is expected to increase to over 40% of all meniscectomy procedures, or approximately 476,000 patients, by 2010. We estimate that, based on the expected average sales price of the CMI in the U.S. (if approved), the current U.S. market for the CMI in 2002 would be approximately $850 million, and is expected to increase to approximately $1.7 billion by 2010.

Table 1. Selected U.S. Orthopedic Procedure Volumes (thousands)

Our Products

     Our principal product offerings are the CMI and the SharpShooter.

     The CMI

     The CMI is a type I collagen implant designed for patients with an irreparable meniscus tear or loss of meniscus tissue, typically through an arthroscopic partial meniscectomy procedure. The surgeon sutures the CMI into the area where the meniscus tissue is missing. Once implanted, the CMI’s highly porous matrix allows cellular ingrowth from the patient’s own cells. This process regenerates meniscus-like tissue which provides the potential for restoring function, reducing pain and possibly arresting the degenerative process that begins with the loss of meniscus tissue. According to an article by Drs. W. G. Rodkey and J. R. Steadman published in Clinical Orthopedic & Related Research, the CMI has been clinically proven to support new tissue generation in the meniscus. The purpose of the CMI is to assist patients in regaining mobility and returning to a more vigorous lifestyle, while forestalling or minimizing degenerative joint disease.

     We believe the CMI offers a number of benefits, including:

•	Support of natural regeneration of tissue;

•	Minimized degenerative changes;

•	Increased patient activity levels; and

•	Maintenance of joint stability.

U.S. Clinical Results

     The MCT is a 288 patient, two-arm, controlled, randomized study comparing the CMI to the current standard of care, the partial meniscectomy. One arm of the trial consists of patients with no prior surgery to the meniscus and the other arm consists of patients with one to three prior surgeries. Patients are followed clinically at pre-op, post-op, 6 weeks, 3 months, 6 months, 12 months and 24 months following surgery. The study includes follow-up questionnaires submitted annually through five years post-op. All patients are required to complete a two-year follow-up prior to the submission of clinical results in our PMA to the FDA. In the fourth quarter of 2002, we completed the required enrollment and related surgical procedures for our CMI clinical trial in the U.S. As of December 2003, we had completed two-year follow-ups of approximately 66% of the 288 patients and one-year follow-ups of approximately 80% of the patients. We expect that the two year clinical follow-up exams will be completed in the fourth quarter of 2004, with submission of the PMA to the FDA shortly thereafter. The current data analysis is based on a review of data from approximately 60% of the patients, all of whom have completed their two year follow-up exam.

     A preliminary analysis of the MCT patients has been conducted and is summarized as follows:

•	Clinical evidence indicates that the CMI successfully supports meniscus-like tissue regeneration;

•	CMI prior surgery patients exhibited regrowth of more than 60% of their meniscus, doubling the amount of tissue that the patient would have had if only the partial meniscectomy had been performed;

•	CMI prior surgery patients achieved a significantly higher activity level than the controls;

•	There are no apparent safety issues;

•	The histologic and immunologic analyses show that there have been no immune reactions to the implant material; and

•	Among patients with greater tissue loss, the pain and function endpoints of CMI patients show significant improvement over those in the control group.

     Prior to beginning the MCT, we conducted a Feasibility Study of the CMI. The eight patients who participated in the study are now beyond five years post CMI surgery. Highlights of the Feasibility Study include patients having twice as much meniscus-like tissue as they had following the partial meniscectomy (Table 2) and a steady increase in patient activity levels over five years (Table 3).

     Table 2: Tissue Re-Growth

     These two diagrams represent the medial meniscus of the human knee. The upper diagram (Post Partial Meniscectomy) shows the average amount of meniscus loss for the eight Feasibility Study CMI patients. These patients had lost, on average, 62% of their medial meniscus leaving them with 38% of their original meniscus remaining. The CMI was implanted in the area of meniscus loss. The lower diagram (Post CMI (1 & 5 years)) shows that one year after the CMI was implanted these patients had gained almost double (38% vs. 75%) the amount of meniscus tissue. A follow-up five-year re-look surgery on the eight CMI Feasibility Study patients showed that they had maintained their 75% tissue volume through five years.

Table 2. Tissue Re-Growth

Table 3: Patient Activity Level

     The Tegner Activity Score is a validated method for assessing patient activity levels. A Tegner score of 0 means that the patient is disabled, while a score of 10 means that the patient is performing sports at a professional level. The graph below shows the Tegner Activity scores for the CMI and control patients in the MCT and for the eight CMI patients in the Feasibility Study. Patient activity levels were measured pre-injury, pre-surgery and at one, two and five years post surgery. The solid line shows that the CMI prior surgery patients in the MCT almost returned to their pre-injury activity level by two years post surgery, while the dashed line shows that the control patients had a significantly lower activity level than the CMI patients at that same time point. The dotted line shows that the Feasibility Study patients continued to improve their activity levels through five years.

Table 3. Patient Activity Level

     Important Disclosure about Clinical Results: The graphs provided above reflect data from an ongoing U.S. clinical trial and these data have not been reviewed by the U.S. Food and Drug Administration. These results represent a limited data set regarding selected measurements being gathered in the trial. Although the CMI is approved and distributed in Europe, Australia and Chile, it is not approved for sale in the U.S., and the Company is making no claim regarding its safety, effectiveness or its potential for FDA approval.

     The SharpShooter

     As our research and development program generates new core products, we may develop supportive products that facilitate surgery. The SharpShooter is a surgical tool initially designed for use with the CMI. The SharpShooter is a needle-advancing instrument that allows the surgeon to accurately place needles in hard-to-reach locations. The system includes a unique method to deliver sutures using a patented delivery handle and a series of six anatomic cannulae that are able to reach all areas of the meniscus. The SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures. While traditional manual suturing techniques are plagued by problems such as lack of access, consistency and speed, the SharpShooter allows the surgeon more control over the placement of sutures and increases the efficiency and effectiveness of meniscus procedures.

     Although initially developed in connection with suturing the CMI, the SharpShooter is also suited for use in the industry-estimated 140,000 meniscal repair procedures performed in the U.S. in 2002, and an additional 60,000 meniscal repair procedures performed in the rest of the world. In 2000, the Sharpshooter received marketing clearance from the FDA for sale in the U.S.

     We believe the SharpShooter offers a number of benefits, including the following:

•	Single-handed operation, provided by patented delivery handle, which allows a surgeon complete control over targeting sutures;

•	Better viewing and access to all areas of the meniscus, provided by cannulae options;

•	Easier and safer passage of suture needles;

•	Simple loading and pre-attached sutures reducing surgery time; and

•	More accurate repair of meniscus tears by surgeons with less assistance in the operating room.

Customers, Sales and Marketing

     The CMI

     The CMI is distributed by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”) under a distribution agreement that allows Centerpulse to exclusively distribute the CMI outside the U.S. as long as certain minimum sales are realized (See Table 4). In 2003, Centerpulse was obligated to sell a minimum of 800 CMIs. At least 90 days prior to each subsequent calendar year, we have the right to re-assess the reasonable minimum sales requirement. The minimum sales requirement takes into consideration many factors including, among others, previous years sales, reimbursement and other matters that may affect future sales of the CMI. In the event that Centerpulse does not meet its minimum sales, we may require them to purchase the additional CMIs required to satisfy the minimum, convert the distribution agreement to a non-exclusive right or terminate the distribution agreement by paying Centerpulse a termination fee equal to 50% of the net sales costs incurred by Centerpulse during the period commencing January 1, 2002 through the effective date of termination. In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares.

     In addition to the distribution arrangements described above, Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of September 30, 2003, we owed approximately $6.8 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock.

     The CMI is currently approved for sale in Europe, Australia and Chile and is expected to be selectively available in Canada during 2004. We intend to build on the approach we have used in supporting sales of the CMI outside of the U.S.

Table 4. Ex-U.S. Sales Units of CMI

               * 2003 actual YTD sales units through November 2003 as reported by Centerpulse

               ** 2003 full year distribution contract minimum Centerpulse sales units

     We intend to enter into an exclusive agreement with a major orthopedics company to distribute the CMI in the U.S. If we are not able to identify a suitable partner, we may choose to market the CMI in the U.S. directly. In that event, we would phase in a direct sales force of approximately 10 sales persons to sell to the 3,000 arthroscopic surgeons who perform the largest number of procedures and we would likely use distributors for smaller markets and surgeons performing fewer procedures. Initial estimates are that our direct sales force would sell approximately 60% of the CMIs. We anticipate a transfer price of 40% for sales through the distributors.

     We have begun to test the following marketing initiatives in Europe and we expect to apply them to the U.S. as soon as appropriate:

•	ReGen Exchange Program. Selected surgeon leaders visit a fellow U.S. surgeon and observe a CMI surgery. The ReGen Exchange Program will also schedule U.S. and international surgeons to visit each other and assist in CMI training.

•	CMI Learning Series. The Registrant will videotape and Webcast CMI procedures and use them for surgeon training in the basic CMI procedure and new surgical techniques.

•	Training Strategies. Developing current and attractive training materials and strategies is necessary to train surgeons for the first time and to continue the training and familiarization process.

•	Surgical Technique. Several ideas have been proposed to make the surgical procedure more efficient. We will concentrate on developing and introducing new refinements in surgical technique.

     The SharpShooter

     The Sharpshooter is cleared for sale in the U.S., Europe, Canada, Australia, Chile and Japan. It is distributed by Linvatec Corporation, a subsidiary of ConMed (Nasdaq: CNMD), an industry leader in the arthroscopy marketplace, under a worldwide distribution agreement, which remains exclusive as long as minimum sales are realized.

Our Strategy

     Our current strategy is to focus on the following initiatives:

•	Obtaining FDA approval of the CMI;

•	Finding a suitable partner to market the CMI in the U.S.;

•	Launching the CMI in the U.S.; and

•	Conducting further research on select opportunities within our research and development pipeline.

     Our long-term strategy is to capitalize on our proven collagen scaffold technology by continuing to design, develop, manufacture, and market our own products, as well as partner with key market leaders to develop and market products in other targeted therapeutic areas.

Research and Development

     Our research and development activities are conducted through the use of internal and external resources. We engage outside consultants and academic research facilities for assistance with new product development and we may license technology from third parties. We may, in the future, hire additional research and development employees. We plan to continue to use outside resources for product research, and have relationships with prominent researchers and clinicians, some of whom have assisted in the development of our technology.

     We believe that our proprietary collagen scaffold and related technologies have the potential to be used for the treatment of various injuries and degeneration of other tissue structures such as the intervertebral disc of the spine and articular cartilage of degenerated joints. This technology may also be used as a carrier matrix for therapeutic agents for hard and soft tissue repair and regeneration applications, for introduction of growth or differentiation factors and genetic materials. These applications are in various stages of development from proof of concept to preparation for submission to the FDA.

     As advances in tissue regeneration and genetic engineering converge, we foresee opportunities to develop additional uses for our technologies. At this time, our collagen scaffold technology acts as a matrix for cell regeneration. In the future, however, it is quite possible that our collagen scaffold will be used in conjunction with advanced forms of cellular, genetic and molecular technology.

     Research is underway to design and develop:

•	The next generation of the CMI;

•	Additional orthopedic applications using our collagen scaffold technology; and

•	Opportunities to use our collagen scaffold technology to deliver cells to other anatomic structures, such as the spine or articular cartilage.

     The following table sets forth our current research and development pipeline:

Table 5. Research and Development Pipeline

     With limited funding available for longer-term projects, we are currently focusing on potential 510k product submissions that have the potential for a positive financial impact within the next few years. We believe that substantial opportunity ($500 million or more) exists for several longer-term projects once more substantial funding is available.

Intellectual Property

     As part of our ongoing research, development and manufacturing activities, we have a policy of seeking patent protection. Although patents often are necessary to protect our technology and products, we believe that the lengthy FDA approval process and certain manufacturing processes are additional barriers to entry. Moreover, much of the proprietary technology and manufacturing processes developed by us reside in our key scientific and technical personnel and such technology and processes are not easily transferable to other scientific and technical personnel.

     We require our employees, consultants and advisors to execute nondisclosure agreements in connection with their employment, consulting or advisory relationships with us. We also require our employees, and some consultants and advisors to agree to disclose and assign to us all inventions conceived during the work day, using our property or which relate to our business.

     We own 21 U.S., 74 international, and 13 pending patents. Of these 104 relate to the composition of our collagen scaffold technology and 4 relate to the SharpShooter device. In addition to our patents, we also own various trademarks protecting our corporate identity and product names.

Third-Party Reimbursement

     We expect that sales volumes and prices of our products will continue to be dependent in large part on the availability of reimbursement from third-party payors. Obtaining U.S. reimbursement approval at the desired price is often a complicated and political process. In the U.S., our products will be purchased by hospitals that are reimbursed by third-party payors for the devices provided to their patients. Such payors include governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care programs.

     Particularly in the U.S., third-party payors carefully review, and increasingly challenge, the prices charged for procedures and medical products. In addition, an increasing percentage of insured individuals are receiving their medical care through managed care programs, which monitor and often require pre-approval of the services that a member will receive.

     Three aspects of the CMI procedure increase the likelihood that insurance companies will provide favorable reimbursement:

•	Patients appear to receive a measurable clinical benefit within the 12 to 18 month timeframe desired by the insurers;

•	The expected price point of the CMI procedure will require less payment by the insurer than two or more partial meniscectomies or a joint replacement; and

•	We expect surgeons and patients to demand the CMI because the clinical results appear positive, there are no apparent safety issues, and there is no alternative for regenerating meniscus tissue.

     We have commissioned a first-stage study from a national firm specializing in reimbursement, and we have initiated a phased, three-year plan designed to obtain reimbursement in the U.S. which includes:

•	Economic and financing models. We plan to demonstrate the economic rationale for why the patient will be “better off” in the 12-18 month timeframe, which is of immediate concern to the insurer. In the case of the CMI, clear benefit can be established in the 12-18 month timeframe. The models will demonstrate the benefits for the insurer when the patients receive the CMI.

•	Classification Codes. We intend to apply for both CPT and HCPCS codes, as well as other classification codes, with the goal of receiving these codes concurrently with FDA approval.

•	Training and Awareness of Intermediary Staff. Young surgeons, who are willing to conduct training sessions for pay, will be scheduled to meet with large intermediaries in large markets. These surgeons will teach the intermediaries about our implants and why they are preferable to existing procedures.

Manufacturing

     We use bovine tendon as a primary raw material for production of our collagen scaffold technology. The Company obtains its tendon material through a specialized supplier which sources that material based upon specifications defined by the Company. The bovine material is readily available through U.S.-based slaughterhouses.

     In late December 2003 the U.S. Department of Agriculture announced a diagnosis of bovine spongiform encephalopathy (“BSE” or “mad cow disease”) in an adult cow from Washington State. It was later learned that this cow was imported from Canada, and was old enough to pre-date the current U.S. restrictions on feed contents. This could raise public concern about the safety of using certain other animal-derived products, including the bovine tendon based material used in the CMI. The USDA has indicated that human transmission of BSE is limited to nervous system tissue such as the brain, spinal cord, retina, dorsal root ganglia (nervous tissue located near the backbone), distal ileum and the bone marrow. Additionally, the literature indicates that certain steps used in the manufacture of the CMI have a high probability of destroying any of the prions, or protein particles, believed to be responsible for mad cow disease, even if they were present in the tendon tissue. Currently, ReGen obtains its supply of bovine tissue from the Achilles tendon of U.S. cows that are 24 months or younger in age, and sources the tendon material from a supplier under strict acquisition and processing guidelines, which are prescribed and audited by ReGen. Additionally, ReGen is pursuing a number of alternatives to further reduce any real or perceived risk associated with this matter, including, but not limited to the use of a “closed” U.S. based herd, or the use of Australian based herds to fill its supply requirements. However, we are still subject to risk resulting from public perception that the bovine collagen may be affected by mad cow disease. To date, we have not, as a result of concerns about mad cow disease, suffered any negative financial results nor have we received any indication that such concerns could delay or prevent approval of the CMI by the FDA. However, should public concerns about the safety of bovine collagen or other cow-derived substances increase, as a result of further occurrences of mad cow disease or for any other reason, we could suffer a loss of sales or face increased risks to obtaining FDA approval which could have a material and adverse affect on our financial results.

     The SharpShooter includes several components, all of which are manufactured by third parties. We oversee the manufacturing and coordinate the supply of these components from our Redwood City, California production facility. Given the resources available to us, we have historically relied upon a limited number of third party manufacturers. Following the receipt of products at our facility, we conduct inspection, packaging and labeling operations. For products distributed in a sterile package, sterilization is performed by contract vendors.

Competition

     The CMI is not competitive with products which patch or re-grow articular cartilage or with meniscal allografts. Several companies are currently developing an approach to repairing articular cartilage which has a different function and location than the meniscus. Additionally, we believe that as companies develop these technologies, they will find it increasingly more important to repair the damaged meniscus in order for their products to have successful long term outcomes. We believe that this will further enhance the adoption of the CMI.

     The Company is not aware of any clinical trial or significant research project designed to develop a competing meniscus implant. Furthermore, due to the high load capacity of the meniscus, no other collagen or synthetic material of which we are aware has adequate physical properties to be used for this application.

Government Regulation

     U.S.

     Our products are regulated by the FDA under the federal Food, Drug and Cosmetic Act, as well as other federal, state and local governmental authorities and similar regulatory agencies in other countries. The FDA permits commercial distribution of a new medical device only after it has met the established regulatory compliance guidelines. In general, the FDA will clear marketing of a medical device through the 510k premarket notification process if it is demonstrated that the new product is substantially equivalent, in terms of safety and intended use to certain 510k cleared products which are already commercially available and legally sold on the market.

     The Premarket Approval process is lengthier and more burdensome than the 510k premarket notification process. The Premarket Approval process generally requires detailed animal and clinical studies, as well as manufacturing data and other information. If clinical studies are required by the FDA, an Investigational Device Exemption is also required. An Investigational Device Exemption restricts the investigational use of the device to a limited number of investigational sites, investigators and patients. Its purpose is to prove safety and efficacy of the device. FDA approval of a Premarket Approval application indicates that the FDA concurs that a device has been scientifically proven, through the completion and submission of animal data, a completed Investigational Device Exemption and other pertinent information, to be safe and effective for its intended use.

     We have analyzed the products considered by the FDA’s Orthopedic Panel in the last five years. Of the 13 products considered, 11 were approved. Based on our analysis of the Panel’s decisions, it appears that the Panel emphasized:

•	Safety;

•	Potential patient benefit; and

•	Options provided to the surgeon.

     We believe that the CMI fits the Panel’s considerations. Further, the quantity, quality, completeness and direction of the MCT data compares favorably with data of the 11 products that were approved.

     International

     We obtain required regulatory approvals and comply with extensive regulations governing product safety, quality, manufacturing and reimbursement processes in order to market our products in foreign markets. These regulations vary significantly from country to country and with respect to the nature of the particular medical device. The time required to obtain these foreign approvals to market its products may be longer or shorter than that required in the U.S., and requirements for such approval may differ from FDA requirements.

     All of the Company’s products sold internationally are subject to appropriate foreign regulatory approvals. In order to market our devices in the member countries of the European Union, we are required to comply with the Medical Device Directive and obtain CE Mark Certification. CE Mark Certification is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Device Directives. Under the Medical Device Directive, all medical devices must qualify for CE Marking.

     The Company’s products are manufactured in compliance with ISO 9001, EN 46001 and U.S. Quality System Regulations.

Employees

     As of September 30, 2003, we had 16 employees, of whom 2 were part-time. None of these employees is represented by a union, and we do not have any collective bargaining agreements. We consider our relations with our employees to be good.

Properties

     We do not own any real estate or improvements. Our corporate offices and production facility are located in Franklin Lakes, New Jersey and Redwood City, California in approximately 2,700 and 15,021 square feet of leased space, respectively. We have subleased 8,258 square feet of the 15,021 square feet in Redwood City, CA.

     Our facilities are adequate for present operations.

Legal Proceedings

     The Company is a defendant from time to time in lawsuits incidental to its business. The Company is not currently subject to, and none of its properties are subject to, any material legal proceedings.

MANAGEMENT

Directors

     Gerald E. Bisbee, Jr., Ph.D., 61, (President and Chief Executive Officer until December 31, 1997, Chairman of the Board from 1989 through November 5, 1997, and December 22, 2000 to present, and director since 1989). Prior to the Registrant, Dr. Bisbee was chairman and CEO of APACHE Medical Systems, Inc., a company providing clinical trial and FDA advisory services to device and pharmaceutical companies, and an industry-leading information management system for high-cost, high-risk patients. In 1988, Dr. Bisbee became Chairman and CEO of Sequel Corporation, an orthopedic rehabilitation practice management and manufacturing company. Dr. Bisbee holds a Ph.D. from Yale University in chronic epidemiology with an emphasis in musculo-skeletal disease. His dissertation is part of the development of DRGs. Dr. Bisbee is a co-author of the first national orthopedic study entitled, Musculoskeletal Disorders: Their Frequency of Occurrence and Their Impact on the Population of the U.S. He also holds an M.B.A. in finance and health care systems from University of Pennsylvania’s Wharton School. Dr. Bisbee is also a director of Cerner Corporation and HealthGate Data Corporation.

     J.     Richard Steadman, MD, 66, (Director since 2002), Dr. Steadman conducts an orthopedic surgery practice at the Steadman Hawkins Clinic in Vail, Colorado, and is globally recognized for his expertise in sports medicine, surgery and rehabilitation. Dr. Steadman has served as a director of the Registrant since 1990. Dr. Steadman has received numerous national and international awards including the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee, the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopedic Society for Sports Medicine, and the highly prestigious GOTS-Beiersdorf (Germany) Prize. He is also a member of the U.S. Ski Hall of Fame. Dr. Steadman holds a BS in Biology (pre-med) from Texas A&M and an M.D. from the University of Texas, Southwestern Medical School. He completed his Orthopedic Surgery Residency at Charity Hospital (LSU) in New Orleans.

     Robert G. McNeil, Ph.D., 60, (Director since 2002), Dr. McNeil is a general partner of Sanderling Ventures and has over twenty-five years experience as an active investor and management participant in seed and early-stage biomedical companies. Dr. McNeil has served as a director of the Registrant since 1990. He founded Sanderling Ventures in 1979. Dr. McNeil was a seed-stage investor in Advanced Cardiovascular Systems, Inc. and Venitrex, Inc., two privately-held medical device companies. He was a founder, Chief Executive Officer and Chairman of CoCensys, the Chief Executive Officer and Chairman of Acea, and the Chairman of Peregrine Pharmaceuticals, a publicly-held company. Dr. McNeil earned his Ph.D. in the fields of molecular biology, biochemistry and genetics from the University of California, Irvine. Following his graduation, he pursued a long-time interest in investing by joining Shuman Agnew & Co., a San Francisco investment firm, where he worked as a portfolio manager and investment analyst.

     Richard Fritschi, 43, (Director since 2002), Mr. Fritschi is the President of Centerpulse Orthopedics Ltd. (formerly Sulzer Medica). Mr. Fritschi has served as a director of the Registrant since 2001. Previously, he served as Deputy to the President of the Joint and Fracture Care unit of Sulzer Medica. Since joining Sulzer Medica in 1991, Mr. Fritschi has served as Vice President of Finance and managed Centerpulse operations in several European countries. In 1999 he became General Manager Markets, responsible for the worldwide sales for the Joint and Fracture Care business.

     Alan W. Baldwin, 66, (Director since 2000), Mr. Baldwin is presently President of Alcore, Inc., a division of the McGill Corporation. Alcore is a manufacturer of aluminum based products for use in the aircraft industry. Prior to joining Alcore, Mr. Baldwin was the Chief Executive Officer of CopperGlass Broadband Solutions, Inc.; Chief Executive Officer of Mediappraise Corporation (now Performaworks, Inc.); founder and president of Wren Associates, Ltd.; and Chairman and Chief Executive Officer of Lunn Industries, Inc. Mr. Baldwin is also a director of Scindo Networks, Inc., and Advanced Technical Products, Inc. Mr. Baldwin is a graduate of the U.S. Military Academy at West Point, New York and received his Masters Degree in engineering and mathematics from the University of Alabama.

     Abhi Acharya, 63, (Director since 2003), Dr. Acharya served at the Office of Device Evaluation, Center for Devices and Radiological Health, FDA from 1977 to 1993 holding a variety of positions including Director, Division of Cardiovascular, Respiratory and Neurological Devices, and Chief of Surgical Devices Branch. Most recently, Dr. Acharya served as Senior Vice President, Regulatory Affairs, Quality, Clinical Research of EndoTex Interventional Systems, Vice President, Regulatory Affairs, Quality Assurance and Clinical Research of Target Therapeutics, Inc. and Senior Technical Advisor at Biometric Research Institute, Inc. Dr. Acharya has authored numerous publications, and he has received the FDA Award of Merit, the Commendable Service Award, and the Commissioner’s Special Citation. He earned his M.S. and Ph.D. in Biomedical Engineering from Northwestern University and a B.S. in Metallurgical Engineering from the Indian Institute of Technology.

Executive Officers

     Gerald E. Bisbee, Jr., Ph.D., 61, Chairman, President and Chief Executive Officer. See description above.

     John Dichiara, 49, Senior Vice President Clinical and Regulatory Affairs, has over fifteen years experience in the orthopedics industry. Before joining the Registrant, he was the Director of Clinical Affairs at Howmedica Osteonics, Inc. where he was responsible for the integration of the clinical departments of both companies after the acquisition by Stryker, Inc. Prior to that time, he worked for the Howmedica Division of Pfizer Medical Technology from 1984 to 1998 in a series of increasingly responsible positions in Research and Development and Regulatory Affairs. As Director of Regulatory Affairs and Public Policy he was responsible for worldwide regulatory approvals for Howmedica’s orthopedic, craniomaxillofacial and neurological products. He holds a B.A. in biological science from Columbia College.

     William G. Rodkey, DVM, 56, Vice President of Scientific Affairs, joined the Registrant in October 1992. Since July 1991, he has served as Director of Basic Science Research and Educational Consultant at the Steadman Hawkins Sports Medicine Foundation and prior to that time was Chief of the Military Trauma Division for Letterman Army Institute of Research. Having conducted research regarding surgical care of trauma victims and authored numerous publications, he received the Albert Trillat Award for Excellence in Knee Research from the International Society for the Knee and twice the H. Edward Cabaud Memorial Award for Knee Research from the American Orthopaedic Society of Sports Medicine. He holds a D.V.M. from Purdue University School of Veterinary Medicine and completed his surgery residency at the University of Florida. He is board certified as a Diplomat of the American College of Veterinary Surgeons.

     Brion D. Umidi, 40, Senior Vice President and Chief Financial Officer, joined the Registrant in July 2002. Prior to joining the Registrant, Mr. Umidi was the founder and President of Umidi + Company, Inc., which provides professional accounting and financial management services to growing companies. Mr. Umidi acted as a contract CFO for the Registrant since 2000. Prior to starting Umidi + Company, Mr. Umidi was the CFO, Vice President of Finance and Administration, and Treasurer of APACHE Medical Systems, Inc. Mr. Umidi is a former commercial finance loan officer with the Mercantile Safe Deposit and Trust Company in Baltimore, Maryland and a former auditor with MNC Financial, Inc. in Baltimore. He received his Bachelor of Business Administration from Loyola College in Baltimore, where he majored in accounting and finance.

Director Compensation

     Directors are entitled to reimbursement of expenses for attending each meeting of the Board and each meeting of any committee. In addition, during 2002, the non-employee directors received $2,500 per quarter as compensation for their services on the Board. Mr. Lewis, who resigned from the Board effective June 21, 2002, received an additional $2,500 for the third quarter ended September 30, 2002. Other than Mr. Lewis, the directors elected not to receive cash compensation beginning with the third quarter ended September 30, 2002.

     Currently, our directors who are not also our employees are eligible to participate in our Non-Employee Director Stock Option Plan, as amended and restated effective January 31, 2003. A committee, composed of the Chairman of our Board and such other employee members of the Board who the Chairman may select to assist him, is responsible for administering the plan. Pursuant to the plan as currently in effect, our non-employee directors receive options to purchase 20,000 shares of our common stock in January of each year. Pursuant to the plan, the administering committee has the discretion to determine the exercise price of an option grant. Stock options granted under this plan have a term as determined by the committee at the time of grant and become fully vested and exercisable on December 31 immediately following the date of grant. We currently have reserved 1,500,000 shares of our common stock for issuance under this plan. The plan may be terminated by the Board at any time. Upon the occurrence of a change of control, as defined in the plan, all outstanding unvested options under the Non-Employee Director Stock Option Plan immediately vest.

     Prior to the merger between Aros Corporation and ReGen Biologics, Inc., two of our Non-Employee Directors received 2,500 shares under the Non-Employee Director Stock Option Plan, all of which were fully vested as a result of the change of control effected by the merger in June 2002.

     Non-employee directors are also entitled to stock option grants under our Non-Employee Director Supplemental Stock Option Plan, which became effective as of January 1, 1999 and was amended and restated effective January 31, 2003. Pursuant to this plan, 500,000 shares of our common stock are issuable to individuals who are non-employee members of the Board on the date of the grant. The supplemental plan is administered by a committee composed of at least two non-employee directors. The exercise price of the options is to be at least the fair market value of our common stock on the date of grant. Stock options granted under the plan have a term and vest as determined by the committee. The plan may be terminated by the Board at any time. Upon the occurrence of a change in control, all outstanding unvested options under the Non-Employee Director Supplemental Stock Option Plan immediately vest.

Executive Compensation

     The following table summarizes, for the last three fiscal years, the compensation paid to or earned by our Chief Executive Officer and our four other highest paid executive officers serving as such as of December 31, 2002.

				All Other Compensation

				Number of
	Fiscal	Annual Compensation		Securities	Long Term
	Year			Underlying	Compensation
Name and Principal Position	Ended	Salary($)	Bonus($)	Options(#)	Awards($)

Gerald E. Bisbee, Jr., Ph.D.(1)	2002	$275,000	—	1,250,000	—
Chief Executive Officer and President	2001	$275,000	—	—	—
	2000	$275,000	—	—	—
John Dichiara(1)	2002	$168,780	$30,500	356,213
VP, Clinical Regulatory and G&A	2001	$159,000	$24,000	192,465	—
	2000	$147,000	$4,000	192,465	—
Shu-Tung Li, Ph.D.(1)(3)	2002	$101,250	—	—
SVP, Research & Development	2001	$135,000	—	—	—
	2000	$138,750	—	—	—
William Rodkey, D.V.M.(1)	2002	$149,659	—	282,485
VP, Scientific Affairs	2001	$142,658	—	—	—
	2000	$121,833	—	274,950	—
Brion Umidi(2)	2002	$80,208	—	818,638
SVP, Chief Financial Officer	2001	—	—	82,485	—
	2000	—	—	27,495	—

(1)	Messrs. Bisbee, Dichiara, Li and Rodkey were employees of our predecessor company during the periods covered until June 21, 2002.

(2)	Mr. Umidi’s employment began on July 15, 2002. Mr. Umidi also received compensation of $41,971 in 2002, $32,579 in 2001 and $24,610 in 2000 attributable to an apportionment of the salary he received from his employer Umidi + Company, Inc., which provided consulting services to the Company prior to his employment in July 2002.

(3)	Dr. Li’s employment ended on September 30, 2002.

Option Grants

     The following table shows information with respect to grants of options to the indicated executive officers for the fiscal year ended December 31, 2002.

					Potential
					Realizable Value
	Individual Grants				at Assumed
					Annual Rates of
	Number of	Percent of			Stock Price
	Securities	Total Options			Appreciation for
	Underlying	Granted to	Exercise		Option Term(1)
	Options	Employees in	Price	Expiration
Name	Granted	Period	($/SH)(2)	Date	5%	10%

Gerald E. Bisbee, Jr. Ph.D.(3)	1,250,000	67.86%	$0.19	07/19/2012	$118,750	$237,500
John Dichiara(3)	206,213	19.74%	$0.13	06/21/2012	$13,125	$26,250
	150,000	8.14%	$0.19	07/19/2012	$14,250	$28,500
Shu-Tung Li, Ph.D.(3)(5)	—	—	—	—	—	—
William Rodkey, D.V.M.(3)	82,485	7.89%	$0.13	06/21/2012	$5,250	$10,500
	200,000	10.86%	$0.19	07/19/2012	$19,000	$38,000
Brion Umidi(4)	618,638	59.21%	$0.13	06/21/2012	$39,375	$78,750
	200,000	10.86%	$0.19	07/19/2012	$19,000	$38,000

(1)	Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission’s executive compensation disclosure rules. Actual gains, if any, on stock options exercised will depend on future performance of our common stock. No assurance can be given that the amounts reflected in these columns will be achieved.

(2)	The options expiring in June 2012 were granted prior to the merger of Aros Corporation and the Registrant, at less than fair market value on the date of the grant. The options expiring in July 2012 were granted subsequent to the merger at fair market value on the date of the grant.

(3)	Messrs. Bisbee, Dichiara, Li and Rodkey were employed by our predecessor company during the periods covered until June 21, 2002.

(4)	Mr. Umidi’s employment began on July 15, 2002.

(5)	Dr. Li’s employment ended on September 30, 2002.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

     The following table provides information regarding stock options held by the indicated executive officers as of December 31, 2002.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		in-the-Money Options
	Number of		Options at End of		at End of Fiscal Year
	Shares		Fiscal Year		($)(1)
	Acquired on	Value
	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald E. Bisbee, Jr., Ph.D.(2)	—	—	2,642,300	1,044,735	$61,580	$313,421
John Dichiara(2)	—	—	780,745	125,368	$82,184	$37,610
Shu-Tung Li, Ph.D.(2)(4)	—	—	893,588		$125,616	—
William Rodkey, D.V.M.(2)	—	—	541,500	167,158	$39,770	$50,147
Brion Umidi(3)	—	—	836,460	167,158	$258,985	$50,147

(1)	Value is calculated by subtracting the exercise price per share from the last reported market price at December 31, 2002 and multiplying the result by the number of shares subject to the option.

(2)	Messrs. Bisbee, Dichiara, Li and Rodkey were employed by our predecessor company during the periods covered until June 21, 2002.

(3)	Mr. Umidi’s employment began on July 15, 2002.

(4)	Dr. Li’s employment ended on September 30, 2002.

Executive Employment Contracts

     On June 21, 2002, in connection with the merger of Aros Corporation and ReGen Biologics, Inc., Gerald E. Bisbee, Jr., Ph.D. became our President and Chief Executive Officer. Dr. Bisbee will continue to serve as our Chairman, President and Chief Executive Officer. In September 1998 we entered into an employment agreement with Dr. Bisbee, which provides for consecutive one year terms of employment which may be terminated by either party with 90 days prior written notice. According to the terms of the employment agreement, we will pay Dr. Bisbee a base salary of $275,000 per year and the Compensation Committee of the Board will annually review the base salary amount. Dr. Bisbee is also eligible, based on achievement of certain performance objectives, to receive an annual bonus of up to 25% of his base salary amount and is entitled to severance pay equal to 12 months salary plus benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the shares of our common stock and preferred stock as of December 31, 2003 by:

•	each person we know to beneficially own more than 5% of our common stock,

•	each director and nominee for director,

•	each of our executive officers named in the Summary Compensation Table under “Executive Compensation,” and

•	all of our directors, nominees for directors and executive officers as a group.

     The number of shares of common stock outstanding on December 31, 2003 was 29,300,786 shares. The number of shares of Series A and C preferred stock outstanding on December 31, 2003 was 37,544,504 shares. Except as noted, all information with respect to beneficial ownership has been furnished by the respective director, executive officer or beneficial owner of more than 5% of our common stock, or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below, the persons named below have sole voting and investment power with respect to the number of shares set forth opposite their names. Beneficial ownership of the common stock has been determined for this purpose in accordance with the Securities Exchange Act of 1934, as amended, which provides, among other things, that a person is deemed to be the beneficial owner of the common stock if that person, directly or indirectly, has or shares voting power or investment power with respect to such stock or has the right to acquire such ownership within sixty days. Accordingly, the amounts shown in the table do not purport to represent beneficial ownership for any purpose other than compliance with Securities and Exchange Commission reporting requirements. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of the common stock. Unless otherwise indicated below, the address of those identified in the table is ReGen Biologics, Inc., 509 Commerce Street, East Wing, Franklin Lakes, NJ 07417.

	Number of	Percentage of
	Shares	Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

Robert McNeil, Ph.D.(1)	22,480,577	49.49%
Sanderling Ventures(2)	21,664,079	46.76%
Centerpulse USA Holding Co. (3)	6,051,972	19.18%
L-R Global Partners(4)	4,463,289	13.92%
Gerald E. Bisbee, Jr., Ph.D.(5)	4,190,213	12.83%
Richard J. Steadman M.D.(6)	3,313,323	10.90%
J.F. Shea Co., Inc.(7)	2,854,371	9.05%
Allen & Company, Inc.(8)	2,480,053	8.13%
John L. Steffens(9)	2,231,644	7.08%
Stone Family Revocable Trust U/T/D 9/20/90(10)	1,828,418	6.24%
Deutsche Bank, AG London Branch(11)	1,673,732	5.40%
Shu-Tung Li Ph.D.(12)	1,168,538	3.87%
Brion Umidi(13)	919,303	3.04%
John Dichiara(14)	844,219	2.80%
William Rodkey D.V.M.(15)	628,763	2.10%
Richard Fritschi(16)	219,329	*
Alan W. Baldwin(17)	189,349	*
Abhi Acharya, Ph.D.(18)	67,911	*
All Directors and Executive Officers as a Group (nine persons)(19)	34,021,525	86.66%

*	Represents less than 1% of our outstanding stock

(1)	Includes 558,271 shares of our common stock issuable upon the exercise of vested options and 18,493 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of December 31, 2003. Also includes 21,664,079 shares of common stock beneficially owned by Sanderling Ventures. Dr. McNeil is a general partner of Sanderling Ventures and disclaims any beneficial ownership of the shares of Sanderling Ventures except to the extent of his pecuniary interest in Sanderling Ventures arising from his role as a general partner. The address of Dr. McNeil is c/o Sanderling Ventures, 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(2)	Includes 1,253,380 shares of common stock issuable upon exercise of vested warrants. Includes 15,774,567 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Sanderling Ventures’ stock ownership is divided among nine related entities: Sanderling Venture Partners IV Co — Investment Fund, L.P., Sanderling IV Biomedical Co — Investment Fund, L.P.; Sanderling Venture Partners V Co — Investment Fund, L.P.; Sanderling V Limited Partnership; Sanderling V Beteiligungs GmbH and Co. KG; Sanderling Venture Partners II, L.P.; Sanderling Ventures Limited, L.P.; Sanderling V Biomedical Co-Investment Fund, L.P.; and Sanderling V Ventures Management. All of these entities are limited partnerships except for Sanderling V Venture Management. Every general partner of the limited partnerships, including Dr. McNeil, would be deemed a beneficial owner of these shares under the securities laws. Dr. McNeil is also a beneficial owner of Sanderling V Venture Management. The address of Sanderling Ventures is 400 South El Camino Real, Suite 1200, San Mateo, CA 94402.

(3)	Includes 779,082 shares of common stock issuable upon exercise of vested warrants. Includes 1,466,633 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. Centerpulse is a Swiss corporation. The address of Centerpulse is c/o David Wise, 3 East Greenway, Suite 1600, Houston, TX 77046.

(4)	Includes 3,347,467 shares of our preferred stock held by L-R Global Partners LP and 1,115,822 shares of our preferred stock held by L-R Global Fund, Ltd. The address of L-R Global Partners is 320 Park Avenue, New York, NY 10022.

(5)	Includes 2,973,008 shares of our common stock issuable upon the exercise of vested options, 67,205 shares of our common stock issuable upon the exercise of options which are exercisable within 60 days of December 31, 2003 and 325,000 shares of our common stock issuable upon the exercise of vested warrants.

(6)	Includes 914,206 shares of our common stock issuable upon the exercise of vested options and 58,150 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003. Includes 111,582 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(7)	Includes 637,519 shares of common stock issuable upon exercise of vested warrants and 1,596,097 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. The address of J.F. Shea Co., Inc. is 655 Brea Canyon Road, Walnut, CA 91789.

(8)	Includes 169,229 shares of our common stock issuable upon the exercise of vested warrants. Includes 1,050,696 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. The address of Allen & Company, Inc. is 711 Fifth Avenue, New York, NY 10022.

(9)	Includes 2,231,644 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. The address of John L. Steffens is Spring Mountain Capital, 450 Park Avenue, 22nd Floor, New York, NY 10022.

(10)	The address of the Stone Family Revocable Trust U/T/D 9/20/90 is 3729 Buchanan Street, Third Floor, San Francisco, CA 94123.

(11)	Includes 1,673,732 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis. The address for Deutsche Bank, AG London Branch is 280 Park Avenue, 9th Floor, New York, NY 10017.

(12)	Includes 893,588 shares of our common stock issuable upon the exercise of vested options. The address of Dr. Li is One Kiowa Terrace, Oakland, NJ 07436.

(13)	Includes 901,052 shares of our common stock issuable upon the exercise of vested options and 12,674 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003.

(14)	Includes 833,934 shares of our common stock issuable upon the exercise of vested options and 10,285 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003.

(15)	Includes 597,183 shares of our common stock issuable upon the exercise of vested options, 1,325 shares of our common stock issuable upon the exercise of vested warrants, 11,209 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003 and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis.

(16)	Includes 200,836 shares of our common stock issuable upon the exercise of vested options and 18,493 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003. The address of Mr. Fritschi is c/o Centerpulse Orthopedics Ltd., Postfach 65, CH-8404 Winterthur-Switzerland.

(17)	Includes 170,856 shares of our common stock issuable upon the exercise of vested options and 18,493 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003. The address of Mr. Baldwin is 1400 Winstead Drive, Fallston, MD 21047.

(18)	Includes 49,418 shares of our common stock issuable upon the exercise of vested options and 18,493 shares of our common stock issuable upon the exercise of options, which are exercisable within 60 days of December 31, 2003. The address of Dr. Acharya is 13733 Lexington Court, Saratoga, CA 95070.

(19)	Includes 18,493, 67,205, 58,150, 18,493, 18,493, 18,493, 12,674, 10,285, and 11,209 shares of our common stock, which Dr. McNeil, Dr. Bisbee, Dr. Steadman, Mr. Baldwin, Mr. Fritschi, Dr. Acharya, Mr. Umidi, Mr. Dichiara and Dr. Rodkey, respectively, may acquire pursuant to options, which are exercisable within 60 days of December 31, 2003. Includes 15,774,567, 111,582 and 5,298 shares of our preferred stock, which are convertible into shares of our common stock on a one-for-one basis, for Dr. McNeil, Dr. Steadman and Dr. Rodkey, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The CMI is distributed by the Centerpulse unit (“Centerpulse”) of Zimmer Holdings, Inc. (NYSE: ZMH) (“Zimmer”) under a distribution agreement that allows Centerpulse to exclusively distribute the CMI outside the U.S. as long as certain minimum sales are realized (See Table 4). In 2003, Centerpulse was obligated to sell a minimum of 800 CMIs. The Company has not yet received the final sales report for the year ended December 31, 2003. At least 90 days prior to each subsequent calendar year, we have the right to re-assess the reasonable minimum sales requirement. The minimum sales requirement takes into consideration many factors including, among others, previous years sales, reimbursement and other matters that may affect future sales of the CMI. In the event that Centerpulse does not meet its minimum sales, we may require them to purchase the additional CMIs required to satisfy the minimum, convert the distribution agreement to a non-exclusive right or terminate the distribution agreement by paying Centerpulse a termination fee equal to 50% of the net sales costs incurred by Centerpulse during the period commencing January 1, 2002 through the effective date of termination. In May 2003, Centerpulse agreed to be acquired by Smith & Nephew PLC and, subsequently, Zimmer announced a proposal to acquire Centerpulse. In August 2003, Centerpulse agreed to accept the Zimmer offer and on October 2, 2003 Zimmer announced the completion of its exchange offers, which resulted in Zimmer beneficially owning 98.7% of the issued Centerpulse shares.

     In addition to the distribution arrangements described above, Centerpulse has provided us debt financing pursuant to two Credit Agreements. To secure our obligations under the Credit Agreements, we have granted Centerpulse a security interest in certain of our intellectual property and have agreed not to license or sell such intellectual property, other than in the ordinary course of our business. In the event we, without the written consent of Centerpulse, enter into an agreement with a competitor of Centerpulse involving either the licensing of our intellectual property or the co-development of intellectual property, in each case relating to future generations of the CMI, Centerpulse may, at its option, accelerate the maturity of the debt. As of September 30, 2003, we owed approximately $6.8 million under these credit facilities. The Credit Agreements provide that the debt will mature on the earlier of 36 months from the date we receive FDA approval for the CMI or December 31, 2009. On the due date, we may, at our option and subject to certain conditions, require any unpaid debt to be converted to equity at a price per share equal to 75% of the then current market price of our stock. Pursuant to the terms of the agreement between the Company and Centerpulse, the Company’s debt obligations pursuant to the Credit Agreements will not be accelerated if the Company elects to exercise its contractual right to convert the distribution agreement to a non-exclusive right or elects to terminate the distribution agreement.

SELLING STOCKHOLDERS

     Certain of the shares of common stock being offered by the selling stockholders will be issued upon conversion of convertible preferred stock. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time.

     The following table lists certain information with respect to these selling stockholders as follows: (i) each selling stockholder’s name, (ii) the number of outstanding shares of common stock beneficially owned by the selling stockholders prior to this offering (excluding shares issuable upon exercise of certain warrants by the selling stockholders and assuming that all of the preferred shares underlying those being registered have been converted to common stock); (iii) the number of shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder; and (iv) if one percent or more, the percentage of outstanding shares of common stock to be beneficially owned by each selling stockholder after the completion of this offering assuming the sale of all of the shares of the common stock offered by each selling stockholder. Except as noted, none of the selling stockholders have had any position, office, or other material relationship that the selling stockholder has had with the Company or any of the Company’s predecessors or affiliates within the past three years. Deutsche Bank AG London Branch, Vail Fishing Partnership and Mervyn Lapin, a dealer for Vail Securities Investment, Inc., are broker-dealers or broker-dealer affiliates. There was no understanding with any of these broker-dealers or broker-dealer affiliates at the time of the initial purchase of the shares relating to the distribution of such shares. After registration and conversion, assuming all shares being registered pursuant to this registration statement are converted to common stock, there will be 63,254,503 shares of common stock outstanding, 3,122,143 shares of Series A Stock outstanding and 468,644 shares of Series C Stock outstanding.

     The selling stockholders may sell all, some, or none of their shares in this offering. See “Plan of Distribution.”

			Shares Owned
	Shares Owned	Shares to	After
	Before	be	the Offering
	the Offering	Offered	Number	Percent

Allen & Company Incorporated (1)	2,310,824	1,050,696	1,260,128	1.99%
Amy Beth Gordon	44,588	44,588	0	*
Angus MacNaughton	267,342	28,136	239,206	*
ANNJMC LLLP (2)	55,791	55,791	0	*
Arthur Rock	1,196,279	608,202	588,077	*
Ben Kreuger	55,791	55,791	0	*
Bravo Colorado Music Festival Endowment (3)	111,582	111,582	0	*
Charles Ho (4)	111,582	111,582	0	*
Charles N. Blitzer	223,164	223,164	0	*
Daniel E. Telleen	11,158	11,158	0	*
David A. Gordon	44,588	44,588	0	*
Deutsche Bank AG London Branch	1,673,732	1,673,732	0	*
Donald McMahan	32,135	32,135	0	*
Elizabeth A. Meyer	40,169	40,169	0	*
Elizabeth W. Slifer	154,652	154,652	0	*
F. Warren Hellman & Patricia Christina Hellman as Trustees of the Hellman Family Revocable Trust	650,233	332,000	318,233	*
Gary C. Klein	223,164	223,164	0	*
George A. Wiegers	55,791	55,791	0	*
Glenbrook Partners A Nevada Limited Partnership (5)	553,582	58,262	495,320	*
Howard Berkowitz	259,165	257,043	2,122	*
J. Richard Steadman (6)	2,340,967	111,582	2,229,385	3.52%
Jeffrey Lapin	11,158	11,158	0	*
Jerold L. Zaro	111,582	111,582	0	*
John L. Steffens	2,231,644	2,231,644	0	*
John M. Angelo	301,272	301,272	0	*
John M. Angelo, Maurice R. Povich TTIC	446,328	446,328	0	*
John S. Petrow	111,582	111,582	0	*
Joseph E. Sheehan	397,000	397,000	0	*
Joseph E. Sheehan III	50,000	50,000	0	*
Judith H. Angelo	100,424	100,424	0	*

			Shares Owned
	Shares Owned	Shares to	After
	Before	be	the Offering
	the Offering	Offered	Number	Percent

Kathy Weiss	55,791	55,791	0	*
Lawrence A. Gordon	200,848	200,848	0	*
L-R Global Fund, Ltd. (7)	1,115,822	1,115,822	0	*
L-R Global Partners LP (8)	3,347,467	3,347,467	0	*
Luc Meyer	338,540	338,540	0	*
Marcia Diamond TR Marcia Diamond Trust 1995 UA 10/26/95	301,272	301,272	0	*
Mary Ellen Canniff	22,316	22,316	0	*
Maurice R. Povich	301,272	301,272	0	*
Mervyn Lapin PSP (9)	1,450,568	1,450,568	0	*
Michael L. Gordon	468,734	468,734	0	*
Namtor BVC LP (10)	199,540	66,805	132,735	*
Neil Austrian	55,791	55,791	0	*
Peter & Maryla Wallace JTWROS	11,334	11,298	36	*
Renjie Liu	33,474	33,474	0	*
Richard Harris	223,164	223,164	0	*
Richard Stephenson	111,582	111,582	0	*
Robert Fraiman	111,582	111,582	0	*
Rodney Lapin	17,853	17,853	0	*
Roger Killion	37,946	22,670	15,276	*
Sanderling V Beteiligungs GmbH & Co. (11) (20)	1,070,699	1,056,767	13,932	.02%
Sanderling V Beteiligungs GMBLT & Co KG (12) (20)	34,362	33,672	690	.001%
Sanderling V Biomedical Co-Investment Fund P (13) (20)	4,604,421	4,543,497	60,924	.10%
Sanderling V Limited Partnership(14) (20)	1,241,914	1,225,482	16,432	.03%
Sanderling Venture Partners II LP (15)(20)	2,353,660	49,268	2,304,392	3.64%
Sanderling Venture Partners IV Co-Investment Fund LP (16) (20)	1,369,845	1,177,380	192,465	.30%
Sanderling Venture Partners V Co-Investment Fund LP (17) (20)	7,594,736	7,494,246	100,490	.16%
Sanderling Ventures Limited LP (18)(20)	1,369,380	49,268	1,320,112	2.09%
Sanderling Ventures Management V (19)(20)	392,442	144,987	247,455	.39%
Sequoia Capital VI (21)	1,164,227	235,382	928,845	1.47%
Sequoia Technology Partners VI (22)	63,426	12,389	51,037	.08%
Sheika Gramshammer	33,474	33,474	0	*
Shirley Ward	22,316	22,316	0	*
Todd C. Standbrook	22,316	22,316	0	*
Vail Fishing Partnership (23)	446,328	446,328	0	*
William Clinkenbeard	100,000	100,000	0	*
William G. Rodkey (24)	19,046	5,298	13,748	*

*	Less than one percent of outstanding shares of common stock.

(1)	Allen & Company Incorporated is a wholly owned subsidiary of Allen Holding Inc. Herbert A. Allen is the President of Allen Holding Inc. In 2001, Allen & Company Incorporated acted as the financial advisor to the Company in connection with the proposed sale of the Company’s assets to the Cerner Corporation. In connection therewith, the Company paid $150,000 to Allen & Company Incorporated as a financial advisor fee and paid $150,000 upon consummation of that transaction.

(2)	Scott Balcomb is the general partner of ANNJMC LLLP.

(3)	Mervyn Lapin is the administrator of Bravo Colorado Music Festival Endowment.

(4)	Charles Ho is a consultant for the Company.

(5)	Wayne C. Prim is the Chairman of Prim Ventures, Inc. and Prim Ventures, Inc. is the general partner of Glenbrook Partners.

(6)	J. Richard Steadman is a member of the Board of Directors of the Company.

(7)	Murray Logan is the administrator of L-R Global Fund, Ltd.

(8)	Murray Logan is the administrator of L-R Global Partners LP.

(9)	Mervyn Lapin is the trustee of Mervyn Lapin PSP.

(10)	Noel Rothman is the general partner of Namtor BVC LP.

(11)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Beteiligungs GmbH & Co.

(12)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Beteiligungs GMBLT & Co KG.

(13)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Biomedical Co-Investment Fund LP.

(14)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling V Limited Partnership.

(15)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Venture Partners II LP.

(16)	Robert G. McNeil, Fred A. Middleton and Timothy C. Mills are the general partners of Sanderling Venture Partners IV Co-Investment Fund LP.

(17)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Venture Partners V Co-Investment Fund LP.

(18)	Robert G. McNeil and Fred A. Middleton are the general partners of Sanderling Ventures Limited LP.

(19)	Robert G. McNeil, Fred A. Middleton, Timothy C. Mills and Timothy J. Wollaeger are the managing directors of Sanderling Ventures Management V.

(20)	Robert G. McNeil is a Member of the Board of Directors of the Company.

(21)	The general partner of Sequoia Capital VI is Sequoia Partners (Omega). Sequoia Partners (Omega) is a Limited Partnership, and the General Partners are the following: Pierre Lamond, Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Donald Valentine.

(22)	The general partner of Sequoia Technology Partners VI is Sequoia Partners (Omega). Sequoia Partners (Omega) is a Limited Partnership, and the General Partners are the following: Pierre Lamond, Douglas Leone, Michael Moritz, Mark Stevens, Thomas Stephenson and Donald Valentine.

(23)	Mervyn Lapin is the general partner of Vail Fishing Partnership.

(24)	William G. Rodkey has been an employee and officer of the Company since 1992.

DESCRIPTION OF CAPITAL STOCK

     The following description of our capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of our common stock and preferred stock please refer to our certificate of incorporation and by-laws that we have filed with the SEC. The terms of these securities may also be affected by the Delaware General Corporation Law.

     We are authorized to issue 130,000,000 shares of common stock $0.01 par value per share and 60,000,000 shares of preferred stock, $0.01 par value per share, of which 15,309,822 are designated Series A Convertible Preferred Stock (the “Series A Stock”), 13,232,798 are designated Series B Convertible Preferred Stock (the “Series B Stock”), 30,000,000 are designated Series C Convertible Preferred Stock (the “Series C Stock”) and 30,000 are designated Series A Junior Participating Preferred Stock. As of December 31, 2003, there were 29,300,786 shares of common stock outstanding, 15,298,351 shares of Series A Stock outstanding, no shares of Series B Stock outstanding, 22,246,153 shares of Series C Stock outstanding and no shares of Series A Junior Participating Preferred Stock outstanding.

Common Stock

     Voting. Except as otherwise required by law or the Company’s certificate of incorporation, including any certificate of designations for a series of preferred stock, each holder of common stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation for the election of directors and on all matters submitted to a vote of stockholders of the Company. When a quorum is present at any meeting, the vote of the holders of a majority of the stock having voting power present in person or represented by proxy shall be the act of the stockholders and shall decide any question brought before such meeting, unless according to the certificate of incorporation or by-laws a greater vote is required.

     Dividends. Subject to the preferential rights of the preferred stock, the holders of shares of common stock shall be entitled to receive, when and if declared by the board of directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

     Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Company, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the preferred stock, holders of common stock shall be entitled, unless otherwise provided by law or the Company’s certificate of incorporation, including any certificate of designations for a series of preferred stock, to receive all of the remaining assets of the Company of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

     Other Rights and Restrictions. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock that are issued and outstanding or that the Company may issue in the future. Upon surrender to the Company or the transfer agent of the Company of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Company to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors is authorized to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose. The Company is subject to Section 203 of the Delaware General Corporation Law regarding business combinations with interested stockholders.

     Transfer Agent and Registrar. The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

Preferred Stock

     The preferred stock shall be issuable in series, and in connection with the issuance of any series of preferred stock and to the extent now or hereafter permitted by the Delaware General Corporation Law, the board of directors is authorized to fix by resolution the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the Delaware General Corporation Law, the voting rights, the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Company and any other relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the shares of each series.

Series A Convertible Preferred Stock

     We have designated 15,309,822 shares of our preferred stock, par value $0.01 per share, as Series A Stock. The Series A Stock ranks senior to the common stock, the Series B Stock and all other classes of stock established by our board of directors not otherwise designated as being senior in rights to the Series A Stock. If the board of directors declares that a dividend be paid on our common stock, the holders of Series A Stock shall also be entitled to receive dividends paid as if the Series A Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series A Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series A Stock, each share of Series A Stock is entitled to cast one vote on each matter presented for vote.

     In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series A Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series A Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series A Stock are entitled to receive payment of the Series A Liquidation Amount in the event of a sale by the Company of all or substantially all of its assets, or a merger or consolidation which results in the Company’s stockholders owning less than 50% of the surviving entity.

     The Series A Stock is convertible at any time, at the holder’s option, into shares of our common stock. The Series A Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to the Company of at least $5,000,000 and is based upon a minimum valuation of the Company of $25,000,000.

     The Series A Stock is redeemable at any time after the seventh anniversary of the issuance of the Series A Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series A Stock must request redemption of all, and not less than all, of the Series A Stock. The redemption value shall equal the then current Series A Liquidation Amount.

Series C Convertible Preferred Stock

     We have designated 30,000,000 shares of our Preferred Stock, par value $0.01 per share, as Series C Convertible Preferred Stock. The Series C Stock ranks senior to our common stock, and to all other classes of stock established by our board of directors not designated as senior or equal to the Series C Stock. If the board of directors declares that a dividend be paid on our common stock, the holders of Series C Stock shall also be entitled to receive dividends paid as if the Series C Stock were converted into shares of common stock immediately prior to the record date for payment of such dividends. The holders of record of shares of Series C Stock shall have the right to vote together with the holders of common stock on an as-converted basis. In the case of a separate class vote of the Series C Stock, each share of Series C Stock is entitled to cast one vote on each matter presented for vote.

     In the event of a liquidation, dissolution or winding up of our company, whether voluntary or involuntary, holders of Series C Stock are entitled to receive payment of a preference amount of $0.4481 per share (the “Series C Liquidation Amount”), subject to adjustments, plus any declared but unpaid dividends accrued through such date. In addition, holders of Series C Stock are entitled to receive payment of the Series C Liquidation Amount in the event of a sale by the Company of all or substantially all of its assets, or a merger or consolidation which results in the Company’s stockholders owning less than 50% of the surviving entity.

     The Series C Stock is convertible at any time, at the holder’s option, into shares of our common stock. The Series C Stock is mandatorily convertible upon a qualified public offering that results in gross cash proceeds to the Company of at least $10,000,000 and is based upon a minimum valuation of the Company of $50,000,000.

     The Series C Stock is redeemable at any time after the seventh anniversary of the issuance of the Series C Stock, assuming redemption is permitted by creditor arrangements, if any, then in effect and subject to applicable state law. Holders of at least a majority of the shares of Series C Stock must request redemption of all, and not less than all, of the Series C Stock. The redemption value shall equal the then current Series C Liquidation Amount.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     Beginning in September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the holders of the Series C Stock is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

Series A Junior Participating Preferred and the Rights Agreement

     On May 6, 1997, the Company entered into a rights agreement. In connection with the rights agreement, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share (the “Common Shares”), of the Company. The dividend was payable on June 2, 1997. This rights agreement was amended on June 7, 2002 to exclude the merger between Aros Corporation and ReGen Biologics, Inc.

     In connection with the adoption of the rights agreement, the Company designated 30,000 shares of our preferred stock, par value $0.01 per share, as Series A Junior Participating Preferred Stock. The Junior Preferred Stock ranks junior to all series of any other class of the Company’s preferred stock. Each share of Junior Preferred Stock is entitled to a minimum preferential quarterly dividend payment of $1 per share, but is entitled to an aggregate dividend of 1,000 times the dividend declared per share of the Company’s common stock. Dividends shall be cumulative on outstanding shares of Junior Preferred Stock. Each share of Junior Preferred Stock has 1,000 votes, voting together with the common stock. Junior Preferred Stock purchasable upon exercise of the Rights is not redeemable. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share, but will be entitled to an aggregate payment of 1,000 times the payment made per share of common stock. In the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Junior Preferred Stock will be entitled to receive 1,000 times the amount received per share of common stock.

     The rights agreement contains provisions that are designed to protect the Company’s stockholders in the event of an unsolicited attempt to acquire the Company, including a gradual accumulation of shares in the open market, a partial or two-tiered tender offer that does not treat all stockholders equally and other takeover tactics that the board of directors believes may be abusive and not in the best interests of the Company’s stockholders. The rights agreement gives the board of directors an opportunity to evaluate an offer and exercise good faith business judgment and, if necessary, take appropriate steps to protect and advance stockholder interests by negotiating with the bidder, auctioning the Company, implementing a recapitalization or restructuring designed as an alternative to the offer or taking other action.

     The rights agreement may have the effect of discouraging tender offers or other attempts to obtain control of the Company and thereby make the removal of incumbent management more difficult. The rights agreement, however, does not inhibit stockholders form utilizing the proxy mechanism to promote a change in the management or direction of the Company.

     The following description is a summary of the material terms of our rights agreement. It does not restate all of the terms of the agreement. The rights agreement, and not this description, defines the terms and provisions of the agreement.

     Initially the Rights will be transferred with and only with the Common Shares. Ten days following a public announcement that a person or group of affiliated or associated persons (excluding certain entities related to the Company) have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or ten business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 30% or more of the outstanding Common Shares, the Rights will become exercisable and separate certificates representing the Rights will be distributed.

     The Rights will expire on May 6, 2007 unless this expiration date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

     When the Rights become exercisable, a Right holder is entitled to purchase from the Company one one-thousandth of a share of Junior Preferred Stock of the Company at a price of $60, subject to adjustment. If the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction has a market value of two times the exercise price of the Right. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise that number of Common Shares having a market value of two times the exercise price of the Right.

     At any time prior to (i) the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding Common Shares or (ii) the public announcement or commencement of a tender or exchange offer which, if consummated, would result in a person having beneficial ownership of 30% or more of the outstanding Common Shares, our board of directors may redeem the rights in whole, but not in part, at a price of $0.01 per right. In addition, at any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, our board of directors may exchange the Rights, in whole or in part, at an exchange ratio of one Common Share, or one one-thousandth of a share of Junior Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges) per Right, subject to adjustment.

PLAN OF DISTRIBUTION

     We are registering the shares of common stock on behalf of the selling stockholders identified in this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale of the common stock covered by this Prospectus. In order to sell the shares of common stock being registered pursuant to this registration statement, the selling stockholders must have converted such Series A Stock or Series C Stock into shares of our common stock.

     The distribution of shares of common stock by the selling stockholders is not subject to any underwriting agreement. The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by one or more of the following methods, without limitation:

•	A block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	Purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	Through options, swaps or derivatives;

•	Privately negotiated transactions;

•	In making short sales or in transactions to cover short sales; and

•	A combination of any of the above-listed methods of sale.

     The securities are to be offered on the OTC Bulletin Board. In addition to the distribution of shares as outlined above, the holders of the Series A Stock may sell the shares of common stock to be issued upon conversion pursuant to Rule 144.

LEGAL MATTERS

     The validity of the common stock will be passed upon by Shaw Pittman LLP, a law partnership including professional corporations.

EXPERTS

     The consolidated financial statements of ReGen Biologics, Inc., at December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at:

•	Public Reference Section Securities and Exchange Commission Room 1200 450 Fifth Street, N.W. Washington, D.C. 20549 Attention: Secretary

     Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room.

     We have filed with the SEC a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement. Copies of the Registration Statement and the exhibits thereto are on file at the offices of the SEC and may be obtained upon payment of a prescribed fee or may be examined without charge at the SEC’s public reference facility in Washington D.C. or copied without charge from its website.

     Our SEC filings are available to the public at no cost over the Internet at www.regenbio.com. Amendments to these filings will be posted to our website as soon as reasonably practicable after filing with the SEC. You may also request copies of any exhibits to the registration statement. Please direct your request to:

•	ReGen Biologics, Inc. 509 Commerce Street East Wing Franklin Lakes, NJ 07417 Attention: Investor Relations (201) 651-3515

REGEN BIOLOGICS, INC.
INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of September 30, 2003 (Unaudited) and December 31, 2002	F-2
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2002 and 2003 (Unaudited) and for the period from 21, 1989 (Inception) to September 30, 2003 (Unaudited)	F-3
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series A and Series C Redeemable Convertible Preferred Stock for the period from December 21, 1989 (Inception) to September 30, 2003 (Unaudited)
F-4
Condensed Statement of Changes in Stockholders’ Equity (Deficit) and Series A and Series C Redeemable Convertible Preferred Stock for the period from December 21, 1989 (Inception) to September 30, 2003 (Unaudited)
F-8
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2002 and 2003 (Unaudited) and for the period from December 21, 1989 (Inception) to September 30, 2003 (Unaudited)
F-12
Notes to Condensed Consolidated Financial Statements	F-14
Independent Auditors’ Report	F-19
Consolidated Balance Sheets as of December 31, 2001 and 2002	F-20
Consolidated Statements of Operations for the years ended December 31, 2000, 2001 and 2002 and for the period from December 21, 1989 (Inception) to December 31, 2002	F-21
Statement of Changes in Stockholders’ Equity (Deficit) and Series A Redeemable Convertible Preferred Stock for the period from December 21, 1989 (Inception) to December 31, 2002	F-22
Consolidated Statements of Cash Flows for the years ended December 31, 2000, 2001 and 2002 and for the period from December 21, 1989 (Inception) to December 31, 2002	F-29
Notes to Consolidated Financial Statements	F-31

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2003	December 31, 2002

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,484	$1
Short-term investments	—	3,473
Receivables	7	8
Receivables from related parties	87	81
Inventory	235	262
Prepaid expenses and other	183	91

Total current assets	9,996	3,916
Property and equipment, net	71	129
Other assets	159	181

Total assets	$10,226	$4,226

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$313	$251
Accounts payable to related parties	68	7
Accrued expenses	212	206
Accrued merger expenses	198	198
Current portion of capital leases	3	5

Total current liabilities	794	667
Pension liability	144	144
Other liabilities	16	41
Long-term portion of notes payable and capital leases	6,825	6,735

Total liabilities	7,779	7,587
Series A redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized, liquidation preference of $6,855; and 15,298,351 shares issued and outstanding as of September 30, 2003 and December 31, 2002	6,855	6,855
Series C redeemable convertible preferred stock, $.01 par value; 30,000,000 shares authorized, liquidation preference of $9,969; and 22,246,153 and 0 shares issued and outstanding as of September 30, 2003 and December 31, 2002, respectively	8,425	—
Stockholders’ equity (deficit):
Common stock	291	291
Accumulated other comprehensive loss	(58)	(58)
Additional paid-in capital	36,767	31,373
Deficit accumulated during development stage	(49,833)	(41,822)

Total stockholders’ equity (deficit)	(12,833)	(10,216)

Total liabilities and stockholders’ equity (deficit)	$10,226	$4,226

See accompanying Notes to Condensed Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

			Period from
			December 21, 1989
	Nine Months Ended September 30,		(Inception) to
	2003	2002	September 30, 2003

	(unaudited)	(unaudited)	(unaudited)
Revenues:
Sales	$260	$698	$2,393
Royalties	20	37	130
Grant and other revenue	—	—	433

Total revenues	280	735	2,956
Expenses:
Costs of goods sold	348	988	2,930
Research and development	1,863	1,769	27,039
Business development, general and administrative	1,749	1,499	12,992
Compensation expense associated with stock options and warrants	36	3,300	6,011

Total expenses	3,996	7,556	48,972
Operating loss	(3,716)	(6,821)	(46,016)
Merger cost	—	(515)	(515)
Interest and other income	8	10	1,219
Rental income	81	179	497
Interest expense	(92)	(1,732)	(2,776)
License fees	—	—	2,050

Net loss	$(3,719)	$(8,879)	$(45,541)

Basic and diluted net loss per share:	$(0.13)	$(0.52)	$(2.57)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for 2002 periods presented)	29,071	17,045	17,743

See accompanying Notes to Condensed Consolidated Financial Statements.

ReGen Biologics, Inc.

(A DEVELOPMENT STAGE COMPANY)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series A
and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to September 30, 2003 (unaudited)
(In thousands, except share data)

					Stockholders Equity (Deficit)
			Redeemable
	Redeemable Convertible		Convertible Preferred		Convertible		Convertible Preferred
	Preferred Series A		Series C		Preferred Stock		Series B		Common Stock
	Share	Amount	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990					—	$—			1,400,000	$1
Issuance of common stock at $0.005 per share for cash in November 1991					—	—			700,000	—
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44					725,000	1			—	—
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $28					1,226,338	—			—	—
Net loss from inception (December 21, 1989) through December 31, 1992					—	—			—	—
Balance at December 31, 1992					1,951,338	1			2,100,000	1
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29					550,552	—			—	—
Exercise of common stock options at $0.30 per share for cash in February 1993					—	—			200	—
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant					—	—			5,000	—
Net loss					—	—			—	—
Balance at December 31, 1993					2,501,890	1			2,105,200	1
Net loss					—	—			—	—
Balance at December 31, 1994					2,501,890	1			2,105,200	1
Net loss					—	—			—	—
Balance at December 31, 1995					2,501,890	1			2,105,200	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders Equity (Deficit)
	Additional			Accumulated Other
	Paid In	Deferred	Accumulated	Comprehensive	Total Stockholders’
	Capital	Compensation	Deficit	Loss	Equity (Deficit)
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990	$44	$—	$—		$45
Issuance of common stock at $0.005 per share for cash in November 1991	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44	681	—	—		682
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $28	3,650	—	—		3,650
Net loss from inception (December 21, 1989) through December 31, 1992	—	—	(2,476)		(2,476)
Balance at December 31, 1992	4,378	—	(2,476)		1,904
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29	2,448	—	—		2,448
Exercise of common stock options at $0.30 per share for cash in February 1993	1	—	—		1
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant	1	—	—		1
Net loss	—	—	(1,342)		(1,342)
Balance at December 31, 1993	6,828	—	(3,818)		3,012
Net loss	—	—	(1,463)		(1,463)
Balance at December 31, 1994	6,828	—	(5,281)		1,549
Net loss	—	—	(1,959)		(1,959)
Balance at December 31, 1995	6,828	—	(7,240)		(410)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A DEVELOPMENT STAGE COMPANY)
Consolidated Statement of Changes in Stockholders’ Equity (Deficit) and Series A
and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to September 30, 2003 (unaudited)
(In thousands, except share data)

					Stockholders’ Equity (Deficit)
	Redeemable Convertible		Redeemable Convertible		Convertible		Convertible Preferred
	Preferred Series A		Preferred Series C		Preferred Stock		Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 1995 (carried forward)					2,501,890	$1			2,105,200	$1
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536					1,191,321	—			—	—
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996					—	—			163,333	—
Net loss					—	—			—	—
Balance at December 31, 1996					3,693,211	1			2,268,533	1
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53					335,314	—			—	—
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997					—	—			32,111	—
Net loss					—	—			—	—
Balance at December 31, 1997					4,028,525	1			2,300,644	1
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively					—	—			159,879	—
Compensation expense associated with stock option modifications					—	—			—	—
Net loss					—	—			—	—
Balance at December 31, 1998					4,028,525	1			2,460,523	1
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999					—	—			42,396	—
Issuance of Series F convertible preferred stock at $8.73 per share for cash					453,310	—			—	—
Compensation expense associated with stock option grants					—	—			—	—
Net loss					—	—			—	—
Balance at December 31, 1999					4,481,835	1			2,502,919	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
	Additional			Accumulated Other
	Paid In	Deferred	Accumulated	Comprehensive	Total Stockholders’
	Capital	Compensation	Deficit	Loss	Equity (Deficit)
Balance at December 31, 1995 (carried forward)	$6,828	$—	$(7,240)		$(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536	8,101	—	—		8,101
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996	43	—	—		43
Net loss	—	—	(1,931)		(1,931)
Balance at December 31, 1996	14,972	—	(9,171)		5,803
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53	2,378	—	—		2,378
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997	5	—	—		5
Net loss	—	—	(3,868)		(3,868)
Balance at December 31, 1997	17,355	—	(13,039)		4,318
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively	108	—	—		108
Compensation expense associated with stock option modifications	56	—	—		56
Net loss	—	—	(3,815)		(3,815)
Balance at December 31, 1998	17,519	—	(16,854)		667
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999	32	—	—		32
Issuance of Series F convertible preferred stock at $8.73 per share for cash	3,956	—	—		3,956
Compensation expense associated with stock option grants	3,436	(3,247)	—		189
Net loss	—	—	(5,458)		(5,458)
Balance at December 31, 1999	24,943	(3,247)	(22,312)		(614)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A DEVELOPMENT STAGE COMPANY)
Condensed Statement of Changes in Stockholders’ Equity (Deficit) and Series A
and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to September 30, 2003 (unaudited)
(In thousands, except share data)

Stockholders’ Equity (Deficit)
	Redeemable Convertible		Redeemable Convertible		Convertible		Convertible
	Preferred Series A		Preferred Series C		Preferred Stock		Preferred Series B		Common Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 1999 (carried forward)					4,481,835	$1			2,502,919	$1
Compensation expense associated with stock option grants in prior year					—	—			—	—
Compensation expense associated with stock option grants in current year					—	—			—	—
Stock options cancelled during 2000					—	—			—	—
Net loss					—	—			—	—
Balance at December 31, 2000					4,481,835	1			2,502,919	1
Exercise of common stock options at $.10 per share in 2001					—	—			25,000	—
Exercise of common stock options at $1.45 per share in 2001					—	—			125	—
Compensation expense associated with stock option grants in prior years					—	—			—	—
Compensation expense associated with stock option grants in current year					—	—			—	—
Stock options cancelled during 2001					—	—			—	—
Deferred stock compensation associated with stock option grants to non-employees in 2001					—	—			—	—
Net loss					—	—			—	—
Balance at December 31, 2001					4,481,835	1			2,528,044	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
				Accumulated
	Additional			Other
	Paid In	Deferred	Accumulated	Comprehensive	Total Stockholders’
	Capital	Compensation	Deficit	Loss	Equity (Deficit)
Balance at December 31, 1999 (carried forward)	$24,943	$(3,247)	$(22,312)		$(614)
Compensation expense associated with stock option grants in prior year	—	738	—		738
Compensation expense associated with stock option grants in current year	2,124	(1,642)	—		482
Stock options cancelled during 2000	(1,089)	1,089	—		—
Net loss	—	—	(5,229)		(5,229)
Balance at December 31, 2000	25,978	(3,062)	(27,541)		(4,623)
Exercise of common stock options at $.10 per share in 2001	3	—	—		3
Exercise of common stock options at $1.45 per share in 2001	—	—	—		—
Compensation expense associated with stock option grants in prior years	—	935	—		935
Compensation expense associated with stock option grants in current year	1,010	(833)	—		177
Stock options cancelled during 2001	(161)	161	—		—
Deferred stock compensation associated with stock option grants to non-employees in 2001	228	(131)	—		97
Net loss	—	—	(4,330)		(4,330)
Balance at December 31, 2001	27,058	(2,930)	(31,871)		(7,741)

See accompanying Notes to Condensed Consolidated Financial Statements

ReGen Biologics, Inc.
(A DEVELOPMENT STAGE COMPANY)
Condensed Statement of Changes in Stockholders’ Equity (Deficit) and Series A
and Series C Redeemable Convertible Preferred Stock
Period from December 21, 1989 (inception) to September 30, 2003 (unaudited)
(In thousands, except share data)

	Redeemable Convertible		Redeemable Convertible		Convertible
	Preferred Series A		Preferred Series C		Preferred Stock
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2001 (carried forward)					4,481,835	$1
Issuance of Common Stock
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138					5,564,047	1
Deferred stock compensation associated with stock option grants in 2002
Compensation expense associated with stock options outstanding
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing
Valuation of beneficial conversion associated with bridge Financing
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value	15,298,351	$6,855			(5,564,047)	(1)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares					(4,481,835)	(1)
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:
Elimination of Subsidiary Common Stock
Issuance of Company Common Stock
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)
Minimum Pension Liability
Conversion of Convertible Preferred Series B Stock to Company Common Stock
Net loss
Balance at December 31, 2002	15,298,351	6,855			—	—
Compensation expense associated with stock options outstanding
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $575, which includes the issuance of non-cash consideration in the form of warrants			22,246,153	$9,394
Issuance of Common Stock warrants to Series C Stockholders				(969)
Valuation of beneficial conversion associated with Series C Stock financing				(4,292)
Accretion of beneficial conversion associated with Series C Stock financing				4,292
Net loss

Balance at September 30, 2003 (unaudited)	15,298,351	$6,855	22,246,153	$8,425	—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
	Convertible Preferred
	Series B		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2001 (carried forward)			2,528,044	$1
Issuance of Common Stock			301,930	1
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138
Deferred stock compensation associated with stock option grants in 2002
Compensation expense associated with stock options outstanding
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing
Valuation of beneficial conversion associated with bridge Financing
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares	12,025,656	$120	297,146	3
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:
Elimination of Subsidiary Common Stock			(2,829,974)	(1)
Issuance of Company Common Stock			7,781,018	78
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)			8,966,966	89
Minimum Pension Liability
Conversion of Convertible Preferred Series B Stock to Company Common Stock	(12,025,656)	(120)	12,025,656	120
Net loss
Balance at December 31, 2002	—	—	29,070,786	291
Compensation expense associated with stock options outstanding
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $575, which includes the issuance of non-cash consideration in the form of warrants
Issuance of Common Stock warrants to Series C Stockholders
Valuation of beneficial conversion associated with Series C Stock financing
Accretion of beneficial conversion associated with Series C Stock financing
Net loss

Balance at September 30, 2003 (unaudited)	—	$—	29,070,786	$291

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
				Accumulated
	Additional			Other	Total Stockholders’
	Paid In	Deferred	Accumulated	Comprehensive	Equity
	Capital	Compensation	Deficit	Loss	(Deficit)
Balance at December 31, 2001 (carried forward)	$27,058	$(2,930)	$(31,871)		$(7,741)
Issuance of Common Stock	104				105
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138	6,716				6,717
Deferred stock compensation associated with stock option grants in 2002	370	(370)
Compensation expense associated with stock options outstanding		452			452
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing	657				657
Valuation of beneficial conversion associated with bridge Financing	843				843
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger		2,848			2,848
Conversion of convertible preferred shares to Redeemable Convertible Preferred Series A at liquidation / redemption value	(6,854)				(6,855)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares	(122)
Conversion of Subsidiary Common Stock into Company Common Stock and Series B Preferred Shares:
Elimination of Subsidiary Common Stock	1
Issuance of Company Common Stock	(78)
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held treasury)	2,678				2,767
Minimum Pension Liability				$(58)	(58)
Conversion of Convertible Preferred Series B Stock to Company Common Stock
Net loss			(9,951)		(9,951)
Balance at December 31, 2002	31,373	—	(41,822)	(58)	(10,216)
Compensation expense associated with stock options outstanding	36				36
Issuance of Redeemable Convertible Preferred Series C Stock, net of issuance costs of $575, which includes the issuance of non-cash consideration in the form of warrants	97				97
Issuance of Common Stock warrants to Series C Stockholders	969				969
Valuation of beneficial conversion associated with Series C Stock financing	4,292				—
Accretion of beneficial conversion associated with Series C Stock financing			(4,292)
Net loss			(3,719)		(3,719)

Balance at September 30, 2003 (unaudited)	$36,767	$—	$(49,833)	$(58)	$(12,833)

See accompanying Notes to Condensed Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

			Period from
	Nine Months Ended September 30,		December 21, 1989
			(Inception) to
	2003	2002	September 30, 2003

	(unaudited)	(unaudited)	(unaudited)
Operating Activities
Net loss	$(3,719)	$(8,879)	$(45,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense associated with stock options	36	3,300	6,011
Issuance of common stock to consultant for services	—	—	2
Amortization of debt discount for warrant and beneficial conversion feature	—	1,500	1,500
Non-cash interest expense	92	233	973
Depreciation and amortization	78	179	2,111
Loss on disposal of property and equipment	—	—	9
Changes in operating assets and liabilities:
Other current assets and receivables	(97)	(26)	(222)
Inventory	27	77	(235)
Other assets	22	—	(109)
Accounts payable and accrued expenses	129	353	480
Other liabilities	(25)	—	16

Net cash used in operating activities	(3,457)	(3,263)	(35,005)

Investing Activities
Purchases of property and equipment	(20)	—	(1,959)
Changes in short-term investments	3,473	(1,684)	2,945

Net cash provided by (used in) investing activities	3,453	(1,684)	986

Financing Activities
Reduction in payable to stockholder	—	—	(76)
Proceeds from issuance of convertible preferred stock, net of offering costs paid in cash	9,491	3,857	34,258
Proceeds from issuance of common stock	—	105	301
Repayment on capital lease obligations	(4)	(3)	(116)
Proceeds from notes payable	—	988	11,410
Payments on notes payable	—	—	(2,323)
Other	—	—	48

Net cash provided by financing activities	9,487	4,947	43,502

Net increase in cash	9,483	—	9,483
Cash at beginning of period	1	1	1

Cash at end of period	$9,484	$1	$9,484

Supplemental Disclosure of Cash Flow Information
Non-cash disclosure:
Beneficial Conversion of Series C Stock	$4,292	$—	$4,292
Warrants associated with Series C Stock	969	—	969
Warrants associated with Series C Stock private placement agent fee	97	—	97

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share data)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     On June 21, 2002, ReGen Biologics, Inc (“ReGen” or the “Company”) acquired RBio, Inc., formerly named ReGen Biologics, Inc. The acquisition was recorded for accounting purposes as a reverse merger and recapitalization. For purposes of this Form 10-Q, the historical financial statements of RBio, Inc., including related notes, have replaced the prior historical financial statements of the Company.

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and do not include all the information and notes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and the results of operations for the interim periods.

     ReGen will continue to require additional capital to further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that ReGen will emerge from the development stage when the Collagen Meniscus Implant, or CMI, product is available for sale in the U.S. or sales of all of its products have reached a volume that will provide for positive gross margins.

     For further information, refer to the consolidated financial statements and notes included in ReGen’s Annual Report on Form 10-K/A for the year ended December 31, 2002.

     ReGen currently operates in one business segment that designs, develops, manufactures and markets minimally invasive human implants and medical devices for the repair and regeneration of damaged human tissue. ReGen is managed and operated as one business segment. Accordingly, ReGen does not prepare financial information for separate product areas and does not have separate reportable segments as defined by Statement of Financial Accounting Standards (SFAS) No. 131, Disclosure about Segments of an Enterprise and Related Information.

Concentrations of Risk

     The Company currently has two principal customers that market and sell the Company’s two currently available products. The first customer has the license to sell the Sharp Shooter product (customer A). The second customer, which is also a stockholder of the Company, has the license to sell the CMI product outside of the United States (customer B). Both customers have an exclusive perpetual license, subject to certain performance criteria, to sell our products in various geographic areas. As of September 30, 2003 and December 31, 2002, approximately $41 and $49, respectively, were included in receivables from related parties and related to reimbursable travel costs to be paid by customer B. Concentrations of receivables and receivables from related parties and revenues by customer as of and for the quarters ended September 30, 2003 and 2002 are as follows:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,

		2003	2002	2003	2002

Receivables:
	Customer A	—%	34%	—%	34%
	Customer B	100%	66%	100%	66%
Sales revenues:
	Customer A	17%	61%	23%	62%
	Customer B	83%	39%	77%	38%
Royalties:
	Customer A	100%	100%	100%	100%

Adoption of New Accounting Pronouncements

     In December 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related Interpretations. Accordingly, compensation expense for stock options issued to employees is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option.

     Had compensation costs for the Company’s stock options issued to employees been determined based on SFAS No. 123, the Company’s net loss and loss per share would have been as follows:

	Three Months Ended
	September 30		Nine Months Ended September 30

	2003	2002	2003	2002

Net loss, as reported	$(1,203)	$(1,210)	$(3,719)	$(8,879)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No. 25) for all awards, net of related tax effects	34	—	34	3,128
Deduct: Total stock-based employee compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(46)	—	(138)	(6,037)

Pro forma net loss	$(1,215)	$(1,210)	$(3,823)	$(11,788)

Net loss per share:
Basic and diluted — as reported	$(0.04)	$(0.07)	$(0.13)	$(0.52)

Basic and diluted — pro forma	$(0.04)	$(0.07)	$(0.13)	$(0.69)

Shares	29,071	17,045	29,071	17,045

     In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted this statement with no effect to its financial statements in the third quarter of 2003.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or is entitled to receive a majority of the entity’s residual returns or both. Currently, entities are generally consolidated by a company that has a controlling financial interest through ownership of a majority voting interest in the entity. The Company will be required to adopt Interpretation No. 46 in the fourth quarter of 2003. The Company is currently evaluating what effects, if any, the adoption of Interpretation No. 46 will have on its financial statements.

Reclassifications

     Certain prior period and inception to September 30, 2003 balances have been reclassified to conform to the current year’s presentation.

Short-term Investments and Cash and Cash Equivalents

     At December 31, 2002, all short-term investments were debt securities classified as held to maturity, and, accordingly, were carried at amortized cost, which approximates fair value. The cost of securities sold is based on the specific identification method, when applicable. The Company had $0 and $3,473 of short-term investments invested in U.S. and foreign government agency and corporate securities as of September 30, 2003 and December 31, 2002, respectively. The Company did not have any material realized or unrealized gains or losses at September 30, 2003 and December 31, 2002 and for the periods then ended. During the third quarter of 2003, the Company changed its investment portfolio and as of September 30, 2003, held cash equivalents of $8,970 in a money market account and $495 in a sweep account. The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents and as such has classified the cash held in the money market account and sweep account as a cash equivalent.

Inventories

     Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a build-up in the stage of completion using estimated labor inputs for each stage and historical yields reduced by estimated usage for quality control testing. Inventories consisted of the following:

	September 30,	December 31,
	2003	2002

Raw materials	$19	$24
Work in process	29	146
Finished goods	187	92

Total	$235	$262

     As of September 30, 2003 and December 31, 2002 inventory was adjusted down approximately $12 and $18, respectively, to reflect values at the lower of cost or market.

(2) FINANCINGS AND CAPITAL TRANSACTIONS

     On September 23 and September 30, 2003, ReGen completed the private placement of approximately 17,113 and 5,133, respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs including cash and non-cash consideration, of approximately $9,394. At the option of the holder, the Series C Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series C Stock, and will automatically convert into common stock concurrent with the closing of a firm commitment underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $10,000 in gross proceeds at a valuation of at least $50,000. The holders of Series C Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     The Series C Stock was issued with a beneficial conversion option. The value attributable to the beneficial conversion option of $4,292 was recognized and measured by allocating a portion of the proceeds equal to the intrinsic value to additional paid-in capital. The intrinsic value was calculated as the difference between the conversion price and the fair value of the underlying common stock at the issuance date and multiplied by the number of shares into which the Series C Stock is convertible. The Series C Stock was convertible at the issuance date and as such the total value of the beneficial conversion option was accreted immediately through a charge to retained earnings.

     In connection with the Series C Stock financing, ReGen issued to the purchasers of the Series C Stock, warrants to purchase an aggregate of up to 2,080 shares of its Common Stock. The warrants have a term of five years subject to a subsequent equity financing and an exercise price of $0.4481. The number of warrants, if any, that become exercisable is dependent upon the price per share of any subsequent equity financing occurring within eighteen months of the warrant issue date. In order for the warrants to become exercisable, there must be a subsequent equity financing at a price equal to or greater than $0.25 and less than $0.4481 per share. All of the warrants become exercisable if the subsequent equity financing price per share is greater than $0.25 and less than $0.40 and 50% of the warrants become exercisable if the subsequent equity financing price per share is equal to or greater than $0.40 but less than $0.4481. The warrants expire if a triggering event does not occur. A value of approximately $969 has been assigned to these warrants as of the closing dates of the Series C Stock, using the Black-Scholes valuation model, and assuming they become fully exercisable within the prescribed 18 month time frame. The values of these warrants are being carried in additional paid-in capital and as a reduction to the Series C Stock.

     The Series C Stock and Series A Stock are subject to Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 whereby the holders of such shares have, in certain circumstances, the right to require the Company to register the common shares into which the Series C Stock and the Series A Stock is convertible. ReGen has received notice from certain holders of the Series C Stock and Series A Stock, representing approximately 32,401 shares, requesting that ReGen register such shares pursuant to the terms of the Registration Rights Agreements. The Company plans to file for registration of the shares on Form S-3 immediately after the filing of this quarterly report.

     The holders of Series C Stock are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series C Stock are entitled to receive an amount per share equal to the liquidation preference, which is equal to the purchase price of Series C Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     Beginning on the 7th anniversary of the issuance and delivery of the Series C Stock, or September 2010, the Series C Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series C Stock at a per share redemption price equal to the liquidation value of the Series C Stock at the time of redemption. The liquidation value will equal the purchase price of the Series C Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series C Stock. If a request for redemption at the option of the Series C Stockholders is made, the Company shall redeem not less than all of the Series C Stock at the Redemption Price, pro-rata among all of the holders of the Series C Stock, in one-third (1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series C Stock.

     In connection with the private placement of its Series C Stock, the Company agreed to provide compensation in the form of cash and warrants for the Company’s Common Stock to placement agents who assisted the Company in identifying purchasers of its Series C Stock (the “Placement Fee”). The Placement Fee included approximately $421 in cash and warrants to purchase 200 shares of Common Stock, exercisable through September 23, 2009 at $0.4481 per share, which was the issuance price of the Series C Stock. The warrants issued to the placement agents were valued at $97 using the Black-Scholes valuation model. The total issuance costs, which include the Placement Fee, of approximately $575 have been recorded as a reduction to the Series C Stock.

     The Series C Stock has been recorded outside of permanent equity in the accompanying balance sheet, net of the issuance costs of approximately $575 and warrants issued to Series C Stockholders valued at $969. The Series C Stock will be accreted to the redemption value through a charge to retained earnings over a period of 7 years using the effective interest method.

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Regen Biologics, Inc.:

     We have audited the accompanying consolidated balance sheets of Regen Biologics, Inc. (a development stage company) (formerly known as Aros Corporation) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity (deficit) and Series A redeemable convertible preferred stock, and cash flows for each of the three years in the period ended December 31, 2002 and for the period from December 21, 1989 (inception) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regen Biologics, Inc. (a development stage company) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, and for the period from December 21, 1989 (inception) to December 31, 2002 in conformity with accounting principles generally accepted in the United States.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company will require additional funding during 2003 to progress towards the complete development of its primary product and meet its obligations as they become due. Certain of the Company’s current significant shareholders have indicated their intention to provide additional funding. The Company is pursuing such additional funding, but does not yet have an unconditional commitment. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
March 31, 2003

REGEN BIOLOGICS, INC.

(A Development Stage Company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2002	2001

	(In thousands, except
	share data)
ASSETS
Current assets:
Cash	$1	$1
Short-term investments	3,473	319
Receivables	8	136
Receivables from related parties	81	2
Inventory	262	293
Prepaid expenses and other	91	29

Total current assets	3,916	780

Property and equipment, net	129	351
Other assets	181	50

Total assets	$4,226	$1,181

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Bank overdraft	$—	$34
Accounts payable	251	249
Accounts payable from related parties	7	21
Accrued expenses	206	241
Merger cost accrued expenses	198	—
Current portion of capital leases	5	5

Total current liabilities	667	550

Pension liability	144	—
Other liabilities	41	41
Long-term portion of notes payable and capital leases, including accrued interest of $685 and $606 at December 31, 2002 and December 31, 2001, respectively	6,735	8,331

Total liabilities	7,587	8,922
Series A redeemable convertible preferred stock, $.01 par value; 60,000,000 shares authorized, liquidation preference of $6,855; and 15,298,351 shares issued and outstanding as of December 31, 2002	6,855	—
Stockholders’ equity (deficit):
Common stock prior to reverse merger and recapitalization	—	1
Series A through F convertible preferred stock prior to reverse merger and recapitalization	—	1
Common stock, $.01 par value; 130,000,000 authorized shares; 29,088,901 shares issued and 29,070,786 shares outstanding as of December 31, 2002, net of 18,115 shares held in treasury	291	—
Deferred stock compensation	—	(2,930)
Accumulated other comprehensive loss	(58)	—
Additional paid-in capital	31,373	27,058
Deficit accumulated during development stage	(41,822)	(31,871)

Total stockholders’ equity (deficit)	(10,216)	(7,741)

Total liabilities and stockholders’ equity (deficit)	$4,226	$1,181

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

				Period from
	Years Ended December 31,			December 21, 1989
				(Inception) to
	2002	2001	2000	December 31, 2002

	(In thousands, except per share data)
Revenues:
Sales	$737	$434	$962	$2,133
Royalties	44	56	10	110
Grant and other revenue	—	—	—	433

Total revenues	781	490	972	2,676
Expenses:
Costs of goods sold	1,039	700	843	2,582
Research and development	2,222	2,125	2,712	25,176
Business development, general and administrative	2,147	1,592	1,573	11,243
Compensation expense associated with stock options and warrants	3,300	1,209	1,220	5,975

Total expenses	8,708	5,626	6,348	44,976

Operating loss	(7,927)	(5,136)	(5,376)	(42,300)
Merger cost	(515)	—	—	(515)
Interest and other income	66	12	18	1,211
Rental income	195	148	73	416
Interest expense	(1,770)	(354)	(244)	(2,684)
License fees	—	1,000	300	2,050

Net loss	$(9,951)	$(4,330)	$(5,229)	$(41,822)

Basic and diluted net loss per share:	$(0.56)	$(0.25)	$(0.31)	$(2.45)

Weighted average number of shares used for calculation of net loss per share (shares outstanding immediately after reverse merger and recapitalization used for all periods presented prior to reverse merger and recapitalization)	17,671	17,045	17,045	17,093

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
REDEEMABLE CONVERTIBLE PREFERRED STOCK

Period from December 21, 1989 (inception) to December 31, 2002

	Stockholders’ Equity (Deficit)
	Series A
	Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount
			(In thousands, except share and per share data)
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990			—	$—			1,400,000	$1
Issuance of common stock at $0.005 per share for cash in November 1991			—	—			700,000	—
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44			725,000	1			—	—
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29			1,226,338	—			—	—
Net loss from inception (December 21, 1989) through December 31, 1992			—	—			—	—
Balance at December 31, 1992			1,951,338	1			2,100,000	1
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29			550,552	—			—	—
Exercise of common stock options at $0.30 per share for cash in February 1993			—	—			200	—
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant			—	—			5,000	—
Net loss			—	—			—	—
Balance at December 31, 1993			2,501,890	1			2,105,200	1
Net loss			—	—			—	—
Balance at December 31, 1994			2,501,890	1			2,105,200	1
Net loss			—	—			—	—
Balance at December 31, 1995			2,501,890	1			2,105,200	1
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536			1,191,321	—			—	—
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996			—	—			163,333	—
Net loss			—	—			—	—
Balance at December 31, 1996			3,693,211	1			2,268,533	1
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53			335,314	—			—	—
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997			—	—			32,111	—
Net loss			—	—			—	—
Balance at December 31, 1997			4,028,525	1			2,300,644	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)
		(In thousands, except share and per share data)
Issuance of common stock at $0.03127 per share for net assets contributed by founders in May 1990	$44	$—	$—		$45
Issuance of common stock at $0.005 per share for cash in November 1991	3	—	—		3
Issuance of Series A convertible preferred stock at $1.00 per share for cash in April 1991, net of offering costs of $44	681	—	—		682
Issuance of Series B convertible preferred stock at $3.00 per share for cash and in exchange for notes payable in January, March, May, and July 1992, net of offering costs of $29	3,650	—	—		3,650
Net loss from inception (December 21, 1989) through December 31, 1992	—	—	(2,476)		(2,476)
Balance at December 31, 1992	4,378	—	(2,476)		1,904
Issuance of Series C convertible preferred stock at $4.50 per share for cash in December 1993, net of offering costs of $29	2,448	—	—		2,448
Exercise of common stock options at $0.30 per share for cash in February 1993	1	—	—		1
Issuance of common stock at $0.30 per share in 1993 in exchange for services to a consultant	1	—	—		1
Net loss	—	—	(1,342)		(1,342)
Balance at December 31, 1993	6,828	—	(3,818)		3,012
Net loss	—	—	(1,463)		(1,463)
Balance at December 31, 1994	6,828	—	(5,281)		1,549
Net loss	—	—	(1,959)		(1,959)
Balance at December 31, 1995	6,828	—	(7,240)		(410)
Issuance of Series D convertible preferred stock at $7.25 per share for cash in March and April 1996, net of offering costs of $536	8,101	—	—		8,101
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in August and October 1996	43	—	—		43
Net loss	—	—	(1,931)		(1,931)
Balance at December 31, 1996	14,972	—	(9,171)		5,803
Issuance of Series E convertible preferred stock at $7.25 per share for cash in August and September 1997, net of offering costs of $53	2,378	—	—		2,378
Exercise of common stock options at $0.10, $0.30, and $0.45 per share in April, August, and September 1997	5	—	—		5
Net loss	—	—	(3,868)		(3,868)
Balance at December 31, 1997	17,355	—	(13,039)		4,318

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

					Stockholders’ Equity (Deficit)
	Series A
	Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(In thousands, except share and per share data)
Exercise of common stock options at $0.10, $0.20, $1.27, and $1.45 per share in May, July, November and December 1998, respectively			—	—			159,879	—
Compensation expense associated with stock option modifications			—	—			—	—
Net loss			—	—			—	—
Balance at December 31, 1998			4,028,525	1			2,460,523	1
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999			—	—			42,396	—
Issuance of Series F convertible preferred stock at $8.73 per share for cash			453,310	—			—	—
Compensation expense associated with stock option grants			—	—			—	—
Net loss			—	—			—	—
Balance at December 31, 1999			4,481,835	1			2,502,919	1
Compensation expense associated with stock option grants in prior year			—	—			—	—
Compensation expense associated with stock option grants in current year			—	—			—	—
Stock options cancelled during 2000			—	—			—	—
Net loss			—	—			—	—
Balance at December 31, 2000			4,481,835	1			2,502,919	1
Exercise of common stock options at $.10 per share in 2001			—	—			25,000	—
Exercise of common stock options at $1.45 per share in 2001			—	—			125	—
Compensation expense associated with stock option grants in prior years			—	—			—	—
Compensation expense associated with stock option grants in current year			—	—			—	—
Stock options cancelled during 2001			—	—			—	—
Deferred stock compensation associated with stock option grants to non- employees in 2001			—	—			—	—
Net loss			—	—			—	—
Balance at December 31, 2001			4,481,835	1			2,528,044	1

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Stockholders’ Equity (Deficit)
			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)
	(In thousands, except share and per share data)
Exercise of common stock options at $0.10,$0.20,$1.27, and $1.45 per share in May,July, November and December 1998, respectively	108	—	—		108
Compensation expense associated with stock option modifications	56	—	—		56
Net loss	—	—	(3,815)		(3,815)
Balance at December 31, 1998	17,519	—	(16,854)		667
Exercise of common stock options at $.725 and $1.45 per share in April, June and August 1999	32	—	—		32
Issuance of Series F convertible preferred stock at $8.73 per share for cash	3,956	—	—		3,956
Compensation expense associated with stock option grants	3,436	(3,247)	—		189
Net loss	—	—	(5,458)		(5,458)
Balance at December 31,1999	24,943	(3,247)	(22,312)		(614)
Compensation expense associated with stock option grants in prior year	—	738	—		738
Compensation expense associated with stock option grants in current year	2,124	(1,642)	—		482
Stock options cancelled during 2000	(1,089)	1,089	—		—
Net loss	—	—	(5,229)		(5,229)
Balance at December 31, 2000	25,978	(3,062)	(27,541)		(4,623)
Exercise of common stock options at $.10 per share in 2001	3	—	—		3
Exercise of common stock options at $1.45 per share in 2001	—	—	—		—
Compensation expense associated with stock option grants in prior years	—	935	—		935
Compensation expense associated with stock option grants in current year	1,010	(833)	—		177
Stock options cancelled during 2001	(161)	161	—		—
Deferred stock compensation associated with stock option grants to non- employees in 2001	228	(131)	—		97
Net loss	—	—	(4,330)		(4,330)
Balance at December 31, 2001	27,058	(2,930)	(31,871)		(7,741)

See accompanying Notes to Consolidated Financial Statements

REGEN BIOLOGICS, INC.
(A Development Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) AND SERIES A
REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)

	Series A				Stockholders’ Equity (Deficit)
	Redeemable		Series A-F		Series B
	Convertible		Convertible		Convertible
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock
	Share	Amount	Shares	Amount	Shares	Amount	Shares	Amount
	(In thousands, except share and per share data)
Issuance of Common Stock			—	—	—	—	301,930	1
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138			5,564,047	1	—	—	—	—
Deferred stock compensation associated with stock option grants in 2002			—	—	—	—	—	—
Compensation expense associated with stock options outstanding			—	—	—	—	—	—
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing			—	—		—		—
Valuation of beneficial conversion associated with bridge financing			—	—		—		—
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger			—	—	—	—	—	—
Conversion of convertible preferred shares to Redeemable convertible preferred Series A at liquidation/ redemption value	15,298,351	$6,855	(5,564,047)	(1)	—	—	—	—
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares			(4,481,835)	(1)	12,025,656	$120	297,146	3
Conversion of Subsidiary common stock into Company common stock and Series B Preferred Shares:
Elimination of Subsidiary Common Stock			—	—	—	—	(2,829,974)	(1)
Issuance of Company Common Stock			—	—	—	—	7,781,018	78
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held in treasury)			—	—	—	—	8,966,966	89
Conversion of Series B convertible preferred stock to Company Common Stock			—	—	(12,025,656)	(120)	12,025,656	120
Minimum Pension Liability			—	—	—	—	—	—
Net loss			—	—	—	—	—	—
Other comprehensive loss			—	—	—	—	—	—

Balance at December 31, 2002	15,298,351	$6,855	—	$—	—	—	29,070,786	$291

[Additional columns below]

[Continued from above table, first column(s) repeated]

			Stockholders’ Equity (Deficit)
			Deficit
			Accumulated	Accumulated	Total
	Additional	Deferred	During	Other	Stockholders’
	Paid In	Stock	Development	Comprehensive	Equity
	Capital	Compensation	Stage	Loss	(Deficit)
	(In thousands, except share and per share data)
Issuance of Common Stock	104	—	—	—	105
Issuance of Convertible Preferred Stock for cash and conversion of bridge financing net of issuance costs of $138	6,716	—	—	—	6,717
Deferred stock compensation associated with stock option grants in 2002	370	(370)
Compensation expense associated with stock options outstanding	—	452	—	—	452
Effect of reverse merger and recapitalization:
Valuation of warrants associated with bridge financing	657	—	—	—	657
Valuation of beneficial conversion associated with bridge financing	843	—	—	—	843
Compensation expense associated with stock options outstanding recognized as a result of the reverse merger	—	2,848	—	—	2,848
Conversion of convertible preferred shares to Redeemable convertible preferred Series A at liquidation/ redemption value	(6,854)	—	—	—	(6,855)
Conversion of convertible preferred shares to Common Stock and Series B Preferred Shares
Conversion of Subsidiary common stock into Company common stock and Series B Preferred Shares:	(122)	—	—	—	—
Elimination of Subsidiary Common Stock	1	—	—	—	—
Issuance of Company Common Stock	(78)	—	—	—	—
Company Common Stock and related equity held by existing shareholders (net of 18,115 shares held in treasury)	2,678	—	—	—	2,767
Conversion of Series B convertible preferred stock to Company Common Stock
Minimum Pension Liability	—	—	—	$(58)	(58)
Net loss	—	—	(9,951)	—	(9,951)
Other comprehensive loss	—	—	—	—	(10,009)

Balance at December 31, 2002	$31,373	$—	$(41,822)	$(58)	$(10,216)

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

				Period from
				December 21,
				1989
				(Inception) to
	Year Ended December 31			December 31,
	2002	2001	2000	2002

	(In thousands)
Operating Activities
Net loss	$(9,951)	$(4,330)	$(5,229)	$(41,822)
Adjustments to reconcile net loss to net cash used in operating activities:
Compensation expense associated with stock options	3,300	1,209	1,220	5,975
Issuance of common stock to consultant for services	—	—	—	2
Amortization of debt discount for warrant and beneficial conversion feature	1,500	—	—	1,500
Non-cash interest expense	270	354	251	881
Depreciation and amortization	238	272	345	2,033
Loss on disposal of property and equipment	—	—	1	9
Changes in operating assets and liabilities:
Other current assets and receivables	200	(34)	112	(125)
Inventory	31	(92)	(200)	(262)
Other assets	(131)	—	—	(131)
Accounts payable, accrued expenses and bank overdraft	(194)	164	(159)	351
Other liabilities	—	41	(18)	41

Net cash used in operating activities	(4,737)	(2,416)	(3,677)	(31,548)
Investing Activities
Purchases of property and equipment	(6)	(14)	(16)	(1,939)
Changes in short-term investments	(201)	397	(169)	(528)

Net cash provided by (used in) investing activities	(207)	383	(185)	(2,467)
Financing Activities
Issuance of common stock to founders for contributed patents	—	—	—	42
Issuance of Series B preferred stock upon conversion of interest payable	—	—	—	6
Reduction in payable to stockholder	—	—	—	(76)
Proceeds from issuance of convertible preferred stock, net of offering costs	3,857	—	—	24,767
Proceeds from issuance of common stock	105	3	—	301
Repayment on capital lease obligations	(6)	(3)	—	(112)
Proceeds from notes payable	988	2,030	4,192	11,410
Payments on notes payable	—	—	(326)	(2,323)

Net cash provided by financing activities	4,944	2,030	3,866	34,015

Net (decrease) increase in cash	—	(3)	4	—
Cash at beginning of period	1	4	—	1

Cash at end of period	$1	$1	$4	$1

Supplemental disclosure of cash flow information
Non-cash disclosure:
Issuance of Series B convertible preferred stock upon conversion of notes payable	$—	$—	—	$300
Equipment purchased pursuant to capital leases	10	10	—	124
Cancellation of stock options with deferred stock compensation associated	—	161	—	1,250
Net assets assumed in merger	2,733	—	—	2,733
Conversion of bridge financing to equity	2,860	—	—	2,860
Cash disclosure:
Cash paid for interest	—	—	17	310

See accompanying Notes to Consolidated Financial Statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) NATURE OF BUSINESS

     ReGen Biologics, Inc. (“ReGen” or the “Company”), formerly Aros Corporation, a Delaware corporation, was incorporated as APACHE Medical Systems, Inc. (“APACHE”) on September 1, 1987. APACHE was a provider of clinically based decision support information systems and consulting services to the healthcare industry offering a comprehensive line of outcomes-based products and services, encompassing software, hardware, and related consulting and disease management information services. The Company sold or discontinued all APACHE business and changed its name to Aros Corporation in 2001. The Company changed its name to ReGen Biologics, Inc. in 2002.

     RBio, Inc. (“RBio” or the “Subsidiary”), formerly ReGen Biologics, Inc., a Delaware corporation, was incorporated in California on December 21, 1989 and reincorporated in Delaware on June 28, 1990 for the purpose of research and development and, ultimately, the sale of collagen-based technologies and products to stimulate re-growth of tissue that, under natural conditions, does not regenerate adequately in humans. On November 12, 2002 ReGen Biologics, Inc. changed its name to RBio, Inc.

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and account balances have been eliminated in consolidation.

     Through its Subsidiary, the Company developed a proprietary collagen based matrix technology, which has been clinically proven to regenerate lost or damaged tissue. This technology produces a scaffold, which promotes the natural re-growth of tissue into the implanted matrix. The matrix material then absorbs, leaving native tissue in its place. The Company chose to initially adapt this technology in the orthopedic area, which offers a substantial unmet need and large market size.

     The Company developed and currently markets outside the U.S., the Collagen Meniscus Implant (“CMI”). This implant product for the meniscus of the human knee is the Company’s initial application of its tissue re-growth technology. Patients with a damaged meniscus frequently undergo an arthroscopic surgical procedure known as a partial meniscectomy, removing the damaged tissue, leaving the patient with less meniscus to support the knee and protect the patient from further complications or injury. For many of these patients, the CMI presents a surgical alternative, with the potential to re-grow much of the tissue otherwise lost in these procedures, allowing the patient to return to a more active lifestyle than otherwise may have been possible. In 2002, the Company estimates that there were approximately 1.1 million partial meniscectomy procedures performed worldwide, of which approximately 783,000 were in the United States.

     The Company has also developed and markets the SharpShooter Tissue Repair System (“SharpShooter”), a suturing device used to facilitate the surgical implant of the CMI, as well as to perform other similar arthroscopic meniscus repair procedures.

     The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. In 2002, the CMI was cleared for marketing in Australia and Chile, and in 2000, the Sharp Shooter received marketing clearance for sale in the United States by the United States Food and Drug Administration (“FDA”). In the fourth quarter of 2002 the Company completed the required enrollment and related surgical procedures for its CMI clinical trial in the United States.

     The U.S. CMI clinical trial is a multicenter pivotal trial consisting of 288 patients, 14 centers and 23 surgeons. Prior to submission of results in the Company’s Pre-market Approval Application (“PMA”), all patients will undergo a clinical follow-up exam at two years after the date of their CMI procedure. The Company expects these two-year clinical follow-up exams will be completed in the fourth quarter of 2004, with submission of the completed PMA to the FDA shortly thereafter. To date, the Company has collected two-year clinical results on approximately 60% of the patients in the CMI trial.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Company will continue to require additional capital to complete the U.S. CMI clinical trial, further develop its products and further develop sales and distribution channels for its products around the world. Accordingly, the Company is still considered a development stage enterprise. Management believes that the Company will emerge from the development stage when the CMI product is available for sale in the U.S. or sales of all of its products have reached a volume that will provide for positive gross margin.

     The Company is actively pursuing additional permanent equity capital in order to support ongoing operations, and believes it requires one or more such financings before it will be in a position to support itself through positive operating earnings and cash flow. The Company expects a financing to occur by September 30, 2003, or before such time as current cash reserves are depleted. This financing is necessary to fund the Company’s current level of operations through 2003. Certain existing investors in the Company, who have invested in previous rounds of financing, have indicated their interest in participating in the next financing. The Company has received a written commitment from one of its existing Stockholders for an investment in the next financing subject to certain conditions customary in such a commitment. While the Company has been successful in the past at obtaining the necessary capital to support its operations, there can be no assurance that the Company will be able to obtain additional equity capital under commercially reasonable terms and conditions, or at all.

     The future operating results of the Company may be affected by a number of risks and certain other factors. The Company’s future operating results are highly dependent upon its ability to obtain and maintain regulatory approvals for its CMI and other products. The process of review by the FDA is uncertain, and while the Company expects that the FDA will issue its ruling on the CMI product in 2005, there is no guarantee that the Company will receive approval by the FDA in any specific time frame, or at all. Should the FDA approve the CMI for sale in the U.S., sales of the CMI in the U.S. will not occur until, at the earliest, late 2005. Although the CMI is approved and distributed in Europe, Australia and Chile, it is not approved for sale in the U.S., and the Company makes no claim regarding its safety, effectiveness or its potential for FDA approval. In addition to regulatory related hurdles, in order to approach a position of positive operating earnings and cash flow, the Company will need to effectively address various other operating issues, including special reimbursement provisions for the surgeons and facilities that will be responsible for implanting the Company’s CMI or other future products. While the Company is actively working to address these issues, there is no guarantee that the Company will be able to obtain special reimbursement provisions, or obtain them in any given time frame. The Company will continue to require additional capital to complete the U.S. CMI clinical trial, further develop its products and further develop sales and distribution channels for its products around the world.

     The financial statements have been prepared assuming the Company will continue as a going concern. Continuing as a going concern is dependent upon successfully raising capital as described above. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and amounts and classification of liabilities that might result from the outcome of the uncertainty.

(2) BASIS OF PRESENTATION

     On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. The acquisition of the Subsidiary has been recorded for accounting purposes as a reverse merger and recapitalization, whereby the Subsidiary is assumed to be the accounting acquirer of the Company. For purposes of this filing and future filings, the historical financial statements of the Subsidiary including related notes have replaced the prior historical financial statements of the Company. On the date of the merger between the Subsidiary and the Company, the assets and liabilities of the Company were merged into the historical balance sheet of the Subsidiary for consolidated financial statement purposes as if the Subsidiary had acquired the Company. The assets and liabilities of the Company at the acquisition date comprised approximately $2.95 million in cash, approximately $212,000 in prepaid and other assets and approximately $430,000 in accounts payable, accrued expenses and other liabilities. The fair values of these assets and liabilities approximate their book values at the acquisition date. Because the Company was essentially a non-operating entity at the time of the merger, the merger was considered a capital transaction in substance and no goodwill was recorded. The common and preferred stock of the Subsidiary that was outstanding at the date of the merger was replaced with the common and preferred stock (along with additional paid in capital) of the Company including those shares issued to consummate the merger. The historical retained deficits of the Subsidiary were carried forward into the merged company.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Costs associated with the merger include legal and accounting fees and an estimate of the costs to be incurred to register the unregistered shares distributed to the former shareholders of the Subsidiary in connection with the merger. Management’s estimate of these costs was $402,000 and had been expensed in the second quarter during 2002. A change in the estimate due to additional accounting and legal fees of $113,000 has been made and expensed in the third quarter of 2002, increasing the total estimated costs associated with the merger to $515,000.

     For the twelve months ended December 31, 2002, the pro forma amounts indicating results as if the merger had taken place on January 1, 2002 for revenue, net loss and earnings per share were $781,000, ($9,963,000) and ($0.56), respectively.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Short-Term Investments

     The Company considers all highly liquid investments purchased with a maturity of 90 days or less at the date of acquisition to be cash equivalents. The Company places its cash and short-term investments with two financial institutions and invests primarily in overnight investments, which may include U.S. government agency notes, commercial paper, and money market accounts. To date, the Company has not experienced losses on investments in these instruments.

Inventories

     Inventories are valued at the lower of actual cost or market, using the first-in, first-out (FIFO) method. Work in process is calculated by estimating the number of units that will be successfully converted to finished goods, based upon a straight-line build-up in the stage of completion, and historical yields reduced by estimated usage for quality control testing.

Property and Equipment

     Property and equipment are stated at cost. Depreciation of computer, office, laboratory, and manufacturing equipment is calculated using the straight-line method over the estimated useful lives (three to five years), and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the lease term.

Income Taxes

     The Company provides for income taxes in accordance with the asset and liability method, prescribed by Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

     The Company sells its products to distributors of orthopedic products under exclusive license agreements.

     Revenues from sales of products are recognized when goods are shipped to the distributors (the customers). Amounts billed to customers for shipping and handling are included in revenues. Shipping and handling costs are included in costs of goods sold. Certain customers that make up 100% of sales for certain products are required to purchase minimum quantities.

     The Company’s agreements with its customers provide for certain royalty payments to the Company when the customer sells the products to the end users. If determinable at the time results are published by the Company, royalties are recognized when the customer has sold the product to the end user and the Company has fulfilled its obligations under the applicable agreement. If not determinable at the time results are published, royalties are recognized in the period they become determinable.

     License fees represent payments received from customers for exclusive perpetual licenses to sell the Company’s products in various geographic areas (see Note 9). These fees are recognized as other income when all performance criteria in the underlying agreement have been met. License fees are not recurring.

Research and Development Costs

     All research and development costs are charged to expense as incurred.

Patent and Licensing Costs

     The Company records costs incurred to obtain patents and licenses as research and development expense.

Advertising Costs

     All advertising costs are expensed as incurred. During the years ended December 31, 2002, 2001 and 2000, the Company expensed approximately $89,000, $66,000 and $8,000, respectively, as advertising costs.

Comprehensive Loss

     Comprehensive loss includes all changes in stockholders’ equity during a period except those resulting from investments by owners and distributions to owners. The Company’s other comprehensive loss comprises a minimum pension liability.

Fair Value of Financial Instruments and Concentrations

     The carrying amount of the Company’s variable rate debt approximates fair value. The fair value of the fixed rate debt was approximately $218,000 and $1.7 million as of December 31, 2002 and 2001, respectively. The fair value of the fixed rate debt is based on the Company’s estimate of its current incremental borrowing rate of 200–400 basis points above the prime rate. The carrying amount of the Company’s cash, short-term investments, receivables, receivables from related parties, accounts payable and accrued expenses approximates fair value due to their short-term nature.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Company currently has two principal customers (see Note 9), which market and sell the Company’s two current products. Customer A has the license to sell the Sharp Shooter product. Customer B, which is also a shareholder of the Company, has the license to sell the CMI product outside of the United States. Concentrations of receivables and revenues by customer as of and for the years ended December 31, 2002, 2001 and 2000 are as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2002	2001	2000
Accounts receivable:
Customer A	8%	99%	31%
Customer B	92%	—%	69%
Sales revenues:
Customer A	55%	66%	41%
Customer B	45%	34%	59%
Royalties:
Customer A	100%	100%	100%

     The CMI and SharpShooter in 2000 each received the CE Mark for distribution in the European Economic Community. In 2002, the CMI was cleared for marketing in Australia and Chile, and in 2000, the Sharp Shooter received marketing clearance for sale in the United States by the United States Food and Drug Administration (“FDA”). In the fourth quarter of 2002 the Company completed the required enrollment and related surgical procedures for its CMI clinical trial in the United States.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Adoption of New Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, entitled, Business Combinations. This statement prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and applies to all business combinations accounted for under the purchase method that are completed after June 30, 2001. This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

     Also in June 2001, the FASB issued SFAS No. 142, entitled, Goodwill and Other Intangible Assets. This statement eliminates the amortization of goodwill, and requires goodwill to be reviewed periodically for impairment. This statement also requires the useful lives of previously recognized intangible assets to be reassessed and the remaining amortization periods to be adjusted accordingly. This statement is effective for fiscal years beginning after December 15, 2001, for all goodwill and other intangible assets recognized on the Company’s consolidated balance sheets at that date, regardless of when the assets were initially recognized. This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     In August 2001, the FASB issued SFAS No. 144, entitled, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, entitled, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of , but retains its fundamental provisions for recognizing and measuring impairment of long-lived assets to be held and used. This statement also requires that all long-lived assets to be disposed of by sale are carried at the lower of carrying amount or fair value less cost to sell, and that depreciation should cease to be recorded on such assets. SFAS No. 144 standardizes the accounting and presentation requirements for all long-lived assets to be disposed of by sale, superceding previous guidance for discontinued operations of business segments. This statement is effective for fiscal years beginning after December 15, 2001. This statement was adopted on January 1, 2002, and did not have an impact on the Company’s consolidated financial statements.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of SFAS 123 . This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related Interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company’s stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2002 and will adopt the interim disclosure provisions for its financial reports for the quarter ended March 31, 2003.

     Had compensation costs for the Company’s stock options been determined based on SFAS No. 123, the Company’s net income and earnings per share would have been as follows (in thousands, except per share data):

	Year Ended December 31
	2002	2001	2000
Net loss, as reported	$(9,951)	$(4,330)	$(5,229)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB No. 25) for all awards, net of related tax effects	3,128	1,119	1,171
Deduct: Total stock-based compensation expense determined under fair value based method (SFAS No. 123) for all awards, net of related tax effects	(6,386)	(2,070)	(1,804)

Pro forma net loss	$(13,209)	$(5,281)	$(5,862)

Earnings per share:
Basic and diluted — as reported	$(0.56)	$(0.25)	$(0.31)
Basic and diluted — pro forma	$(0.75)	$(0.31)	$(0.34)

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The fair value of the options is estimated on the date of the grant using the Black-Scholes option pricing model. The following assumptions were used in the pricing calculation for 2002, 2001 and 2000:

	Year Ended December 31,
	2002	2001	2000

Risk-free interest rate	2.55-4.05%	4.41-5.34%	5.47-6.61%
Dividend yield	0%	0%	0%
Expected lives	7 years	7 years	7 years
Expected volatility	93.27%	82.73%	83.20%

     The expected volatility was calculated by using the average volatility of comparative companies due to RBio being a privately held company prior to the reverse merger and recapitalization.

Accounting Principles Issued But Not Yet Adopted

     In August 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement is effective for fiscal years beginning after June 15, 2002. SFAS No. 143 provides accounting requirements for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Under the statement, the asset retirement obligation is recorded at fair value in the period in which it is incurred by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value in each subsequent period and the capitalized cost is depreciated over the useful life of the related asset. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

     In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections . This statement eliminates the current requirement that gains and losses on debt extinguishment must be classified as extraordinary items in the income statement. Instead, such gains and losses will be classified as extraordinary items only if they are deemed to be unusual and infrequent, in accordance with the current GAAP criteria for extraordinary classification. In addition, SFAS No. 145 eliminates an inconsistency in lease accounting by requiring that modifications of capital leases that result in reclassification as operating leases be accounted for consistent with sale-leaseback accounting rules. The statement also contains other non-substantive corrections to authoritative accounting literature. The changes related to debt extinguishment will be effective for fiscal years beginning after May 15, 2002, and the changes related to lease accounting will be effective for transactions occurring after May 15, 2002. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities , which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force (“EITF”) Issue No. 94-3. This statement is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of a Company’s commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The Company does not expect that implementation of this statement will have a significant impact on its consolidated financial statements.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Reclassifications

     Certain prior year and inception to December 31, 2002 balances have been reclassified to conform to the current year’s presentation.

(4) SHORT-TERM INVESTMENTS

     At December 31, 2002 and 2001, all investments are debt securities classified as held to maturity, and, accordingly, are carried at amortized cost, which approximates fair value. The cost of securities sold is based on the specific identification method, when applicable. The Company had $3,472,578 and $319,452 of short-term investments invested in U.S. government agency notes as of December 31, 2002 and December 31, 2001, respectively. The Company did not have any material realized or unrealized gains or losses at December 31, 2002 and 2001 and for the periods then ended.

(5) PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

	December 31,	December 31,
	2002	2001

	(In thousands)
Computer equipment	$230	$215
Office equipment	101	101
Laboratory equipment	376	374
Manufacturing equipment	240	241
Leasehold improvements	1,198	1,198

	2,145	2,129
Less accumulated depreciation and amortization	(2,016)	(1,778)

	$129	$351

(6) INVENTORY

     Inventory consists of the following:

	December 31,	December 31,
	2002	2001

	(In thousands)
Raw material	$24	$64
Work in process	146	65
Finished goods	92	164

	$262	$293

     Inventory was adjusted down $18,020 and $40,847 during 2002 and 2001, respectively, to reflect values at the lower of cost or market. At December 31, 2002, 93% of the units in inventory are valued at below the Company’s cost. Due to a high degree of fixed costs in the production process, and the early stage of market acceptance for its products, current sales and production volumes are not adequate to provide for per unit costs that are lower than the current market price for the Company’s products.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(7) NOTES PAYABLE

Credit Agreement and 2000 Credit Agreement

     On November 30, 1998, the Subsidiary entered into a Credit Facility (Credit Agreement) with a shareholder. The Credit Agreement provides for financing of up to $2,042,600. As of December 31, 2002, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on December 1, 2003. During 2002, the Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Subsidiary may, at its option and subject to certain conditions, require any unpaid debt to be converted to equity. The outstanding balance bears interest that compounds annually, at LIBOR, adjusted annually, ranging from 1.27% - 2.35% through the fiscal period December 31, 2002. Accrued interest on this note is due upon maturity of the underlying principal.

     On March 15, 2000 the Subsidiary entered into another Credit Facility (2000 Credit Agreement) with the same shareholder as the Credit Agreement. The 2000 Credit Agreement provided for financing of up to $4,000,000. As of December 31, 2002, the Subsidiary has drawn the entire amount available. This facility originally was scheduled to mature on March 14, 2005. During 2002, the 2000 Credit Agreement was amended to extend the maturity date to the earlier of 36 months from the date the Company receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity. $350,000 of the financing is fixed at a rate of 7% while the remaining $3,650,000 bears interest, that compounds annually, at LIBOR, adjusted annually, ranging from 1.56% - 2.93% through the fiscal period December 31, 2002. Accrued interest on this note is due upon maturity of the underlying principal.

     In connection with the Credit Agreement and the 2000 Credit Agreement, the lender has obtained a security interest in certain of the Company’s intellectual properties.

     As of December 31, 2002, accrued interest on the credit facilities was approximately $685,000. The weighted average interest rate on the credit facilities for the year ended December 31, 2002 and 2001 was 2.91% and 5.07% respectively.

Bridge Loan Agreement and 2002 Bridge Loan Agreement

     On April 13, 2001 the Subsidiary entered into a bridge loan agreement (Bridge Loan Agreement) with existing shareholders and a third party, whereby the lenders were committed to make available up to $3,000,000, subject to terms outlined in the Bridge Loan Agreement, in exchange for convertible subordinated notes. Based on these terms, $1,673,591 became available under the Bridge Loan Agreement and was deposited into an escrow account. In addition to the principal, the Subsidiary was able to borrow interest accrued on the principal while the proceeds were held in escrow. As of June 21, 2001, the Subsidiary had borrowed $1,680,687 under the Bridge Loan Agreement. Interest compounded annually at Prime plus one percent, or 9.0% and was due upon maturity of the underlying principal. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussion below).

     In March 2002 the Subsidiary entered into $1 million of convertible subordinated promissory notes (Notes) with related parties. The Notes were scheduled to mature in March 2003 and accrued interest at Prime plus 1%, or 5.75%. In accordance with the terms of these notes, the outstanding principal and accrued interest was converted into Series G Convertible Preferred Stock of the Subsidiary and ultimately into Series A Convertible Preferred Stock of ReGen (see further discussion below). In addition, upon conversion of the notes, the terms of warrants attached to the notes became fixed (see further discussions below).

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     On June 21, 2002, the Subsidiary issued 5,564,048 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000,000 was received for 3,246,490 of the shares issued. The remaining 2,317,558 shares were issued upon conversion of the borrowings under the Bridge Loan Agreement and Notes, principal and accrued interest from 2001 and 2002 financings with a value of approximately $2,860,000. Subsequent to the conversion of these notes payable into Series G Stock, and also on June 21, 2002, in connection with the merger of ReGen and Aros, the Series G Stock was exchanged for Series A Convertible Preferred Stock of ReGen at a rate of 2.7495 ReGen Series A Stock for each share of ReGen Series G Stock, resulting in 6,372,126 shares of Aros Series A Stock.

     In accordance with the terms of the Bridge Loan Agreement and the Notes, on June 21, 2002, the Subsidiary issued 782,602 five year warrants for common stock exercisable for $1.2321 per share, calculated based upon 25% of the principal and interest outstanding on the 2001 notes and 50% of the principal and interest outstanding on the 2002 notes payable as of June 21, 2002, divided by $1.2321 per share (the purchase price per share paid for the Series G Stock). In connection with the Merger of RBio and ReGen, these warrants were assumed by the Company. Subsequent to the merger, the warrants became exercisable for 2,151,765 shares of ReGen Common Stock at a price of $0.43 per share. In accordance with the terms of the Bridge Loan Agreement and the Notes, the exercise price and number of shares exercisable under the warrants was not known until the consummation of the Series G financing. Therefore, no value had previously been assigned to the warrants or the beneficial conversion feature of the Bridge Loan Agreement and the Notes. At June 21, 2002 the value of the warrants issues was established as $656,788 and the value of the beneficial conversion was established as $843,566. The sum of these amounts was recorded as a reduction of the borrowings outstanding (debt discount) and an increase in additional paid in capital on June 21, 2002. The warrants and beneficial conversion are fully vested; therefore the entire amount of the debt discount was recorded as interest expense on June 21, 2002.

(8) CAPITAL LEASES

     Future payments under capital lease obligations at December 31, 2002 are as follows:

December 31, 2002
Capital Leases

(In thousands)
2003	$7
2004	4
2005	3

14
Amounts representing interest	(2)

$12

     Included in property and equipment at December 31, 2002 and 2001 is $21,142 and $10,489, respectively, related to the capital leases. These leases have terms of 2 and 3 years and imputed interest rates of 8.3% and 14.24%. The new capital lease in 2002 was for computer equipment.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(9) LICENSE AGREEMENTS

Product Distribution License Agreements

     In February 1996, the Subsidiary entered into a perpetual product distribution agreement (1996 Product Distribution Agreement) for the Collagen Meniscus Implant (CMI) with a shareholder of the Subsidiary, who is also the holder of the majority of the Subsidiary’s long-term debt. The Subsidiary received a nonrefundable, non-creditable $750,000 licensing fee in February 1996 in exchange for the granting of exclusive distribution and marketing rights outside the United States of America for the product under development.

     An additional $1,000,000 was recognized as other income during 2001 under the milestone provisions as adjusted by a new agreement between the parties during 2001. This payment is also nonrefundable and non-creditable. The Subsidiary may be due additional milestone fees in future years based on the achievement of future sale volumes by the shareholder/creditor under this agreement. Also, under this agreement, the Subsidiary will be reimbursed by the shareholder/creditor for all expenses it incurs in connection with obtaining regulatory approval for the CMI outside the United States of America. At December 31, 2002 and 2001, the Subsidiary had a receivable from the shareholder of approximately $80,509 and $0, respectively.

     In January 2002, the Subsidiary entered into an amendment to its 1996 Product Distribution Agreement. The amendment provides for (i) further definition and certain changes to the 1996 Product Distribution Agreement, including marketing activities and annual sales minimums and (ii) restructuring of the Credit Agreement and 2000 Credit Agreement, calling for repayment of such credit agreements to occur at the earlier of 36 months from the date the Subsidiary receives FDA approval for its CMI product, or December 31, 2009. On the due date, the Company may, at its option and subject to certain conditions, require any unpaid debt be converted to equity.

     During 2000, the Subsidiary entered into an exclusive distribution agreement with a distributor granting the distributor exclusive rights to sell the Sharp Shooter product throughout the world. The Company received and recognized as license fee income a $300,000 nonrefundable, non-creditable license fee in 2000. This agreement continues in force so long as the distributor meets certain minimum sales volume quotas. The distributor is obligated to pay the Subsidiary a royalty on net sales of products sold by the distributor to end users at a rate of between 10% and 12%. For the years ended December 31, 2002, 2001 and 2000, the amount of royalty income under this agreement was approximately $44,000, $56,000 and $10,000, respectively. The distributor is also required to pay a minimum royalty in order to maintain the exclusive distributor status. To meet the minimum royalty’s requirement, the distributor would have owed an additional $98,500 through December 31, 2002. Management has determined that based on the current status of negotiations with the distributor over possible modifications to the agreement, that these amounts do not meet the criteria for revenue recognition and have therefore not been included in revenue in either year.

Technology License Agreements

     In April 1997, the Subsidiary entered into an agreement with a member of its Board of Directors and Modified Polymer Components, Inc. (MPC) to obtain an exclusive license to certain patent rights used in connection with the Sharp Shooter. The Subsidiary paid $100,000 in 1997 in license fees ($80,000 to the member of the Board of Directors and $20,000 to MPC). Such fees were charged to research and development expense as the related technology was considered by the Subsidiary to be in the development stage, and such technology had no alternative future use.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Subsidiary is required to pay a royalty of up to 6%, consisting of a royalty of up to 4.8% to the member of the Board of Directors and up to 1.2% to an assignee of MPC on net sales of products sold incorporating the licensed technology. In 2000, MPC assigned its rights to this royalty contract to a third-party. For the years ended December 31, 2002, 2001 and 2000, approximately $12,000, $15,000 and $2,000, respectively was charged to expense under this agreement. At December 31, 2002, 2001 and 2000, approximately $2,000 and $10,000 and $2,000, respectively was accrued under this agreement.

     In 1995, the Subsidiary entered into an exclusive license agreement with an employee pursuant to which the employee granted the Subsidiary an exclusive worldwide right and license to certain technology considered by the Subsidiary to be a candidate for use in products of the Subsidiary, including the rights to certain patents and to any products resulting from the use of such technology and/or patents. Under the exclusive license agreement, the Subsidiary agreed to pay the employee a license issue fee of $250,000 in five equal installments of $50,000 per year. The Subsidiary is also required to pay a royalty of: (a) 6% on products covered by a valid patent claim; (b) 3% on products not covered by a valid patent claim; and (c) 50% of royalties actually received by the Subsidiary from sub-licensees who are not affiliates. The Subsidiary completed its payments under this license agreement during fiscal 2000. In addition, the Subsidiary paid all costs incurred by the employee prior to August 24, 1995 for filing, prosecuting and maintenance of licensed patents, in the amount of $50,000. The exclusive license agreement will expire on the later to occur of ten years from the commercial sale of any licensed product (as defined in the agreement) or the date of expiration of the last to expire patent covered in the agreement.

     In 1990, the Subsidiary entered into an agreement with the Massachusetts Institute of Technology (MIT) to obtain an exclusive license to certain patent rights relating to the use of biodegradable materials for regeneration of tissue. The Subsidiary paid $25,000 to MIT in 1990 as license fees. The Subsidiary is required to pay MIT a royalty of the lesser of 6% of net sales or 10% of the gross margin, as defined, on sales of products covered under the agreement, except that no amounts will be due MIT for products that are also covered under the agreement with Neomorphics, Inc. (Neomorphics) discussed below.

     In 1990, the Subsidiary entered into a sublicense agreement with Neomorphics for certain products previously licensed to Neomorphics by MIT (and also in the MIT agreement discussed above). The Subsidiary was required to pay an annual maintenance fee of $10,000 per year in connection with the sublicense. The Subsidiary was also required to pay Neomorphics a royalty of 4% of its net sales of the sublicensed products. The annual license maintenance fees were creditable against royalties due. The amounts paid to MIT and Neomorphics were included as part of research and development expense in the periods in which such payments were made. The related patent expired in 2001 and, accordingly, no royalty payments will be due under this agreement or the MIT agreement after 2001.

(10) COMMITMENTS AND CONTINGENCIES

     The Company leases its corporate headquarters in Franklin Lakes, New Jersey under a non-cancelable operating lease that expires on March 31, 2004, has a month-to-month operating lease agreement for office space in Vail, Colorado and leases space in Redwood City, California for its manufacturing operations under a non-cancelable operating lease that expires in May 2003. The Company sub-leases a portion of the manufacturing facility at the rate of $43,805 per month. The sub-lease expires in May 2003. In January 2002, the Company signed a one-year lease for the office space in Vail, Colorado. The Company sub-leases a portion of the Vail, Colorado facility at a rate of $1,622 per month. The sublease expires January 2003. Total net rent expense was approximately $214,000, $97,000 and $223,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company expects to enter into a three-year lease extension for its manufacturing operations in Redwood City, California under commercially reasonable rates, terms and conditions.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     Future minimum lease payments are as follows at December 31, 2002:

(In thousands)
2003	$185
2004	10

$195

     Future minimum sublease income receipts are as follows at December 31, 2002:

(In thousands)
2003	$219

     The Company has employment agreements with an officer of the Company providing for minimum aggregate annual compensation of approximately $275,000 per annum. The contract provides for consecutive one year terms of employment which may be terminated by either party upon a ninety-day prior written notice. Additionally, such employment agreements provide for various incentive compensation payments as determined by the Company’s Board of Directors.

     During 2001 and 2002, the Company shipped certain components of the SharpShooter that were later identified to have the potential to become non-sterile. The Company instituted a recall of such product components during 2002. The original recall plan was to involve reworking product that had been sold, with the Company bearing the cost of the rework, but the customer retaining title of the product. At the time of the recall, an accrual for the estimated recall and rework costs was recorded. This accrual was updated in the second and third quarters of 2002 as more information about the cost of rework and the quantity of product involved became known. The reworked packaging design to correct the issue that led to the recall requires FDA approval before the reworked products can be returned to the customer. Due to length of time required to receive this approval and therefore return the reworked product to the customer, the Company agreed to take title to the returned product and issue a credit to the customer in the fourth quarter of 2002. The Company has issued a credit of approximately $144,000 to its customer for these returns. This credit was recorded as a reduction in revenue in the fourth quarter of 2002. As of December 31, 2002, the customer has used approximately $42,000 of the total credit, and $103,000 remains available for application to future invoices. As a result of the recall, the Company received and included in inventory a total of 6,084 units of the component. A warranty reserve associated with the recall of these products in 2001 and 2002 was estimated based on the costs to be incurred to recall and rework the product. Based upon these estimates, the Company established a warranty reserve equal to a total of $127,000, including approximately $55,000 recorded in 2001 for 2001 shipments and $72,000 recorded in 2002 for 2002 shipments. The reserve has been subtracted from the carrying amount of the returned inventory. Costs incurred and paid to rework the returned inventory will be included in inventory to the extent of the original carrying amount. The amounts recorded as the estimated costs associated with the recall have been estimated based on the best information currently available. Completion of the rework and FDA approval of the reworked packaging may involve additional costs which can not currently be anticipated. Any such additional costs would be recorded when management becomes aware of the factors which may require the additional costs.

     During 2002, the Company detected residue from its packaging vendor on certain of its CMI packaging materials. The Company identified and discarded all CMI products with the potential for the presence of this material at a cost of approximately $48,080.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(11) EMPLOYEE BENEFIT PLANS

     The Company sponsors a profit sharing plan (“Plan”) intended to qualify under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate in the Plan after three months of service. Employees may contribute a portion of their salary to the Plan, subject to annual limitations imposed by the Internal Revenue Code. The Company may make matching or discretionary contributions to the Plan at the discretion of the Board of Directors, but has made no such contribution to date. Employer contributions generally vest over seven years.

     Prior to the reverse merger and recapitalization, the Company sponsored a defined benefit pension plan (“Pension Plan”) covering all former employees of National Health Advisors, a subsidiary of the Company acquired in 1997. The Pension Plan was amended to freeze benefit accruals and the entry of new participants effective October 31, 1997. The sale of the Company’s APACHE business in 2001 resulted in the termination of all remaining participants in the Pension Plan.

     The benefits under the Pension Plan are based on final average compensation. This defined benefit is offset by a linked profit sharing retirement plan that was also sponsored by National Health Advisors. The Pension Plan covers the portion of the participant’s defined benefit that is not covered by the balance in the participant’s linked profit sharing retirement account on the date of their retirement. While the total amount of each participant’s defined benefit was frozen, the Pension Plan’s share of the defined benefit will fluctuate as the funds invested in each participant’s linked profit sharing retirement account fluctuates. During 2002, declines in the value of the investments in the participants’ profit sharing retirement accounts increased the Pension Plan’s share of the defined benefit liability and therefore the benefit obligation by approximately $21,000. The remaining increase in the benefit obligation is related to accretion for interest. The Company’s funding policy is to contribute annually an amount that can be deducted for federal income tax purposes and meets minimum-funding standards, using an actuarial cost method and assumptions, which are different from those used for financial reporting.

     Rollforwards of the benefit obligation, fair value of plan assets and a reconciliation of the pension plan’s funded status at October 31, 2002 and 2001, the measurement date, and significant assumptions follow. As discussed in Note 2, the historical financial statements of the Subsidiary and related notes have replaced the prior historical financial statements of the company. The information presented below represents disclosures related to the pension plan for all applicable years even though the prior historical financial statements of the Company would not have included this information when originally issued. The 2001 accrued pension cost presented below is not included in the prior historical financial statements of the Subsidiary and therefore is not included in the December 31, 2001 balance sheet of the Company presented herein. The 2002 accrued pension cost is included in pension liabilities in the December 31, 2002 balance sheet.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	October 31,
	(measurement date)
	2002	2001

	(In thousands)
CHANGE IN BENEFIT OBLIGATION
Beginning of the year	$339	$190
Interest cost	21	14
Curtailment	—	(8)
Actuarial loss (gain)	(21)	143

End of the year	$381	$339

CHANGE IN FAIR VALUE OF ASSETS
Beginning of the year	$217	$315
Actual return on plan assets	11	(100)
Employer contributions	9	2

End of the year	$237	$217

RECONCILIATION OF FUNDED STATUS
(Under)/over funded status	$(144)	$(122)

Accrued pension cost	$(144)	$(122)

SIGNIFICANT ASSUMPTIONS:
Discount rate	6.26%	6.26%
Expected return on plan assets	6.26%	6.26%
Rate of compensation increase	5.00%	5.00%

     Pension expense for the year ended December 31, 2002 was $9,000 and is comprised of $21,000 in interest, offset by $11,000 in actual return on plan assets and $1,000 in net amortization and deferral. Because the Pension Plan is frozen, the Company will not have any future service costs associated with this plan. Future pension expense could result from amortization of actuarial gains and increases in the benefit obligation due to further decreases in the linked profit sharing retirement accounts. At October 31, 2002, the balance in the linked profit sharing retirement accounts was approximately $165,000. Decreases in this balance will increase the benefit obligation of the Pension Plan while increases in this balance will decrease the benefit obligation of the Pension Plan.

     As of the measurement date, the market value of the Pension Plan assets was below the accumulated benefit obligation, and the Company was required to record a minimum liability of $58,000 in 2002. This amount was reflected as an increase in pension liability and a decrease in other comprehensive income. Due to the Company’s net operating loss position, no tax benefit was provided for this additional liability.

(12) RELATED PARTY TRANSACTIONS

     The Company has a cost reimbursement agreement with a shareholder of the Company. For the years ended December 31, 2002 and 2001, the Company is entitled to reimbursement of approximately $0 and $74,000, respectively, in developmental costs, all of which has been received year to date.

     For the fiscal years ended December 31, 2002, 2001 and 2000 45%, 34% and 59%, respectively of the Company’s revenues were from sales to Centerpulse Orthopedics Limited, a related party.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     At December 31, 2002 and December 31, 2001, approximately $6,594 and $21,000 of accounts payable were due to related parties.

(13) STOCKHOLDERS’ EQUITY

     The Company’s capital structure was significantly impacted by the reverse merger and recapitalization of June 21, 2002 (see Note 16). The information contained in this note reflects the disclosures related to all shares, options and warrants outstanding at December 31, 2002, and where applicable, historical information related to these securities and plans.

Convertible Preferred Stock

     Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common and Preferred Stock of the Company. The increase in Common Stock was sufficient to permit the conversion of Series B convertible preferred stock (“Series B stock”) into Common Stock. In accordance with the terms and conditions of the Series B stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002.

     The holders of Series A convertible preferred stock (the “Series A Stock”) are entitled to non-cumulative dividends if and when such dividends are declared by the Board of Directors. No dividends have been declared to date. In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A Stock are entitled to receive an amount per share equal to the liquidation preference, equal to the purchase price of Series A Stock, plus any declared but unpaid dividends and subject to adjustment for stock splits and similar adjustments.

     The holders of Series A Stock each have one vote for each full share of common stock into which their shares of preferred stock are convertible on the record date for the vote.

     At the option of the holder, the Series A Stock is convertible into common stock on a one-for-one basis, subject to adjustment for stock splits and similar adjustments of the Series A Stock, and will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $5,000,000 in gross proceeds at a valuation of at least $25,000,000.

     Beginning on the 7th anniversary of the issuance and delivery of the Series A Stock, or June 21, 2009, the Series A Stock shall be subject to redemption at the option of not less than a majority of the holders of the Series A Stock at a per share redemption price equal to the liquidation value of the Series A Stock at the time of redemption. The liquidation value will equal the purchase price of the Series A Stock plus any declared, but unpaid dividends and taking into account any stock splits or similar adjustments to the Series A Stock. The Company shall redeem not less than all of the Series A Stock at the Redemption Price, pro-rata among all of the holders of the Series A Stock, in one-third ( 1/3) increments on each of the 7th, 8th and 9th anniversaries of the issuance and delivery of the Series A Stock.

Stock Options

     The Company has adopted the disclosure only provisions of SFAS No. 123. Accordingly, if the exercise price of the Company’s employee stock options equals or exceeds the estimated fair value of the underlying stock on the date of grant, no compensation expense is generally recognized.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Company has an Employee Stock Option Plan (the Plan) that provides up to 5,700,000 options to be issued to employees, and non-employees of the Company. Option grants for 3,987,000 shares were made during 2002. All options are subject to forfeiture until vested and unexercised options expire on the tenth anniversary of the date of grant. Vesting is generally over four years. At December 31, 2002, options for 1,544,888 shares were available for grant under the Plan. The Company has reserved 5,700,000 shares of common stock for issuance under the Plan.

     In April 1996, the Company adopted its Non-Employee Director Option Plan (the Director Option Plan), pursuant to which non-employee directors of the Company will be granted an option to purchase 20,000 shares of common stock on January 1, of each calendar year for each year of service. The exercise price of such options shall be at the fair market value of the Company’s common stock on the date of grant. Options become fully vested and exercisable on the December 31 immediately following the date on which the option is granted. Stock options granted under the Director Option Plan may not be transferred other than by will or by the laws of descent and distribution. The Board of Directors may terminate the Director Option Plan at any time. Upon the occurrence of a Change of Control, as defined in the Director Option Plan, all outstanding unvested options under the Director Option Plan immediately vest. As of December 31, 2002, 17,500 shares were outstanding and 1,052,000 were available for grant under the Director Option Plan. The Company has reserved 1,070,000 shares of common stock for issuance under the Director Option Plan. During the year ended December 31, 2002 the Company granted options to purchase 5,000 common shares at exercise prices of $0.0825, which was considered to be equal to the fair market value at the date of grant.

     In May 1999, the Company adopted its Non-Employee Director Supplemental Stock Option Plan (the Director Supplemental Option Plan) that provides up to 500,000 options to be issued to the Directors of the Company as amended. The exercise price of such options shall not be less than the fair market value of the Company’s common stock on the date of grant. The Board of Directors may terminate the Director Supplemental Option Plan at any time. Upon occurrence of a Change in Control as defined in the Director Supplemental Option Plan, all outstanding unvested options under the Director Supplemental Option Plan vest immediately. As of December 31, 2002, options for 175,400 shares were outstanding and 324,600 shares were available for grant under the Director Supplemental Option Plan. The Company has reserved 500,000 shares of common stock for issuance under the Director Supplemental Option Plan.

     At June 21, 2002 the Subsidiary had reserved the equivalent of 2,394,526 shares of the Company’s common stock for issuance under its 1991 Stock Option Plan (the Plan). The Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2002, 692,877 options for shares remain outstanding, which originated from the Plan and are fully exercisable.

     At June 21, 2002, the Subsidiary had reserved the equivalent of 1,649,700 shares of the Company’s common stock for issuance under its 1993 Directors’ Stock Option Plan (the Directors’ Plan). The Directors’ Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2002, 1,285,391 options for common stock of the Company remain outstanding, which originated from the Directors’ Plan and are fully exercisable.

     At June 21, 2002, the Subsidiary had reserved the equivalent of 4,674,150 shares of the Company’s common stock for issuance under its 1999 Stock Option Plan (the 1999 Plan). The 1999 Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2002, 3,706,721 options for common stock of the Company remain outstanding, which originated from the 1999 Plan and are fully exercisable.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     At June 21, 2002 the Subsidiary had reserved the equivalent of 2,852,161 shares of the Company’s common stock for issuance under two separate stock option plans for specified key employees. The Plan was closed in conjunction with the merger between the Company and Subsidiary on June 21, 2002. As of December 31, 2002, 2,357,251 options for common stock remain outstanding, which originated under these plans and are fully exercisable.

     In accordance with the merger between the Company and the Subsidiary, the Company assumed all outstanding options of the Subsidiary, such that immediately after the merger, options for the stock of the Subsidiary became options for the stock of the Company. As of December 31, 2002, options assumed from the Subsidiary included options for 8,193,463 shares of the Company’s common stock, at an average exercise price of $0.38 and exercise prices ranging from $0.13 to $0.53. All options assumed from the Subsidiary were fully vested upon the effective date of the merger, June 21, 2002. Total deferred stock compensation of $2,848,310 associated with these options was recorded as compensation expense on the date of the merger.

     A summary of activity under the Company’s stock option plans is as follows:

	Options Outstanding

					Weighted-
	Number of				Average Price
	Shares	Price Per Share			Per Share

Conversion of RBio December 31, 2001 to ReGen Options	6,230,210	$0.16	– $	0.53	$0.49
ReGen balance at December 31, 2001	1,146,268	$0.08	– $	13.00	$4.26
ReGen options granted	3,992,000	$0.08	– $	0.22	$0.20
ReGen options canceled	(388,968)	$0.08	– $	13.00	$2.24
RBio options granted	2,788,103	$0.13	– $	0.53	$0.16
RBio options exercised	(824,850)			$0.13	$0.13
RBio options expired	(151,223)	$0.13	– $	0.53	$0.35

Balance at December 31, 2002	12,791,540	$0.08	– $	13.00	$0.63

     During 2002, the Company granted 6,780,103 stock options with a per share weighted average fair value of $0.36 estimated using the Black-Scholes option valuation model under the assumptions outlined earlier in Note 3. Of the options granted in 2002 4,937,175 shares are subject to accelerated vesting if certain performance criteria are met.

     The following table summarizes information about options at December 31, 2002:

	Options Outstanding			Options Exercisable

		Weighted			Weighted
		Average	Weighted		Average	Weighted
		Remaining	Average		Exercise	Average
		Contractual	Exercise		Contractual	Exercise
Price Per Share	Shares	Life in Years	Price	Shares	Life in Years	Price

$0.00 – $0.50	6,699,057	8.66	$0.18	3,088,540	7.24	$0.15
$0.51 – $1.00	5,617,683	6.29	$0.53	5,617,683	6.29	$0.53
$1.01 – $2.00	46,694	6.26	$1.53	46,694	6.26	$1.53
$2.01 – $13.00	428,106	3.54	$8.90	428,106	3.54	$8.90

	12,791,540			9,181,023

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

     The Company has 349,653 outstanding warrants issued to stockholders in 1995 with an exercise price of $1.43 per share that expire in 2005; and 73,356 outstanding warrants issued to stockholders in 1995 with an exercise price of $8.18 per share that expire in 2005.

     In August 1997 and September 1997, the Subsidiary issued in connection with financings, warrants to purchase the equivalent of 249,391 shares of the Company’s common stock at $0.53 per share. In August 2002, these warrants were extended for an additional 5 years to expire in August 2007 and were fully exercisable as of December 31, 2002.

     In conjunction with the 2000 Credit Agreement, the Subsidiary issued warrants to purchase the equivalent of 412,425 shares of the Company’s common stock at $1.64 per share. The warrants expire on August 7, 2005. These warrants can be exercised by the holder to the extent that the Holder’s ownership of the Company on a fully diluted basis does not exceed 19.9%. At December 31, 2002, the holders of the warrants owned approximately 11.7% of the Company on a fully diluted basis and were fully exercisable.

     In March 2001, the Company issued 1,000,000 warrants for common stock to the stockholders of MetaContent, Inc. at an exercise price of $0.50 per share. The warrants expire March 19, 2011. At December 31, 2002, the warrants were fully exercisable.

     In connection with the 2001 and 2002 Bridge Loans, and subsequent Series G Convertible Preferred financing, entered into between the Subsidiary and certain of its shareholders, the Subsidiary issued the equivalent of 2,151,765 warrants for the Company’s common shares at an exercise price of $0.45 per share.

(14) INCOME TAXES

     The Company had differences in reporting expenses for financial statement purposes and income tax purposes. The provision for income taxes consists of:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2002	2001	2000

	(In thousands)
Current	$—	$—	$—
Deferred	(3,330)	(1,663)	(2,550)
Valuation allowance	3,330	1,663	2,550

	$—	$—	$—

     The provision for income taxes can be reconciled to the income tax that would result from applying the statutory rate to the net loss before income taxes as follows:

	Year Ended	Year Ended	Year Ended
	December 31,	December 31,	December 31,
	2002	2001	2000

	(In thousands)
Tax at statutory rate	$(3,247)	$(1,472)	$(1,778)
State taxes	(403)	(199)	(241)
Permanent items	320	8	(531)
Increase in valuation allowance	3,330	1,663	2,550

	$—	$—	$—

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The significant components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31,	December 31,
	2002	2001

	(In thousands)
Deferred tax assets:
Net operating loss carryforward	$13,243	$12,091
Accrued expenses	(4)	—
Deferred compensation	1,784	—
Property, plant and equipment	367	—
Intangible assets	22	—
R&D credit carryforward	410	402

	15,822	12,493
Valuation allowances	(15,822)	(12,493)

	$—	$—

     The net operating loss carryforward at December 31, 2002 was approximately $33.4 million and the research and development tax credit was approximately $410,000. The federal net operating loss and credit carryforwards will begin to expire in 2006, if not utilized. The state net operating loss and credit carryforwards started to expire in 2000, and will continue to expire if not utilized. The utilization of net operating loss carryforwards may be limited due to changes in the ownership of the Company and the Subsidiary, and the effect of the reverse merger and recapitalization completed on June 21, 2002.

(15) BASIC AND DILUTED LOSS PER SHARE

     The Company implemented SFAS No. 128, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic loss per share includes no dilution and is computed by dividing net loss available to common stockholders, by the weighted average number of common shares outstanding for the period. Diluted loss per share includes the potential dilution that could occur if securities or other contracts were exercised or converted into common stock. Options and warrants outstanding were not included in the computation of diluted loss per share, as their effect would be anti-dilutive. Diluted loss per share and basic loss per share are identical for all periods presented.

     For all periods presented prior to the reverse merger and recapitalization, basic and diluted loss per share is calculated using the number of shares outstanding immediately after the reverse merger and recapitalization.

(16) PRE-MERGER CAPITAL TRANSACTIONS AND MERGER WITH RBio INC

Pre-Merger Capital Transactions

     On June 21, 2002, the Subsidiary amended and restated its Certificate of Incorporation to provide for the following:

     The creation of Series G Convertible Preferred Stock (Series G Stock) with 19,200,000 shares authorized.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The rights of the Subsidiary’s existing Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Preferred Convertible Stock, Series D Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock (collectively referred to as the “Preferred Stock”) were amended and established as follows:

     DIVIDEND RIGHTS: If the Subsidiary shall at any time declare and pay any dividend in the form of cash, stock or property on the outstanding Common Stock, it shall at the same time and on the same terms declare and pay a dividend in the same form on the outstanding Preferred Stock at a rate assuming all Preferred Stock were converted into Common Stock immediately prior to the dividend declaration.

     LIQUIDATION RIGHTS: In the event of any liquidation, dissolution or winding up of the Subsidiary, holders of the Preferred Stock shall be entitled to receive, before any amount shall be paid to holders of Common Stock, an amount per share equal to $1.00 for Series A, $3.00 for Series B, $4.50 for Series C, $7.25 for Series D, $7.25 for Series E, $8.73 for Series F and $1.23 for Series G plus all accrued and unpaid dividends, if any.

     VOTING RIGHTS: The holders of Preferred Stock are entitled to vote upon any matter submitted to the stockholders for a vote. Such holders shall each have one vote for each full share of Common Stock into which their respective shares of Preferred Stock are convertible on the record date for the vote. Holders of Preferred Stock shall vote as a single class.

     CONVERSION RIGHTS: Shares of Preferred Stock can be converted into shares of Common Stock at the option of the holder and automatically upon the occurrences of the closing of an offering pursuant to an effective registration statement pursuant to which Common Stock is sold to the public by the Subsidiary in a public offering registered under the Securities Act of 1933 at a per share public offering price of not less than $10 and a aggregate public offering price of at least $7,500,000. In addition, in the event of a merger or sale of the Subsidiary, the holders of Preferred Stock may elect to have their shares treated as converted. Each share of Preferred Stock is converted into the number of Common Shares that results from dividing the Conversion Price as defined, by the liquidation value per share (see above). Initially, the Conversion Price is equal to the liquidation value per share and can never exceed the liquidation value per share. Adjustments to the Conversion Price are required in the event of the issuance of additional shares of stock of the Subsidiary, stock splits, dividends and recapitalizations.

     On June 21, 2002, the Subsidiary issued 5,564,047 shares of Series G Convertible Preferred Stock (Series G Stock) to existing shareholders of the Subsidiary for $1.2321 per share. Cash of $4,000,000 was received for 3,246,490 of the shares issued. The remaining 2,317,557 shares were issued upon conversion of notes payable and accrued interest from 2001 and 2002 financings with a value of $2,855,465.

Merger With RBio Inc.

     On June 21, 2002, the Company approved a merger of the Subsidiary into Aros Acquisition Corporation, a wholly owned subsidiary of the Company. Prior to the merger, in 2001, the Company discontinued its operations and was evaluating alternatives to best utilize its assets.

     The outstanding shares of Common Stock, Preferred Stock and options and warrants to acquire Common Stock and Preferred Stock of the Subsidiary were converted into equity instruments of the Company as follows:

     COMMON STOCK: Each share of the Subsidiary’s Common Stock has been converted into 2.7495 shares of unregistered common stock of the Company.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     SERIES A, SERIES B, SERIES C, SERIES D, SERIES E AND SERIES F PREFERRED STOCK: Each share of the Subsidiary’s Series A, Series B, Series C, Series D, Series E and Series F Convertible Preferred Stock was converted into 0.0663 shares of unregistered, fully paid, non-assessable Common Stock of the Company (Common Stock) plus 2.6832 shares of unregistered, fully paid, non-assessable Series B Convertible Preferred Stock of the Company (Series B Stock). Following the Company’s annual stockholders meeting on November 26, 2002, the Company filed an amendment to its certificate of incorporation, increasing the number of authorized shares of Common Stock of the Company sufficient to permit the conversion of Series B Stock into Common Stock. In accordance with the terms and conditions of the Series B Stock, all such stock was automatically converted into Common Stock, on a one for one basis, as of the filing of the Company’s amended certificate of incorporation on December 13, 2002. Therefore, in effect, each share of the Subsidiary’s Series A, Series B, Series C. Series D, Series E and Series F Convertible Preferred Stock was converted into 2.7495 shares of Common Stock.

     SERIES G PREFERRED STOCK: Each share of the Subsidiary’s Series G Preferred Stock has been converted to 2.7495 shares of unregistered, fully paid, non-assessable shares of the Company’s Series A Convertible Preferred Stock (Series A Stock).

     STOCK OPTIONS AND WARRANTS: Immediately prior to the merger, the Subsidiary accelerated the vesting of all options such that at the time of the merger, all stock options and warrants were fully vested. Each option and each warrant to purchase the Subsidiary’s Common Stock has been assumed by ReGen and converted into options and warrants, respectively, to acquire the Company’s Common Stock. Each option and warrant shall be exercisable for that number of shares of Common Stock equal to the product of the number of shares of the Subsidiary’s Common Stock that were purchasable under such Subsidiary option multiplied by 2.7495, and rounded to the nearest whole number of shares of Common Stock. As such, 2,265,943 RBio options at January 1, 2002 were effectively converted to 6,230,210 ReGen options using this multiplier.

	Options Outstanding

			Weighted-
	Number of		Average Price
	Shares	Price Per Share	Per Share

Balance at December 31, 1999	2,155,979	$0.10 – $1.45	$1.15
Options granted	511,500	$1.45	$1.45
Options canceled	(298,000)	$1.45	$1.45
Options exercised	(25,000)	$0.10	$0.10

Balance at December 31, 2000	2,344,479	$0.10 – $1.45	$1.13

Options granted	220,589	$1.45	$1.45
Options canceled	(299,000)	$1.45	$1.45
Options exercised	(125)	$1.45	$1.45

Balance at December 31, 2001	2,265,943	$0.45 – $1.45	$1.34

     Each warrant to purchase the Subsidiary’s Series C Convertible Preferred Stock was assumed by the Company and converted into warrants to purchase 0.0663 shares of Common Stock and 2.6832 shares of Series B Stock. The per share exercise price for shares of Common Stock or Series B Stock issuable upon exercise of such assumed Company options and warrants shall be equal to the quotient determined by dividing the exercise price per share of Subsidiary Common Stock or Series C Convertible Preferred Stock, as applicable, at which such Subsidiary options and warrants were exercisable by 2.7495. In accordance with the conversion of the Series B Stock to Common Stock on December 13, 2002, the Company’s warrants for Series B Stock were also converted to warrants for Common Stock.

     All shares issued to holders of stock options and warrants assumed by the Company from the Subsidiary are unregistered.

REGEN BIOLOGICS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

     The Company and the receiving shareholders entered into a Registration Rights Agreement under which ReGen, at its option, can register the unregistered shares in whole or part. Holders of unregistered shares can request, subject to certain limitations, and ReGen is required to make a best commercial efforts to, register blocks of unregistered shares beginning 90 days after the Company’s Form 10-K for the year ended December 31, 2002 is filed. The Company is required to bear the cost of all such registrations except that in an underwritten offering, the holder of the shares will bear any underwriting discounts and commissions, if any, and transfer taxes relating to the registration.

     Upon completion of the merger, holders of the Subsidiary’s Common Stock and Preferred Stock controlled approximately 80% of the voting rights of the combined company. As such, the Subsidiary was the deemed acquirer for purposes of accounting for this merger.

     The Series A Stock has rights and terms that provide for certain preferences in the event of liquidation to the Common Stock. Additionally, the Company Series A Stock has mandatory conversion features upon certain circumstances including but not limited to a qualified offering that results in cash proceeds to ReGen of at least $5,000,000 and assumes a minimum valuation of the Subsidiary of at least $25,000,000, and the Series A Stock is redeemable at the option of the holder subject to certain conditions at any date from and after the date of the seventh anniversary of the issuance and delivery of the Series A Stock at the liquidation value.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table itemizes the expenses incurred, or to be incurred, by the Company in connection with the registration and issuance of the securities being registered hereunder. All amounts shown below are estimates except for the SEC registration fee.

Registration Fee — SEC	$3,324
Blue Sky Fees	$35,000
Accounting Fees and Expenses	$40,000
Legal Fees and Expenses	$125,000
Miscellaneous (including listing fees)	$10,000

Total	$213,324

Item 14. Indemnification of Directors and Officers

     Our charter includes provisions that eliminate the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation law; or

•	for any transaction from which the director derives an improper personal benefit.

     Our charter requires, as a condition to advancing expenses, the delivery to the corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.

     Our charter further provides for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company under the foregoing provisions, or otherwise. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act may be against public policy as expressed in the Securities Act and in such an event would be unenforceable.

     Our officers and directors are also indemnified pursuant to the Registration Rights Agreements entered into as of September 23, 2003 and September 30, 2003 by and among the Company, each of the holders of the Series A Stock and each of the holders of the Series C Stock. These agreements provide for indemnification of officers and directors for losses, claims, damages, or liabilities incurred by these people arising out of his or her services as an officer or director or at our request.

Item 15. Recent Sales of Unregistered Securities

     On September 23 and September 30, 2003, the Registrant completed the private placement of 17,112,702 and 5,133,451, respectively, shares of Series C redeemable convertible preferred stock (“Series C Stock”), resulting in proceeds, net of issuance costs, including cash and non-cash consideration, of approximately $9,394,000. The shares were issued in a private offering to each of the holders of the Series C Stock who entered into the Registration Rights Agreements dated as of September 23, 2003 and September 30, 2003 with the Company. In addition, ReGen issued to the purchasers warrants to purchase an aggregate of 2,080,000 shares of its Common Stock at a price of $0.4481 per share. The warrants are exercisable only upon the occurrence of a subsequent equity financing within a certain period at a price less than $0.4481 per share. The number of warrants that become exercisable, if any, varies according to the purchase price per share of the subsequent equity financing. All of these shares were issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares were only offered to accredited investors. On June 21, 2002, pursuant to the merger through which ReGen acquired RBio, ReGen issued approximately 35.4 million shares of its capital stock to former RBio stockholders in exchange for all of the issued and outstanding stock of RBio. The merger included all of RBio’s business and operating activities and employees. In addition, ReGen assumed RBio’s outstanding stock options and warrants to purchase up to an aggregate of approximately 12.2 million shares of ReGen capital stock on a post merger basis. These shares were also issued in reliance upon an exemption from the registration requirements of the federal securities laws pursuant to Section 4(2) of the Securities Act of 1933 because the shares were only offered to accredited investors.

Item 16. Exhibits

Number	Description

3.1	Amended and Restated By-Laws (1)
3.2	Amended and Restated Certificate of Incorporation (2)
3.3	Certificate of Amendment to the Certificate of Incorporation (3)
4.1	Specimen Common Stock Certificate (4)
4.2	Registration Rights Agreement between the Company and the Investors listed therein (5)
4.3	Rights Agreement between the Company and First Chicago Trust Company of New York, dated as of May 6, 1997 (6)
4.4	Amendment No. 1 to Rights Agreement between the Company and EquiServe Trust Company, N.A. dated as of June 7, 2002 (7)
4.5	ReGen Biologics, Inc. Non-Employee Director Supplemental Stock Option Plan Amended and Restated Effective January 31, 2003 (4)
4.6	Form of Nonqualified Director Stock Option Agreement (8)
4.7	ReGen Biologics, Inc. Employee Stock Option Plan, Amended and Restated Effective January 31, 2003 (9)
4.8	ReGen Biologics, Inc. Non-Employee Director Stock Option Plan, Amended and Restated Effective January 31, 2003 (9)
5.1	Opinion of Shaw Pittman LLP regarding the validity of the Securities being registered (4)
10.1	Employment agreement by and between Gerald E. Bisbee, Jr., Ph. D. and ReGen Biologics, Inc. dated September 22, 1998 and amended September 12, 2000 (10)
23.1	Consent of Shaw Pittman LLP (included as part of Exhibit 5.1)(4)
23.2	Consent of Ernst & Young LLP (11)
24.1	Power of Attorney (included on signature page)

(1)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 2000 (File No. 000-20805).

(2)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 1997 (File No. 000-20805).

(3)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2001 (File No. 000-20805).

(4)	Previously filed.

(5)	Incorporated herein by reference to the Company’s Report on Form 8-K, dated September 25, 2003 (File No. 000-20805).

(6)	Incorporated herein by reference to the Company’s Report on Form 8-K dated June 4, 1997 (File No. 000-20805).

(7)	Incorporated herein by reference to the Company’s Report on Form 10-Q for the quarter ended June 30, 2002 (File No. 000-20805).

(8)	Incorporated herein by reference to the Company’s Report on Form 10-K for the year ended December 31, 1997 (File No. 000-20805).

(9)	Incorporated herein by reference to the Company’s Proxy Statement on Schedule 14A filed on April 14, 2003 (File No. 000-20805).

(10)	Incorporated herein by reference to the Company’s Report on Form 8-K/A, filed on September 4, 2002 (File No. 000-20805).

(11)	Included with this filing.

Item 17. Undertakings.

     (a)  The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the respective registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Arnold, state of Maryland, on January 15, 2004.

ReGen Biologics, Inc.

By:	/s/ Gerald E. Bisbee, Jr., Ph.D.

Gerald E. Bisbee, Jr., Ph.D.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gerald E. Bisbee, Jr., Ph.D. Gerald E. Bisbee, Jr., Ph.D.	Chairman, President and Chief Executive Officer	January 15, 2004

/s/ Brion Umidi Brion Umidi	Senior Vice President, Chief Financial Officer and Chief Accounting Officer	January 15, 2004

/s/ Alan W. Baldwin* Alan W. Baldwin	Director	January 15, 2004

/s/ Richard Fritschi* Richard Fritschi	Director	January 15, 2004

/s/ Robert G. McNeil, Ph.D.* Robert G. McNeil, Ph.D.	Director	January 15, 2004

/s/ J. Richard Steadman, M.D.* J. Richard Steadman, M.D.	Director	January 15, 2004

/s/ Abhi Acharya* Abhi Acharya	Director	January 15, 2004

*     The undersigned, by signing his name, hereby executes this Amendment No. 2 to the Registration Statement on behalf of the above individual officers and directors of ReGen Biologics, Inc. pursuant to Powers of Attorney executed by each such officer and director appointed by the undersigned as attorneys in fact and filed with the Securities and Exchange Commission.

By:	/s/ Gerald E. Bisbee, Jr., Ph.D.

Gerald E. Bisbee, Jr., Ph.D.
Attorney-in-Fact

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